  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 13, 1996

                                                Registration No. 333-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
           SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549
                                ---------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                         SPEEDFAM INTERNATIONAL, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
        ILLINOIS                     3559                       36-2421613
    (STATE OR OTHER                                          (I.R.S. EMPLOYER
    JURISDICTION OF                                        IDENTIFICATION NO.)
    INCORPORATION OR
     ORGANIZATION)
            (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)

                                ---------------
           7406 WEST DETROIT CHANDLER, ARIZONA 85226 (602) 961-2175
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------
  JAMES N. FARLEY CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER 7406 WEST
                DETROIT CHANDLER, ARIZONA 85226 (602) 961-2175
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------

                       COPIES OF ALL COMMUNICATIONS TO:
                                        JOHN A. DENNISTON MARTIN C. NICHOLS
   JONATHAN A. KOFF STATHY DARCY      BROBECK, PHLEGER & HARRISON 550 WEST C
 CHAPMAN AND CUTLER 111 WEST MONROE  STREET, SUITE 1300 SAN DIEGO, CALIFORNIA
   STREET CHICAGO, ILLINOIS 60603              92101 (619) 234-1966
        (312) 845-3000

                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                     CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                          PROPOSED
                                             PROPOSED      MAXIMUM
 TITLE OF EACH CLASS OF       AMOUNT         MAXIMUM      AGGREGATE   AMOUNT OF
    SECURITIES TO BE          TO BE       OFFERING PRICE  OFFERING   REGISTRATION
       REGISTERED         REGISTERED(1)    PER SHARE(2)   PRICE(2)       FEE
- ---------------------------------------------------------------------------------
Common Stock, no par
 value.................  3,059,000 shares    $17.6875    $54,106,063   $18,658

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

(1) Includes 399,000 shares issuable upon exercise of the Underwriters' over-allotment option.

(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 based upon the average high and low prices reported on the Nasdaq National Market on June 10, 1996.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING
PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                          SPEEDFAM INTERNATIONAL, INC.
                             CROSS-REFERENCE SHEET
           PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING LOCATION
           IN PROSPECTUS OF INFORMATION REQUIRED BY ITEMS OF FORM S-1

                   FORM S-1                                      LOCATION
            ITEM NUMBER AND HEADING                            IN PROSPECTUS
            -----------------------                            -------------
 1.  Forepart of the Registration Statement
     and  Outside Front Cover Page of           Forepart of the Registration Statement;
     Prospectus...............................  Outside Front Cover Page
 2.  Inside Front and Outside Back Cover Pages
      of Prospectus...........................  Inside Front and Outside Back Cover Page;
                                                Additional Information
 3.  Summary Information, Risk Factors and
      Ratio of Earnings to Fixed Charges......  Prospectus Summary; Risk Factors
 4.  Use of Proceeds..........................  Use of Proceeds
 5.  Determination of Offering Price..........  Outside Front Cover Page; Underwriting
 6.  Dilution.................................  Not Applicable
 7.  Selling Security Holders.................  Principal and Selling Shareholders
 8.  Plan of Distribution.....................  Inside Front and Outside Front Cover Page;
                                                Underwriting
 9.  Description of Securities to be            Outside Front Cover Page; Description of
     Registered...............................  Capital
                                                Stock
 10. Interests of Named Experts and Counsel...  Legal Matters
 11. Information With Respect to the
     Registrant:
     (a) Description of Business.............   Prospectus Summary; Business; Joint Venture
                                                Arrangements
     (b) Description of Property.............   Business--Property
     (c) Legal Proceedings...................   Management's Discussion and Analysis of
                                                Financial Condition and Results of
                                                Operations; Business--Legal Proceedings
     (d) Market Price of and Dividends on the
         Registrant's Common Equity and
         Related Stockholder Matters.........   Front Cover Page; Price Range of Common
                                                Stock and Dividend Policy; Selected
                                                Consolidated Financial Data; Description of
                                                Capital Stock; Shares Eligible for Future
                                                Sale; Available Information
     (e) Financial Statements................   Consolidated Financial Statements
     (f) Selected Financial Data.............   Selected Consolidated Financial Data
     (g) Supplementary Financial Information.   Quarterly Results of Operations;
                                                Consolidated Financial Statements
     (h) Management's Discussion and Analysis
         of Financial Condition and Results
         of Operations.......................   Management's Discussion and Analysis of
                                                Financial Condition and Results of
                                                Operations
     (i) Changes in and Disagreements with
         Accountants on Accounting and
         Financial Disclosure................   Not Applicable
     (j) Directors and Executive Officers....   Management
     (k) Executive Compensation..............   Management
     (l) Security Ownership of Certain
         Beneficial Owners and Management....   Principal and Selling Shareholders
     (m) Certain Relationships and Related
         Transactions........................   Certain Transactions
 12. Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities..............................  Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   Subject to Completion, dated June 13, 1996

PROSPECTUS
                                2,660,000 SHARES



      LOGO        SPEEDFAM INTERNATIONAL, INC.

                                  COMMON STOCK

                                 -------------

  Of the 2,660,000 shares of Common Stock (the "Common Stock") offered hereby, 2,000,000 shares are being sold by SpeedFam International, Inc. ("SpeedFam" or the "Company") and 660,000 shares are being sold by certain shareholders of the Company (the "Selling Shareholders"). The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders. See "Principal and Selling Shareholders."

  The Company's Common Stock is traded on the Nasdaq National Market under the symbol "SFAM." The last sale price for the Common Stock on June 12, 1996, as reported on the Nasdaq National Market, was $17.50 per share. See "Price Range of Common Stock and Dividend Policy."

                                 -------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                                 -------------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS   THE
   SECURITIES AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION
    PASSED  UPON  THE   ACCURACY  OR  ADEQUACY   OF  THIS  PROSPECTUS.   ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                          Underwriting              Proceeds to
                              Price to   Discounts and  Proceeds to   Selling
                               Public    Commissions(1) Company(2)  Shareholders
- --------------------------------------------------------------------------------
Per Share..................     $             $            $            $
- --------------------------------------------------------------------------------
Total(3)...................  $            $             $           $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting estimated expenses of the offering of $270,000 payable by the Company.
(3) The Company has granted the Underwriters a 30-day option to purchase up to an additional 399,000 shares of Common Stock solely to cover over-
    allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will
    be $          , $          and $          , respectively. See
    "Underwriting."

                                 -------------

  The shares of Common Stock offered by this Prospectus are offered by the Underwriters subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of the shares will be made at the offices of Lehman Brothers Inc., New York, New York on or
about      , 1996.

                                 -------------

LEHMAN BROTHERS
                 ALEX. BROWN & SONS
                       INCORPORATED
                                                         NEEDHAM & COMPANY, INC.

          , 1996

                               (ARTWORK TO COME)



SpeedFam's high throughput semiconductor CMP system, the CMP-V, processes five wafers simultaneously. The CMP-V incorporates up to two polishing tables, post-CMP rinsing, PVA brush cleaning, full cassette-to-cassette automation, internal airflow management for Class 1 cleanroom compatibility, and is available for both oxide and metal CMP applications.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMPANY'S COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

SpeedFam is a leading supplier of high throughput surface processing systems used in the fabrication of thin film memory disk media, semiconductor wafers, general industrial components and advanced semiconductor devices.
The Company offers a broad range of processing solutions incorporating equipment, slurries and processes necessary to perform chemical mechanical polishing, grinding, lapping, and cleaning in a production setting.

The CMP-V
planarization system
enables one or two
step planarization of
oxide and metal layers
in advanced
semiconductor
fabrication.

The SP silicon
polishing systems
perform a range
of critical
polishing steps
on silicon and
other advanced
semiconductor
wafers.

The EP automated edge
polishing line enables
semiconductor manufacturers
to reduce contamination and
increase yields by
polishing the edge of the
semiconductor substrate.

A wide variety of polishing
slurries are provided to
create the surface finish
and flatness required in
the polishing process.

The DSM products are used
to polish thin film
memory disk media,
silicon wafers and other
substrates.

Aqueous cleaning systems
are used for precision
cleaning of thin film
memory disk media,
semiconductor wafers, LCD
glass and other
components in a cleanroom
environment.

The through-feed
grinder and other
general industrial
systems process a
variety of
industrial
components which
require precision
surface tolerances.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and the Company's consolidated financial statements appearing elsewhere in this Prospectus. Unless the context otherwise requires, the "Company" and "SpeedFam" refer only to SpeedFam International, Inc. and its wholly owned subsidiaries.

                                  THE COMPANY

  SpeedFam designs, develops, manufactures, markets and services high throughput precision surface processing systems used in the fabrication of thin film memory disk media, semiconductor wafers, general industrial components and, more recently, semiconductor devices through chemical mechanical polishing, or "CMP." In addition, the Company markets and distributes polishing liquids (or slurry) and parts and expendables used in its customers' manufacturing processes. The Company's array of processing systems includes polishing, grinding, lapping and pre-deposition cleaning equipment. The process steps performed by the Company's equipment are an integral part of and occur repeatedly throughout the fabrication cycles of thin film memory disk media, semiconductor wafers and advanced semiconductors. Major customers of the Company include AMD, Akashic, Digital Equipment, Hewlett-Packard, HMT, IBM, Komag, MEMC, Mosel Vitelic, Motorola, Rockwell International, Seagate, Siemens, Siltec, StorMedia and Wacker Siltronic.

  Semiconductor and thin film memory disk manufacturers are rapidly adopting new technologies in response to increasing demand by end users for improved system performance and processing capacity and new features in computing and other electronics applications. Semiconductor device manufacturers are producing devices with smaller geometries and multi-level metal processes. Similarly, thin film memory disk media manufacturers are continually increasing the density of disk media by increasing coercivity (magnetic density) and reducing head flying heights in order to satisfy end user demand for greater storage capacity. In order to meet these evolving specifications, both semiconductor and thin film memory disk manufacturers must tighten tolerances and improve certain surface characteristics of their products. These tightened tolerances necessitate improvements in the semiconductor and thin film memory disk media manufacturing processes in order to increase planarity (flatness) and provide a number of new surface characteristics.

  The Company has recently developed a system for use in the CMP planarization of semiconductor devices. The Company's multiple head, two polishing table CMP system is designed to provide high throughput, low cost of ownership and attractive levels of process flexibility. The objective of CMP is to reestablish a flat or planar surface that has been degraded by prior deposition steps to a point where it is not possible or feasible to deposit additional levels without first restoring the surface to a planar condition. Reestablishing a planar surface allows semiconductor device manufacturers to produce denser, more complex devices by allowing the addition of a greater number of metal levels and can lead to significant yield and reliability improvements for the device manufacturer. Because of the depth of focus limitations of existing photolithography equipment, global planarization becomes particularly important for devices with design geometries of 0.35 micron or less and three or more metal levels. According to Dataquest Incorporated, the CMP polishing equipment market was estimated at $197 million in 1995 and it currently projects the market to be approximately $680 million in the year 2000.

  The Company's strategy is to establish and maintain market leadership in high throughput surface processing of thin film memory disk media, advanced semiconductors and other high value-added products. The Company employs dedicated business units focusing on the thin film memory disk media, semiconductor wafer and semiconductor device markets. The Company provides an entire processing solution including process expertise, training, cooperative development, slurry and expendables, along with equipment. During the Company's fiscal year ended May 31, 1995 and the nine months ended February 29, 1996, 54.5% and 75.0%, respectively, of the Company's total revenue was derived from the sale of capital equipment, parts and expendables (including commissions) and 45.5% and 25.0%, respectively, was derived from the sale of slurry and slurry components.

  The Company owns a 50% interest in SpeedFam Co., Ltd., a joint venture that conducts operations in the Far East (together with its subsidiaries and joint ventures, the "Far East Joint Venture"). Generally, the Far East Joint Venture designs, produces and markets in the Far East equipment similar to that produced by the Company in the U.S. The Far East Joint Venture, which the Company accounts for on the equity method, has had a substantial influence on the results of operations of the Company in the past.

                                  THE OFFERING

 Common Stock to be Offered:
    By the Company...........................  2,000,000 shares
    By the Selling Shareholders..............    660,000 shares
                              -----------
                                               2,660,000 shares
 Common Stock Outstanding after the Offering. 12,567,008 shares(1)
 Use of Proceeds............................. To fund the construction of a new manufacturing and office
                                              facility; to repay certain
                                              indebtedness; for working capital
                                              and general corporate purposes.
                                              See "Use of Proceeds."
 Nasdaq National Market Symbol............... SFAM

   SUMMARY CONSOLIDATED FINANCIAL INFORMATION (in thousands, except per share data)

                                                    YEAR ENDED MAY 31,                NINE MONTHS ENDED
                                                  ------------------------------  -------------------------
                                                                                  FEBRUARY 28, FEBRUARY 29,
                                                   1993       1994        1995        1995         1996
                                                  -------    -------     -------  ------------ ------------
CONSOLIDATED STATEMENTS OF EARNINGS DATA:
 Total revenue..................................  $43,314    $51,381     $59,778    $40,039      $76,394
 Gross margin...................................   10,842     12,436      14,284      8,742       24,913
 Operating profit...............................      519      1,181       1,596       (653)       5,303
 Interest expense...............................     (824)      (697)       (959)      (769)        (615)
 Other income, net..............................      433(3)     974           6         73          440
 Income tax expense (benefit)...................      573       (160)(4)     186       (484)       2,002
 Earnings (loss) from consolidated companies....     (445)     1,618         457       (865)       3,126
 Equity in net earnings (loss) of affiliates(2).      (45)       655       1,187        981        3,563
 Net earnings (loss)............................  $  (490)   $ 2,351 (5) $ 1,644    $   116      $ 6,689
 Net earnings (loss) per share..................  $ (0.06)   $  0.31     $  0.20    $  0.01      $  0.68
 Weighted average common and common equivalent
  shares outstanding............................    7,615      7,619       8,146      8,148        9,790

                                                            FEBRUARY 29, 1996
                                                          ----------------------
                                                          ACTUAL  AS ADJUSTED(6)
                                                          ------- --------------
CONSOLIDATED BALANCE SHEET DATA:
 Working capital......................................... $29,761    $ 60,563
 Total assets............................................  97,556     127,898
 Long-term debt, less current maturities.................   2,783         692
 Shareholders' equity....................................  54,339      87,232

- --------
(1) Based on shares of Common Stock outstanding at May 31, 1996. Includes 52,140 shares issuable upon the exercise of certain stock options which are being exercised concurrently with this offering. Excludes an aggregate of 2,820,192 shares of Common Stock reserved for issuance under the Company's employee benefit plans, of which options to acquire 1,215,928 shares of Common Stock were outstanding at May 31, 1996.
(2) Includes ($285,000), $450,000, $1,100,000, $880,000 and $3,397,000 million for the 1993 through 1995 fiscal years and the nine months ended February 28, 1995 and February 29, 1996, respectively, attributable to the Company's share of net earnings (loss) from the Far East Joint Venture, accounted for on the equity method. See "Joint Venture Arrangements," the consolidated financial statements of the Far East Joint Venture and the unaudited interim consolidated financial statements of the Company included elsewhere herein. The remainder represents the Company's share of net earnings (loss) from a separate joint venture.
(3) Reflects charges of $300,000 related to the bankruptcy of a subsidiary operating in Switzerland.
(4) Reflects income tax benefit of $740,000 related to the bankruptcy of a subsidiary operating in Switzerland.
(5) Includes benefit of cumulative effect of accounting change of $78,000.
(6) Adjusted to give effect to the sale of the 2,000,000 shares of Common Stock offered by the Company hereby (assuming a public offering price of $17.50 per share) and the application of the net proceeds therefrom, after deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company. See "Use of Proceeds" and "Capitalization."
                                ----------------
Unless otherwise indicated, the information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option and (ii) has been adjusted to reflect a twenty-for-one split of the Common Stock effective as of July 31, 1995.

  Certain statements in this Registration Statement, including without limitation certain of those contained in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Industry Background, --The SpeedFam CMP Solution, and --SpeedFam Strategy," constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

                                 RISK FACTORS

  The Common Stock offered hereby involves a high degree of risk. In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing shares of Common Stock offered hereby.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

  The Company's quarterly operating results have historically and may in the future vary significantly due to a number of factors. Historically, a disproportionate share of the Company's revenue and operating profit has been attributable to the last two quarters of the Company's fiscal year, primarily the fourth quarter. In particular, the Company typically experiences a decline in revenues and operating profit from the fourth fiscal quarter to the first fiscal quarter of the succeeding year. The Company believes that this decline is primarily due to the seasonal buying patterns of its customers.

  Factors that may influence the Company's operating results in a given quarter include: (i) customer demand, such as economic conditions in the memory disk and semiconductor industries, market acceptance of products of both the Company and its customers, changes in product mix, and the timing, cancellation or delay of customer orders and shipments; (ii) competition, such as competitive pressures on prices of the Company's products and the introduction or announcement of new products by competitors; (iii) manufacturing and operations, such as fluctuations in availability and cost of raw materials and production capacity; (iv) fluctuations in foreign currency exchange rates; (v) new product development, such as increased research, development and engineering, as well as marketing, expenses associated with new product introductions, including the effect of transitioning to new or enhanced products, and the Company's ability to introduce new products and technologies on a timely basis; (vi) sales and marketing, such as concentrations of customers, and discounts that may be granted to certain customers; and (vii) the quarterly operating results of the Company's joint ventures, which the Company accounts for on the equity method; as well as other factors, such as levels of expenses relative to revenue levels, personnel changes and generally prevailing economic conditions.

  During a given quarter, a significant portion of the Company's revenue may be derived from the sale of a relatively small number of machines and systems. Accordingly, a small change in the number of machines and systems actually shipped may cause significant changes in operating results. Moreover, customers may cancel or reschedule shipments, and production difficulties could delay shipments. In addition, because of the significantly different gross margins attributable to the Company's two segments, changes in product mix may cause fluctuations in operating results. Further, the lengthy sales cycle for certain of the Company's capital equipment may result in the Company incurring significant expenses prior to the receipt of customer orders. In addition, the introduction of new products has in the past contributed, and may continue to contribute, to fluctuations in quarterly operating results. These same factors also could materially and adversely affect annual results of operations. In addition, the need for continued investment in research and development, marketing and customer support limits the Company's ability to reduce expenses in response to downturns in the industries it serves. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations."

MARKET ACCEPTANCE OF THE COMPANY'S CMP SYSTEM

  Through February 29, 1996, the Company had shipped 17 CMP systems. The Company believes that its future growth, if any, depends in large part upon its ability to gain customer acceptance of its CMP system and its technology. Market acceptance of the Company's CMP system depends upon numerous factors, including cost of ownership, throughput, process flexibility, performance and reliability and availability of customer support. The Company intends to periodically develop and introduce enhanced versions of its CMP system. The Company currently expects to introduce an enhanced version of the CMP-V, its current CMP system, in the second half of fiscal 1997. Failure to continually enhance the Company's CMP system may impact its future market acceptance. There can be no assurance that the Company will be successful in obtaining broad market acceptance of its CMP system or any future enhanced version of the system. The failure of the Company to accomplish these objectives would have a material adverse effect on the Company. See "--Competition," "--Adoption of CMP Process" and "--Dependence on New Product Development; Rapid Technological Change."

CYCLICAL NATURE OF THE COMPANY'S BUSINESS

  The Company's business depends substantially on the capital expenditures of thin film memory disk media and semiconductor manufacturers, which, in turn, depend upon the current and anticipated market demand for memory disks and semiconductor devices. Sales of capital equipment to these manufacturers are expected to continue to represent a significant portion of the Company's total revenue. These industries are highly cyclical and have historically experienced periodic downturns characterized by oversupply and weak demand, which often have a material adverse effect on the acquisition of capital equipment and other products used in the manufacturing process, including products offered by the Company. These downturns generally have materially adversely affected the business and operating results of capital equipment suppliers, including the Company. The semiconductor industry is currently experiencing a downturn which has led many semiconductor manufacturers to delay or cancel capital expenditures. This downturn has been reflected in semiconductor industry book to bill ratios of well below 1.0 in recent periods. The thin film memory disk market has recently experienced strong growth; however, there are no assurances that this current growth will continue or that any growth will have a positive impact on the Company's future business or results of operations. The Company's business and results of operations will be materially adversely affected by continued downturns in the semiconductor market or future downturns in the thin film memory disk market.

  Sales of the Company's capital equipment depend, in large part, upon the decision of a prospective customer to increase manufacturing capacity or respond to advances in technology by upgrading or expanding existing manufacturing facilities or constructing new manufacturing facilities, all of which typically involve a significant capital commitment. Certain of the Company's capital equipment have lengthy sales cycles while the customer evaluates and receives approvals for the purchase of the Company's systems and completes the upgrading or expansion of existing facilities or the construction of new facilities. The Company may expend substantial funds and management effort during the sales cycle. The cyclicality and rapid technological change present in certain of the industries served by the Company may also cause prospective customers to postpone decisions regarding major capital expenditures, including purchases of the Company's equipment. Recently, certain of the Company's customers have delayed shipments due to a variety of factors, including the cyclicality of the industries in which the customers compete. In addition, the need for continued investment in research and development, marketing and customer support limits the Company's ability to reduce expenses in response to downturns in the industries it serves.

COMPETITION

  The Company's markets are highly competitive. In each of the markets the Company serves, the Company faces intense competition from established competitors, some of which have substantially greater financial, engineering, manufacturing and marketing resources, and, in some markets, greater name recognition than the Company, as well as long-standing customer relationships. In the thin film memory disk and semiconductor wafer equipment markets, the Company competes with a relatively small number of entities. In the CMP market, the Company faces significant competition from current competitors and expects other competitors to enter this market in the future. IPEC currently has the largest installed base of CMP equipment. The Company believes that other companies are developing CMP machines and are planning to introduce new products to the CMP market, including Applied Materials, a large semiconductor capital equipment supplier with significant resources that could present substantial competition for the Company. Certain competitors, including IPEC and Applied Materials, have announced and may in the near future begin volume shipments of multi-head CMP systems. In addition, certain of the Company's competitors have longer-standing relationships than the Company with particular customers, including device manufacturers. These longer-standing relationships may make it more difficult for the Company to sell its CMP system to such device manufacturers.

  In order to remain competitive, the Company will be required to make a high level of investment in research, development and engineering, marketing and customer service and support. There can be no assurance that the Company will have sufficient resources to make such investments or, even if they are made, that the Company's products will be competitive given technological advances by competitors or changes in processing technology in the industries the Company serves. In the past, competitors of the Company have developed and marketed products having similar design and functionality to the Company's products. The Company's competitors can be expected to improve the performance of their products and to introduce new products with competitive price/performance characteristics. The Company's competitors may also increase their efforts to gain and retain market share through competitive pricing. These competitive pressures may necessitate price reductions by the Company or render the Company less competitive.

  In the memory disk slurry market, the Company competes primarily with Praxair, a large chemical company. The Company has experienced intense competition in the sale of slurry from Praxair, which manufactures and sells its own products. In response, the Company has in the past reduced its prices. At the same time, the supplier of substantially all of the Company's slurry, Fujimi Incorporated, a Japanese company, has raised the prices paid by the Company for slurry. As a result, in recent years the Company has experienced a decline in gross margins in the sale of slurry. Slurry has historically comprised a significant portion of the Company's total revenue and operating profit, and in fiscal 1995 and the nine months ended February 29, 1996, accounted for 43.1% and 23.0%, respectively, of total revenue and 38.6% and 13.5%, respectively, of operating profit before general corporate expenses. The Company expects that competition in the slurry market will remain intense in the future and that slurry selling prices may decline in the future. In addition, fluctuations in exchange rates have in the past resulted, and may in the future result, in increases in the costs of slurry for the Company. Decreased slurry selling prices or increased slurry costs could have a material adverse effect on the Company's results of operations. See "--Sole or Limited Sources of Supply," "Business--Manufacturing and Suppliers,"

"--Competition" and "--International Business."

ADOPTION OF CMP PROCESS

  The CMP process is an emerging technology and there can be no assurance that the process will be utilized on a widespread basis in the manufacture of semiconductor devices. To date, CMP has been used primarily in the manufacture of advanced semiconductor logic devices. A small number of CMP process systems are currently being used in the manufacture of advanced semiconductor memory devices. There can be no assurance that the process will be widely adopted by semiconductor memory device manufacturers. Currently, the number of suppliers for polishing slurry and pads used in the CMP process is limited and an insufficient supply of those products could impact or impede the adoption of the CMP process. Further, alternative technologies may be developed that achieve the results required by semiconductor device manufacturers. There are a number of patents relating to the CMP process held by third parties. Accordingly, CMP equipment manufacturers, including the Company, and semiconductor manufacturers that use the CMP process, may be required to attempt to obtain licenses from the holders of one or more of such patents, which may impede the adoption or use of CMP technology by semiconductor manufacturers. If the CMP process is not adopted on a widespread basis, or if alternatives to the CMP process emerge, or current non-CMP planarization technologies are improved to serve the industry's requirements, the Company's prospects and results of operations would be materially adversely affected. See "--Market Acceptance of the Company's CMP System," "--Dependence on New Product Development; Rapid Technological Change," "--Intellectual Property Rights," "Business--Industry Background" and "--Products."

DEPENDENCE ON NEW PRODUCT DEVELOPMENT; RAPID TECHNOLOGICAL CHANGE

  The Company believes that its future success will depend, in part, on its ability to enhance existing products and processes and develop and manufacture new products and processes. The markets in which the Company and its customers compete are characterized by evolving industry standards and frequent improvements in products and services. To compete effectively in such markets, the Company must continually improve its products and its process technologies and develop new technologies and products that compete effectively on the basis of price and performance. The Company expects to continue to make significant investments in research, development and engineering. There can be no assurance that the Company will be able to improve its existing products and its process technologies or develop new products and technologies. The Company intends to develop and introduce enhanced versions of its CMP system. The Company currently expects to introduce an enhanced version of its CMP system in the second half of fiscal 1997. The Company is also currently developing a post-CMP application cleaning system, which is presently expected to be introduced during fiscal 1997. There can be no assurance that the Company's development of new or enhanced products, such as the enhanced version of the CMP system or the post-CMP cleaning system, will be cost-effective or introduced in a timely manner or accepted in the marketplace. Failure by the Company to develop or introduce new products and product enhancements in a timely manner would have a material adverse effect on the Company's business, financial condition and results of operations.

  Due to the complexity of the Company's products, significant delays can occur between a system's introduction and the commencement of commercial shipments. The Company has from time to time experienced delays in the introduction of, and certain technical and manufacturing difficulties with, certain of its systems and enhancements, and may experience such delays and technical and manufacturing difficulties in future introductions or volume production of new systems or enhancements. In addition, the Company may incur substantial unanticipated costs to ensure the functionality and reliability of its future product introductions early in the product's life cycle. If new products experience reliability or quality problems, the Company could encounter a number of problems, including reduced orders, higher manufacturing costs, delays in collection of accounts receivable and additional service and warranty expenses, all of which events could materially adversely affect the Company's business and results of operations. In addition, in the event the Company does not manage product transitions successfully, announcements or introductions, or the perception that such events are likely to occur, by either the Company or its competitors could adversely affect sales of existing Company products. See "--Market Acceptance of the Company's CMP System" and "Business--Research, Development and Engineering."

RELIANCE ON THE PERFORMANCE OF AND RELATIONSHIP WITH FAR EAST JOINT VENTURE

  The Company owns a 50% interest in SpeedFam Co., Ltd., a joint venture that conducts operations in the Far East (together with its subsidiaries and joint ventures, the "Far East Joint Venture"). During fiscal 1993, 1994, 1995 and the nine months ended February 29, 1996, the Company's share of the net earnings (loss) of the Far East Joint Venture was ($285,000), $450,000, $1.1 million and $3.4 million, respectively, representing (58.2%), 19.1%, 66.9% and 50.8%, respectively, of the Company's net earnings (loss). The Company accounts for the Far East Joint Venture on the equity method. During fiscal 1993, 1994, 1995 and the nine months ended February 29, 1996, 1.6%, 4.0%, 4.5%
and 5.3%, respectively, of the Company's total revenue was attributable to commissions earned by the Company on the distribution in the U.S. and Europe of products of the Far East Joint Venture. The Far East Joint Venture has not paid significant dividends to the Company in the past and is expected to retain substantially all of its earnings in the foreseeable future. At February 29, 1996, the Company's equity interest in the Far East Joint Venture was $16.7 million, representing 17.1% of the Company's total assets and 30.7% of shareholders' equity. The results of operations of the Company in the past have been substantially influenced by the results of operations of the Far East Joint Venture and can be expected to continue to be so influenced in the future. The term of the joint venture is indefinite. In the event that either the Company or its joint venture partner desires to sell its interest in the Far East Joint Venture, it must first offer its interest to the other party. The Company believes that for a number of reasons, including the fact that the Company does not own a controlling interest in the Far East Joint Venture, the Company's ability to effect a sale of its interest is limited and the proceeds the Company would receive from a sale of its interest in the Far East Joint Venture may be reduced.

  Certain of the equipment produced and sold by the Far East Joint Venture is similar to that produced in the U.S. by the Company. In addition, the Far East Joint Venture produces and sells cleaning machines for the thin film memory disk market and polishing machines for the semiconductor wafer market, including machines that are distributed by the Company in the U.S. and Europe. Each of the Company and the Far East Joint Venture generally sell to customers in the same end markets. Because of the similarity between the business of the Company and that of the Far East Joint Venture, substantially all of the risks described herein with respect to the Company's business are also generally applicable to the business of the Far East Joint Venture. This includes the economic and political risks associated with conducting international business, as most sales by the Far East Joint

Venture occur outside the U.S. In addition, a material portion of the products sold by the Far East Joint Venture are shipped across international borders. Also, the business of the Far East Joint Venture is substantially influenced by general economic conditions in the regions in which it operates, particularly Japan. A substantial majority of the net sales of the Far East Joint Venture are generated in Japan. Periods of weak or declining economic conditions in Japan, such as those recently experienced, would have a material adverse effect on the business and operating results of the Far East Joint Venture and, in turn, the Company.

  The Company does not have the legal right or practical ability to control the Far East Joint Venture. The historic business relationship between the Company and its joint venture partner has been based to a significant degree on personal relationships of the individuals involved. If those individuals or relationships were to change, it could result in a material adverse effect on the relationship between the Company and the Far East Joint Venture and, in turn, on the results of operations of the Company. In many instances, management decisions regarding the relationship between the Company and the Far East Joint Venture have not been made on the basis of arms-length negotiations. Instead, the business of the Far East Joint Venture and the business relationship between the Company and the Far East Joint Venture have been influenced by personal relationships between members of management of the two joint venture partners, the previous dealings of the entities and an underlying business intention to improve the mutual interests of the Company and the Far East Joint Venture, even if one party in a particular circumstance could negotiate a transaction with more favorable terms with a third party. For example, even though the agreements between the parties originally called for the payment of royalties for licensed technology, the parties amended the agreements to remove the royalty requirements, and it is not currently anticipated that either the Company or the Far East Joint Venture will pay royalties to the other in connection with the transfer of technology in the foreseeable future, including with respect to the Company's CMP technology. Makoto Kouzuma, President and Chief Operating Officer of the Company, is the Executive Vice President and General Manager of SpeedFam Co., Ltd. and is responsible for its day-to-day operations and therefore spends a significant portion of his time engaged in its business. These responsibilities have placed a heavy demand on Mr. Kouzuma's time, and have precluded him from spending all of his time with either the Company or the Far East Joint Venture. Both James N. Farley, the Chairman and Chief Executive Officer of the Company, and Mr. Kouzuma serve as directors of the Far East Joint Venture, receive compensation therefor, and have management responsibilities in connection with affiliates of the Far East Joint Venture. As a result of this relationship between the Company and the Far East Joint Venture, management decisions in particular instances may tend to favor the Far East Joint Venture relative to decisions that would be made if the Far East Joint Venture were an unaffiliated third party.

  The Company's partner in the Far East Joint Venture is a privately-held Japanese corporation that supplies products to the automotive industry. Given the differences in the companies' ownership structure and products, there can be no assurance that the Company and its Far East Joint Venture partner will have similar interests with respect to the financial performance of the Far East Joint Venture.

  Pursuant to the agreement establishing the Far East Joint Venture, each of the Company and its joint venture partner has agreed not to manufacture or sell in Japan products similar to those sold by the Far East Joint Venture. Further, the Company has granted to the Far East Joint Venture the exclusive right to manufacture and sell products similar to those manufactured and distributed by the Company in Japan, Korea, Taiwan, Hong Kong, China, India, the Philippines, Thailand, Vietnam, Malaysia, Singapore and Indonesia and such other countries as the parties may agree to from time to time. As a result, the Company does not have the legal right to itself market products, including its CMP system, in those countries that are served by the Far East Joint Venture. The Company is therefore dependent upon the Far East Joint Venture to market its CMP system in the territories served exclusively by the Far East Joint Venture.

  The Company and the Far East Joint Venture share technology and expertise and each is dependent upon the other to protect any shared proprietary information. There can be no assurance that the sharing of technology and trademarks by the Company with the Far East Joint Venture will not result in the release of proprietary information, which could have a material adverse effect upon the Company.

  The Company believes that, to date, the relationship between the Company and its joint venture partner has been good. However, no assurance can be given that the relationship will continue to be satisfactory or that the joint venture will not terminate. In addition, changes in management of the Company or its joint venture partner could negatively impact the relationship between the joint venture partners. Any decline in the Far East Joint Venture's results of operations, termination of the joint venture or difficulties between the Company and its joint venture partner would have a material adverse effect on the Company's business, prospects and results of operations and financial condition. See "Business--Joint Ventures," "Joint Venture Arrangements--Far East Joint Venture" and the consolidated financial statements of SpeedFam Co., Ltd.

MANAGEMENT OF GROWTH

  The Company has recently experienced a period of rapid growth. The number of employees of the Company has increased 95.9% from 195 at May 31, 1995 to 382 at May 31, 1996. This growth has resulted in, and is expected to continue to create, new and increased responsibilities for management personnel, as well as added pressures on the Company's operating and financial systems. If the Company is required to manufacture its systems in larger volumes, it may become more difficult for the Company to maintain its standards of quality and reliability, and delivery times for its systems may grow longer. Further, if the Company were to be unable to expand its manufacturing capacity to meet demand, orders in backlog may be cancelled and orders lost to competitors. The Company currently plans to hire a significant number of additional employees during the first half of fiscal 1997. The Company's ability to manage future growth effectively and accomplish its overall goals will depend on its ability to hire additional management, technical and manufacturing personnel, to integrate its new employees into its overall operations and culture, and to continue to improve its operational, financial and management systems. If the Company is unable to manage growth effectively or hire or retain qualified personnel, the Company's business and results of operations would be materially adversely affected.

  To provide additional manufacturing capacity, the Company is constructing a new manufacturing and office facility, consisting of approximately 135,000 square feet, in Chandler, Arizona. The new building, located on 13.5 acres recently purchased by the Company, will also include laboratory facilities and will serve as the Company's corporate headquarters. Occupancy is currently scheduled for the fourth quarter of fiscal 1997. As the Company transfers manufacturing capacity to its new facility, there is a possibility that normal operations of the Company may be interrupted. Although the Company has planned to continue manufacturing at its existing facility until its new facility is fully operational, there can be no assurances that the transfer of manufacturing and other operations to the new facility will not result in operational difficulties, such as delayed shipments or increased operating expenses, that could have a material adverse effect on the Company's results of operation. The transfer to the new facility will also result in higher operating costs and other fixed expenses related to the facility. There can be no assurances that the Company's future sales will increase sufficiently to compensate for these higher operating expenses. In addition, the Company's leases on its existing facilities in Chandler expire in August 1999 and April 2000. Pursuant to such leases, the Company is subject to certain provisions regarding termination of the leases. The Company may incur ongoing lease-related expenses, including penalty payments, until such time as it is released from the provisions. See "--Dependence on Key Personnel," "Business-- Properties" and "--Employees."

SOLE OR LIMITED SOURCES OF SUPPLY

  The Company is dependent upon Fujimi Incorporated, a Japanese company, as the sole supplier of substantially all of the slurry and slurry components sold by the Company, consisting primarily of thin film memory disk polishing slurry. Approximately 42.4%, 47.1%, 43.4% and 23.6% of the Company's total revenue in fiscal 1993, 1994, 1995 and the nine months ended February 29, 1996, respectively, was derived from the sale of products, including both slurry and slurry components, consisting of vehicles (liquids) and abrasives (slurry and slurry components are collectively referred to as "slurries") supplied by Fujimi Incorporated. The inability of the Company to obtain products from Fujimi Incorporated on a timely basis or the termination of the relationship with Fujimi Incorporated would have a material adverse effect on the Company. The Company has the exclusive right to distribute Fujimi Incorporated thin film memory disk polishing slurry in North America until October 1, 1999.

  In addition, the Company has entered into a joint venture (the "Fujimi Joint Venture") with Fujimi Incorporated to sell certain products in North and South America, including slurries for the manufacture of silicon wafers and other products. The Company distributes thin film memory disk polishing slurry and related products supplied by Fujimi Incorporated in North America, while the Fujimi Joint Venture distributes other products supplied by Fujimi Incorporated. The Company accounts for its investment in the Fujimi Joint Venture on the equity method. During fiscal 1993, 1994, 1995 and the nine months ended February 29, 1996, the Company's share of the net earnings (loss) of the Fujimi Joint Venture was $240,000, $205,000, $87,000 and $166,000, respectively. The Company does not have the legal right or practical ability to control the Fujimi Joint Venture. A termination of or deterioration in the relationship between the Company and Fujimi Incorporated or any reduction in the supply or increase in the cost of slurries from Fujimi Incorporated to the Company or the Fujimi Joint Venture would have a material adverse effect on the Company's business, prospects, results of operations and financial condition.

  The Company earns commissions on the distribution in the U.S. and Europe of products supplied by the Far East Joint Venture. During fiscal 1993, 1994, 1995 and the nine months ended February 29, 1996, $772,000, $2.1 million, $2.8 million and $4.0 million, respectively, of the Company's total revenue was attributable to the distribution of such products. In addition, the Company purchases certain components used in its machines from the Far East Joint Venture. During fiscal 1993, 1994, 1995 and the nine months ended February 29, 1996, purchases of components from the Far East Joint Venture totaled $3.3 million, $2.6 million, $3.0 million and $2.4 million, respectively. A termination of or deterioration in the relationship between the Company and its Far East Joint Venture partner would have a material adverse effect on the Company's business prospects, results of operations and financial condition. See "--Reliance on the Performance of and Relationship with Far East Joint Venture."

  The Company relies to a substantial extent on outside vendors to manufacture many of the components and subassemblies used in the Company's capital equipment, some of which are obtained from a single supplier or a limited group of suppliers. The Company's reliance on outside vendors generally, and a sole or a limited group of suppliers in particular, involves several risks, including a potential inability to obtain an adequate supply of required components and reduced control over quality, pricing and timing of delivery of components. In the past, the Company has experienced delays in receiving materials from vendors, sometimes resulting in delays in the delivery of products by the Company. Such delays, or other significant vendor or supply quality issues, may occur in the future, which could result in a material adverse effect on the Company. Because the manufacture of certain of these components and subassemblies is specialized and requires long lead times, there can be no assurance that delays or shortages caused by vendors will not reoccur. Any inability to obtain adequate deliveries, or any other circumstance that would require the Company to seek alternative sources of supply or to manufacture such components internally, could delay shipment of the Company's products, increase its cost of goods sold and have a material adverse effect on the Company's business and results of operations. See "Business--Manufacturing and Suppliers."

DEPENDENCE ON KEY CUSTOMERS

  The Company's largest customer, Komag (a manufacturer of thin film memory disks), accounted for 15.2%, 20.8%, and 20.6% and 21.1% of the Company's total revenue in fiscal years 1993, 1994, 1995 and the nine months ended February 29, 1996, respectively. Two other customers accounted for 10% or more of the Company's total revenue in recent fiscal years: Akashic (a manufacturer of thin film memory disk media), represented 10.1% and 10.9% of the Company's total revenue for fiscal years 1994 and 1995, respectively, and Seagate (a manufacturer of disk drives), represented 11.3% of total revenue in fiscal 1994. The Company's ten largest customers accounted for, in the aggregate, 53.9%, 69.3%, 66.9% and 68.6% of the Company's total revenue in fiscal years 1993, 1994, 1995 and the nine months ended February 29, 1996, respectively. The loss of, or a significant curtailment of purchases by, one or more of the Company's key customers would materially adversely affect the Company's business and results of operations. See "Business--Customers" and "--Sales and Marketing."

  The Company expects that sales of its products to relatively few customers will continue to account for a high percentage of its revenue in the foreseeable future. In addition, in certain of the markets the Company targets, such as the thin film memory disk, silicon wafer and CMP markets, there are relatively few potential customers. Generally, the Company has not entered into long-term agreements with its customers. In addition, as purchases related to a particular new, expanded or upgraded facility are completed, sales to that customer may decrease sharply. If completed orders are not replaced on a timely basis by new orders from the same or other customers, the Company's revenue could be materially adversely affected. See "--Fluctuations in Quarterly Operating Results" and "Business--Customers."

INTERNATIONAL BUSINESS

  In fiscal 1993, 1994 and 1995 and the nine months ended February 29, 1996, 20.6%, 16.7%, 17.3% and 30.2%, respectively, of the Company's total revenue was attributable to sales outside the United States, primarily in Europe. In addition, under certain circumstances, products sold to U.S. customers are shipped to those customers' overseas facilities. The Company expects that international sales will continue to represent a significant portion of its total revenue. Sales to customers outside the United States are subject to numerous risks, including exposure to currency fluctuations, the imposition of government controls, the need to comply with a wide variety of foreign and U.S. export laws, political and economic instability, trade restrictions, changes in tariffs and taxes typically associated with foreign sales, the greater difficulty of administering business overseas and general economic conditions. In addition, the laws of certain foreign countries may not protect the Company's intellectual property to the same extent as do the laws of the United States. Moreover, slurries marketed and distributed by both the Company and the Fujimi Joint Venture are purchased from Fujimi Incorporated, a Japanese company. The Company also purchases in Japanese yen certain equipment from the Far East Joint Venture that the Company then sells in the U.S. and Europe. Fluctuations in exchange rates have in the past resulted, and may in the future result, in increases in the cost to the Company of such products. Also, because the value of the net assets of the Company's foreign subsidiaries and its equity interest in the Far East Joint Venture fluctuate based upon exchange rates and because the Company does not hedge the value of such net assets, fluctuations in exchange rates may have an adverse effect on the Company's shareholders' equity. See "--Reliance on the Performance of and Relationship with Far East Joint Venture" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON KEY PERSONNEL

  The Company's success depends to a significant extent upon certain senior management and technical personnel. The loss of the services of one or more of these key persons could have a material adverse effect on the Company. Although the Company has employment agreements with certain of these key employees, such agreements are terminable at will by the employee. The Company's future success will depend in large part upon its ability to attract and retain highly skilled technical, managerial, and marketing personnel. Competition for such personnel in the Company's industry is intense and the companies with which the Company competes are often larger and more established than the Company. There can be no assurance that the Company will be successful in attracting and retaining qualified personnel. See "Business-- Employees" and "Management."

INTELLECTUAL PROPERTY RIGHTS

  Although the Company currently holds numerous United States patents and additional foreign patents in Japan and several Asian and European countries and has several United States patent applications and foreign patent applications pending, the Company believes that patents are of less significance in its industry than such factors as continued innovation, technical expertise and know-how of its personnel and other factors. Moreover, there can be no assurance that the Company will be able to protect its technology or that competitors will not be able to develop similar technology independently. No assurance can be given that the claims allowed on any patents held or acquired by the Company will be sufficiently broad to protect the Company's technologies. In addition, no assurance can be given that any existing or future patents issued to the Company will not be challenged, invalidated, or circumvented or that the rights granted thereunder will provide competitive advantages to the Company. In that event, the Company's results of operations could be adversely affected. Moreover, the Company may choose to incur significant costs in an attempt to defend its patent rights.

  In addition, although the Company believes that its products do not infringe any valid existing proprietary rights of others, there can be no assurance that third parties will not assert infringement claims in the future. There also may be pending patent applications or issued patents of which the Company is not aware, and which would require the Company to license or challenge such patents, at significant expense to the Company. There can be no assurance that any such license would be available on acceptable terms, if at all, or that the Company would prevail in any such challenge. See "Business--Intellectual Property."

ENVIRONMENTAL REGULATIONS

  The Company is subject to a variety of federal, state and local laws, rules and regulations relating to the use, storage, discharge and disposal of hazardous chemicals used in research and development. In addition, a number of slurries and other materials sold by the Company and used by the Company's customers on equipment manufactured by the Company are substances subject to such regulation. Public attention has increasingly been focused on the environmental impact of operations that use hazardous materials. Failure to comply with present or future regulations could result in substantial liability to the Company. In addition, new laws, rules and regulations could be adopted that could result in significant expense to the Company in the conduct of its business.

CONTROL BY EXISTING SHAREHOLDERS

  Following the offering, Mr. Farley, his spouse and adult children will, in the aggregate beneficially own approximately 40.2% of the Company's outstanding shares (approximately 38.9% assuming the full exercise of the Underwriters' over allotment option). Further, following this offering, the Company's executive officers, directors and principal shareholders (exclusive of shares beneficially owned by Mr. Farley's adult children) will, in the aggregate, beneficially own approximately 36.6% of the Company's outstanding shares of Common Stock (approximately 35.4% assuming the full exercise of the Underwriters' over allotment option). As a result, these shareholders, if acting together, would be able to determine the outcome of most matters requiring approval by the shareholders of the Company, including the election of the directors and other actions by shareholders with respect to the business and affairs of the Company. In addition, the voting power of these shareholders under certain circumstances could have the effect of delaying or preventing a change in control of the Company. See "Management," "Principal and Selling Shareholders" and "Description of Capital Stock."

POSSIBLE ISSUANCE OF PREFERRED STOCK

  The Board of Directors has authority to issue up to 1,000,000 shares of Preferred Stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the shareholders. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying or preventing a change in control of the Company. Furthermore, such Preferred Stock may have other rights, including economic rights senior to the Common Stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the Common Stock. The Company has no present plans to issue shares of Preferred Stock. See "Description of Capital Stock."

VOLATILITY OF STOCK PRICE

  The market price of the Common Stock is subject to significant fluctuations in response to the Company's operating results and other factors, including: announcements of developments related to the Company's business; fluctuations in the Company's order levels; general conditions in the technology industries or the worldwide economy; announcements of technological innovations; new products or product enhancements by the Company or its competitors; developments in patents or other intellectual property rights; and developments in the Company's relationships with its joint venture partners, customers, distributors and suppliers. In addition, in recent years the stock market in general, and the shares of technology companies in particular, have experienced extreme price fluctuations, and such extreme price fluctuations may continue. These broad market and industry fluctuations may adversely affect the market price of the Company's Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of substantial amounts of shares in the public market following this offering could adversely affect the market price of the Common Stock. Upon completion of this offering, the Company will have 12,567,008 shares of Common Stock outstanding. Of these shares, 7,861,445 shares, including the 2,660,000 shares sold in this offering, will generally be freely tradeable without restriction, including shares that are freely tradeable pursuant to Rule 144(k) under the Securities Act of 1933, as amended (the "Securities Act"). In addition, 4,705,563 shares of Common Stock are tradeable pursuant to the provisions of Rule 144 under the Securities Act. Under certain lock-up agreements with the underwriters, certain shareholders, owning 6,205,320 shares in the aggregate after the offering, have agreed that they will not, without the prior written consent of Lehman Brothers Inc., offer, sell, contract to sell or otherwise dispose of any shares of Common Stock beneficially owned by them for a period of 90 days after the effective date of the Registration Statement of which this Prospectus forms a part. See "Shares Eligible for Future Sale" and "Underwriting."
                                  THE COMPANY

  The Company was incorporated in Illinois in 1959 as SpeedLap Corporation. SpeedFam International, Inc. is a holding company operating through three wholly owned subsidiaries, and also owns interests in two joint ventures. The Company operates through SpeedFam Corporation in the U.S. ("SpeedFam U.S.") and SpeedFam Limited ("SpeedFam U.K.") and SpeedFam GmbH ("SpeedFam Germany") in Europe. SpeedFam International, Inc. owns 50% of each of two joint ventures, the Far East Joint Venture and the Fujimi Joint Venture. The Far East Joint Venture primarily produces and sells products in the Far East similar to those produced by the Company, and the Fujimi Joint Venture sells slurries and pads in North America.


  Unless the context otherwise requires, the "Company" and "SpeedFam" refer only to SpeedFam International, Inc., an Illinois corporation, and its wholly owned subsidiaries. The Company's principal executive offices are located at 7406 West Detroit, Chandler, Arizona 85226 and its telephone number is (602) 961-2175.
                                USE OF PROCEEDS


  The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered by the Company hereby are estimated to be approximately $32.9 million ($39.5 million if the Underwriters' over-allotment option is exercised in full), assuming a public offering price of $17.50 per share and after deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company. The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders.
  A significant portion of the net proceeds will be used by the Company to fund the construction and equipping of a new corporate headquarters and manufacturing facility in Chandler, Arizona. The Company presently estimates that the total costs to be incurred for this project will be approximately $16.5 million. To date, the Company has spent $2.1 million of the total estimated costs to purchase the land on which the facility will be built. Depending upon available alternatives in the future, the Company may seek to obtain other long-term financing for its new facility in Chandler, Arizona through bank financing, a sale-leaseback transaction, or the sale of debt securities.


  The Company intends to use $2.4 million of the net proceeds to repay borrowings under a working capital revolving line of credit, bearing interest at 6.75% at May 31, 1996. In addition, the Company will use approximately $151,000 of the net proceeds to repay borrowings by SpeedFam U.K. under a mortgage loan, bearing interest at 8.25% at May 31, 1996.

  The Company expects to use the remaining net proceeds of this offering for working capital and for other general corporate purposes. The Company may also use a portion of the net proceeds to fund acquisitions of businesses, divisions of companies or technologies complementary to those of the Company, although there are no current agreements or commitments with respect to any such transactions. Pending such uses, the Company intends to invest the net proceeds from this offering in short-term, interest-bearing securities. The Company continually evaluates its financial position and financing alternatives. The Company may, in the future, raise additional funds through bank financing and the sale of equity securities.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

  The Company's Common Stock is traded on the Nasdaq National Market under the symbol "SFAM." Public trading of the Common Stock commenced on October 10, 1995. Prior to that time, there was no public market for the Company's Common Stock. The following table sets forth the high and low closing sale prices for the Common Stock as reported by Nasdaq for the periods indicated:

                                                                  HIGH     LOW
                                                                 ------- -------
      Fiscal 1996
        Second Quarter (from October 10, 1995).................. $18 1/4 $11 1/8
        Third Quarter...........................................  16 1/2   9 1/2
        Fourth Quarter..........................................  22      12
      Fiscal 1997
        First Quarter (through June 12, 1996)................... $20 1/8  17 1/8

  On June 12, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $17.50 per share. As of May 31, 1996, there were 93 holders of record of the Common Stock.

  The Company has never declared or paid cash dividends on its Common Stock. The Company currently intends to retain any future earnings to finance the growth and development of its business and does not intend to pay any cash dividends on its Common Stock in the foreseeable future. Payment of dividends in the future, if any, will be made at the discretion of the Board of Directors of the Company. Such decisions will depend on a number of factors, including the future earnings, capital requirements, financial condition and future prospects of the Company and such other factors as the Board of Directors may deem relevant.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of February 29, 1996 and as adjusted to reflect the sale of the 2,000,000 shares of Common Stock offered by the Company hereby and the application of a portion of the estimated net proceeds therefrom (after deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company) as described under "Use of Proceeds."

                                                              FEBRUARY 29, 1996
                                                             -------------------
                                                             ACTUAL  AS ADJUSTED
                                                             ------- -----------
                                                               (in thousands)
Long-term debt, net of current portion.....................  $ 2,783   $   692
                                                             -------   -------
Shareholders' equity:
Preferred stock, no par value, 1,000,000 shares authorized;
 no shares issued or outstanding...........................       --        --
Common Stock, no par value, 20,000,000 shares authorized;
 10,397,200 shares issued and outstanding, actual;
 12,449,340 shares issued
 and outstanding, as adjusted(1)...........................        1         1
Additional paid-in capital.................................   26,016    58,909
Retained earnings..........................................   24,115    24,115
Foreign currency translation adjustment....................    4,207     4,207
Treasury stock.............................................       --        --
                                                             -------   -------
  Total shareholders' equity...............................   54,339    87,232
                                                             -------   -------
    Total capitalization...................................  $57,122   $87,924
                                                             =======   =======

- --------
(1) Based on shares of Common Stock outstanding at May 31, 1996. Includes 52,140 shares issuable upon the exercise of certain stock options which are being exercised concurrently with this offering. Excludes an aggregate of 2,820,192 shares of Common Stock reserved for issuance under the Company's employee benefit plans, of which options to acquire 1,215,928 shares of Common Stock were outstanding at May 31, 1996.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The consolidated statement of earnings data for the years ended May 31, 1993, 1994 and 1995 and the consolidated balance sheet data as of May 31, 1994 and 1995 are derived from the Company's consolidated financial statements and notes thereto which have been audited by KPMG Peat Marwick LLP, independent public accountants and are included elsewhere in this Prospectus. The consolidated statement of earnings data for the years ended May 31, 1991 and 1992 and the consolidated balance sheet data as of May 31, 1991, 1992 and 1993 are derived from the Company's consolidated financial statements which have been audited by KPMG Peat Marwick LLP but are not included herein. The consolidated balance sheet data at February 29, 1996, and the statements of operations data for the nine months ended February 28, 1995 and February 29, 1996, have been derived from unaudited consolidated financial statements which, in the opinion of the Company, reflect all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations of the Company for those periods. The statements of operations data for interim periods are not necessarily indicative of results for subsequent periods or the full year. The selected consolidated financial data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Company's consolidated financial statements, appearing elsewhere in this Prospectus.

                                    YEAR ENDED MAY 31,                          NINE MONTHS ENDED
                          ------------------------------------------------  -------------------------
                                                                            FEBRUARY 28, FEBRUARY 29,
                           1991     1992     1993       1994        1995        1995         1996
                          -------  -------  -------    -------     -------  ------------ ------------
                                        (in thousands, except per share data)
REVENUE:
Net sales...............  $39,469  $36,178  $42,542    $49,247     $57,021    $38,996      $72,353
Commissions.............    1,895    3,431      772      2,134       2,757      1,043        4,041
                          -------  -------  -------    -------     -------    -------      -------
Total revenue...........   41,364   39,609   43,314     51,381      59,778     40,039       76,394
Cost of sales...........   29,834   28,059   32,472     38,945      45,494     31,297       51,481
                          -------  -------  -------    -------     -------    -------      -------
  Gross margin..........   11,530   11,550   10,842     12,436      14,284      8,742       24,913
OPERATING EXPENSES:
Research, development
 and engineering........      125    1,032    1,778      2,267       2,740      1,991        6,993
Selling, general and
 administrative
 expenses...............    9,709   10,687    8,545      8,988       9,948      7,404       12,617
                          -------  -------  -------    -------     -------    -------      -------
Operating profit (loss).    1,696     (169)     519      1,181       1,596       (653)       5,303
Interest expense........     (940)    (878)    (824)      (697)       (959)      (769)        (615)
Other income, net.......      131      442      433(2)     974           6         73          440
                          -------  -------  -------    -------     -------    -------      -------
Earnings (loss) from
 consolidated companies
 before income taxes,
 extraordinary item and
 cumulative effect of
 change in accounting
 principle..............      887     (605)     128      1,458         643     (1,349)       5,128
Income tax expense
(benefit)...............      325      171      573       (160)(3)     186       (484)       2,002
                          -------  -------  -------    -------     -------    -------      -------
Earnings (loss) from
 consolidated companies
 before extraordinary
 item and cumulative
 effect of change in
 accounting principle...      562     (776)    (445)     1,618         457       (865)       3,126
Equity in net earnings
 (loss) of
 affiliates(1)..........    1,652    1,830      (45)       655       1,187        981        3,563
Extraordinary item......      215       --       --         --          --         --           --
Cumulative effect of
 change in accounting
 principle for income
 taxes..................       --       --       --         78          --         --           --
                          -------  -------  -------    -------     -------    -------      -------
Net earnings (loss).....  $ 2,429  $ 1,054  $  (490)   $ 2,351     $ 1,644    $   116      $ 6,689
                          =======  =======  =======    =======     =======    =======      =======
Net earnings (loss) per
share...................  $  0.32  $  0.14  $ (0.06)   $  0.31     $  0.20    $  0.01      $  0.68
                          =======  =======  =======    =======     =======    =======      =======
Weighted average common
 and common equivalent
 shares.................    7,625    7,632    7,615      7,619       8,146      8,148        9,790
                          =======  =======  =======    =======     =======    =======      =======

                                            MAY 31,                 FEBRUARY 29,
                            --------------------------------------- ------------
                             1991    1992    1993    1994    1995       1996
                            ------- ------- ------- ------- ------- ------------
                                               (in thousands)
CONSOLIDATED BALANCE SHEET
DATA:
Working capital...........  $ 5,719 $ 6,503 $ 5,944 $ 9,980 $11,072   $29,761
Total assets..............   31,656  35,136  35,715  45,709  60,029    97,556
Long-term obligations,
 less current maturities..    6,597   8,358   8,133   9,716  10,362     2,783
Shareholders' equity......   12,854  14,339  15,669  18,576  23,037    54,339

- --------

(1) Includes $1,231,000, $1,584,000, ($285,000), $450,000, $1,100,000, $880,000
    and $3,397,000 for the 1991 through 1995 fiscal years and the nine months ended February 28, 1995 and February 29, 1996, respectively, attributable to the Company's share of net earnings (loss) from the Far East Joint Venture, accounted for on the equity method. See "Joint Venture Arrangements," the consolidated financial statements of the Far East Joint Venture and the unaudited interim consolidated financial statements of the Company included elsewhere herein. The remainder represents the Company's share of net earnings (loss) from the Fujimi Joint Venture.

(2) Reflects charges of $300,000 related to the bankruptcy of a subsidiary operating in Switzerland.

(3) Reflects income tax benefit of $740,000 related to the bankruptcy of a subsidiary operating in Switzerland.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  SpeedFam designs, manufactures, markets and services high throughput precision surface processing systems used in the fabrication of thin film memory disk media, semiconductor wafers, general industrial components and, more recently, semiconductor devices through chemical mechanical polishing, or "CMP." In addition, the Company markets and distributes parts and expendables and slurries. The Company's total revenue consists of net sales in two business segments: (i) equipment, parts and expendables, and (ii) slurries, as well as commissions earned on the distribution in the U.S. and Europe of products of the Far East Joint Venture. Sales of the Company's products are recorded upon shipment or when the product is accepted by the customer, provided that no significant obligations remain outstanding and collection of the related receivable is deemed probable. The Company accrues estimated warranty and installation expenses for each equipment and system order at the time the order is shipped.

  Equipment, parts and expendables consist of capital equipment manufactured by the Company, spare parts for that equipment and expendable products, such as bearings, grinding stones, lapping plates, workpiece carriers, seals, retaining rings, workholders and polishing pads. During fiscal year 1993, 1994, 1995 and the nine months ended February 29, 1996, 52.9%, 49.4%, 52.3%
and 73.6%, respectively, of the Company's net sales was attributable to the sale of capital equipment, parts and expendables. Historically, the gross margin for products in this segment has been significantly higher than that for slurries.

  Slurries consist of polishing slurry and slurry components (including vehicles and abrasives) used in surface processing. During fiscal year 1993, 1994, 1995 and the nine months ended February 29, 1996, 47.1%, 50.6%, 47.7%
and 26.4%, respectively, of the Company's net sales was attributable to sales of slurries. Substantially all of the slurries sold by the Company are manufactured by Fujimi Incorporated. Historically, the gross margin for slurries has been significantly lower than that for equipment, parts and expendables. In recent years, the Company has experienced severe competitive pressure in the sale of slurries and has been required to reduce prices. In addition, the Company has experienced increased slurry costs. The Company expects that these trends will continue.

  Commissions from affiliate ("commissions") consist primarily of revenue derived from the distribution by the Company in the U.S. and Europe of products of the Far East Joint Venture for which the Company acts as sales agent. Certain capital equipment marketed and distributed by the Company is produced solely by the Far East Joint Venture. The Company distributes such products throughout the U.S. and Europe and receives commissions thereon. Such amount reflects the difference between the imported equipment's cost to the Company and sales price to the customer. For fiscal 1995 and the nine months ended February 29, 1996, commissions accounted for 4.6% and 5.3%, respectively, of total revenue.

  International sales by the Company's wholly owned subsidiaries in Europe accounted for 17.3% of total revenue in fiscal 1995 and 11.5% of total revenue in the nine months ended February 29, 1996. Approximately 54% and 59% of the Company's total revenue in Europe in fiscal 1995 and the nine months ended February 29, 1996 were attributable to the sale of slurries. Fiscal 1993 reflects charges of $300,000 related to the bankruptcy of a subsidiary of the Company, FamTec AG, operating in Switzerland. In fiscal 1994, the Company wrote off its investment in FamTec AG. The net liabilities of FamTec AG and the removal of the foreign currency translation adjustment from consolidated shareholders' equity resulted in a pretax gain of $303,000 and an income tax benefit of $740,000 in fiscal 1994. See "Business--Legal Proceedings."

  The Company generally enters into foreign exchange contracts to hedge certain firm commitments denominated in foreign currencies, principally in Japanese yen. The terms of the contracts are rarely more than one year. Currency variations have had an immaterial effect on the Company's results of operations for the periods presented. Net assets of the Company's foreign subsidiaries and 50% of the net assets of the Far East

Joint Venture were approximately $18.9 million at January 31, 1996 (the end of the first three quarters of fiscal 1996 of such entities).

  The Company owns a 50% interest in both the Far East Joint Venture and the Fujimi Joint Venture. The Company's equity interests in the joint ventures are accounted for on the equity method. As a result, the Company's share of the net earnings (loss) of the Far East Joint Venture and the Fujimi Joint Venture appear in the "Equity in net earnings (loss) of affiliates" caption on the Company's consolidated statements of earnings. Neither the Far East Joint Venture nor the Fujimi Joint Venture has paid significant dividends in the past and both are expected to retain substantially all earnings in the foreseeable future. The Company's share of the net earnings (loss) of the Far East Joint Venture has not in the past resulted and is not expected in the future to result in a like effect on the cash flows of the Company. At February 29, 1996, the Company's equity interest in the Far East Joint Venture was $16.7 million, representing 17.1% of the Company's total assets and 30.7% of shareholders' equity. The net earnings of the Company in the past have been substantially influenced by the results of operations of the Far East Joint Venture and can be expected to continue to be so influenced in the future. See "Joint Venture Arrangements" and the consolidated financial statements of SpeedFam Co., Ltd. included elsewhere herein.

  The Company began development of its CMP product, the CMP-V, in 1990. The Company initiated volume shipments of the CMP-V in 1994. CMP-V sales accounted for 30.4% of net sales for the nine months ended February 29, 1996, as compared to 7.6% of net sales for the nine months ended February 28, 1995. The CMP-V generally has gross margins higher than those of the Company's other capital equipment products.

  Historically, a disproportionate share of the Company's revenue and operating profit has been attributable to the last two quarters of the Company's fiscal year, primarily the fourth quarter. In particular, the Company typically experiences a decline in revenues and operating profit from the fourth fiscal quarter to the first fiscal quarter of the succeeding year. The Company believes that this decline is primarily due to the seasonal buying patterns of its customers. Sales of slurries tend to be more consistent than equipment sales on a quarterly basis.

RESULTS OF OPERATIONS

  The following table sets forth certain consolidated statements of earnings data for the periods indicated as a percentage of total revenue:

                                 YEARS ENDED MAY
                                       31,                NINE MONTHS ENDED
                                --------------------  -------------------------
                                                      FEBRUARY 28, FEBRUARY 29,
                                1993    1994   1995       1995         1996
                                -----   -----  -----  ------------ ------------
REVENUE:
Net sales......................  98.2 %  95.8%  95.4%     97.4 %       94.7%
Commissions....................   1.8     4.2    4.6       2.6          5.3
                                -----   -----  -----     -----        -----
Total revenue.................. 100.0   100.0  100.0     100.0        100.0
Cost of sales..................  75.0    75.8   76.1      78.2         67.4
                                -----   -----  -----     -----        -----
  Gross margin.................  25.0    24.2   23.9      21.8         32.6
OPERATING EXPENSES:
Research, development and
engineering....................   4.1     4.4    4.6       5.0          9.2
Selling, general and
administrative expenses........  19.7    17.5   16.6      18.4         16.5
                                -----   -----  -----     -----        -----
Operating profit...............   1.2     2.3    2.7      (1.6)         6.9
Interest expense...............  (1.9)   (1.4)  (1.6)     (1.9)        (0.8)
Other income, net..............   1.0     1.9     --       0.1          0.6
                                -----   -----  -----     -----        -----
Earnings from consolidated
 companies before income taxes
 and cumulative effect of
 change in accounting
 principle.....................   0.3     2.8    1.1      (3.4)         6.7
Income tax expense (benefit)...   1.3    (0.3)   0.3      (1.2)         2.6
                                -----   -----  -----     -----        -----
Earnings (loss) from
 consolidated companies before
 cumulative effect of change in
 accounting principle..........  (1.0)    3.1    0.8      (2.2)         4.1
Equity in net earnings (loss)
of affiliates..................  (0.1)    1.3    2.0       2.5          4.7
Cumulative effect of change in
 accounting principle for
 income tax....................    --     0.2     --        --           --
                                -----   -----  -----     -----        -----
Net earnings (loss)............  (1.1)%   4.6%   2.8%      0.3%         8.8%
                                =====   =====  =====     =====        =====

NINE MONTHS ENDED FEBRUARY 29, 1996 COMPARED WITH NINE MONTHS ENDED FEBRUARY 28, 1995

  Net Sales. Net sales for the nine months ended February 29, 1996 were $72.4 million, up 85.5% over net sales of $39.0 million for the similar period in fiscal 1995. Equipment, parts and expendables accounted for 73.6% of net sales in the first nine months of fiscal 1996 compared to 41.8% in the same period of fiscal 1995. CMP-V sales accounted for 30.4% of net sales in the first nine months of fiscal 1996, from 7.6% in the first nine months of fiscal 1995. In addition to the significant increase in CMP-V sales to semiconductor manufacturers, net sales for the nine month period have increased due to industry growth in the thin film memory disk media and semiconductor wafer markets. As a result, sales of related equipment, parts and expendables have also increased in fiscal 1996 over fiscal 1995. Sales of slurries as a percent of net sales decreased to 26.4% in the first nine months of fiscal 1996 from 58.2% in the comparable period of fiscal 1995. The Company's backlog as of February 29, 1996 was $67.8 million, an increase of 77.5% from $38.2 million as of February 28, 1995.

  Commissions from Affiliate. Commissions from affiliate increased to $4.0 million in the nine months ended February 29, 1996 compared to $1.0 million in the nine months ended February 28, 1995. The increase in the nine month period of fiscal 1996, as compared to the respective period in fiscal 1995, was due primarily to the increasing demand of the silicon wafer industry to meet that industry's capacity requirements, and increased demand for certain technologies developed and manufactured by the Far East Joint Venture.

  Gross Margin. For the first nine months of fiscal 1996, gross margin was $24.9 million or 32.6% of total revenue compared to $8.7 million or 21.8% of total revenue for the first nine months of fiscal 1995. In addition to higher sales levels, gross margin has increased due to a considerable shift towards higher margin products in the equipment, parts and expendables segment, particularly the CMP-V planarization system.

  Research, Development and Engineering. In the nine months ended February 29, 1996, research, development and engineering expense increased to $7.0 million or 9.2% of total revenue compared to $2.0 million or 5.0% of total revenue in the first nine months of fiscal 1995. The Company has committed significant resources to the continued development of the CMP process and other related technologies. The Company believes that increased spending in research, development and engineering, including providing required technical support services for needs of customers, are all major factors to continued CMP-V sales growth.

  Selling, General and Administrative. For the first nine months of fiscal 1996, selling general and administrative expense increased to $12.6 million from $7.4 million in the first nine months of fiscal 1995. For the nine month period, selling, general and administrative expense decreased as a percent of total revenue compared to the similar periods of fiscal 1995 due to the significantly higher level of sales between the same periods. However, higher levels of spending were required to support this sales growth including additional administrative and sales personnel, new service and sales locations, and distributor commissions to the Far East Joint Venture on export sales from the U.S. to the Far East region.

  Interest Expense. In the nine months ended February 29, 1996, interest expense decreased to $615,000 from $769,000 in the comparable period of fiscal 1995. The decrease was due to the retirement of the outstanding balance of a revolving line of credit and the retirement of long-term debt payable to a former director.

  Other Income, Net. Other income increased to $440,000 in the first nine months of fiscal 1996 from $73,000 in the first nine months of fiscal 1995. The increase is due primarily to additional interest income earned on the investment of proceeds received upon completion of the Company's initial public offering of Common Stock in October 1995.

  Equity in Net Earnings of Affiliate. For the nine months ended February 29, 1996, equity in net earnings of affiliates increased to $3.6 million compared to $981,000 in the nine months ended February 28, 1995. The increase is attributed to a continued strong demand for products sold to the thin film memory and semiconductor wafer industries by the Far East Joint Venture. In addition, profits of the Far East Joint Venture have increased due to improvements in manufacturing, cost reduction programs and a lower effective tax rate.

FISCAL 1995 COMPARED WITH FISCAL 1994

  Net Sales. Net sales increased 15.8% to $57.0 million in fiscal 1995 from $49.2 million in fiscal 1994. The increase was primarily attributable to a $5.5 million increase in equipment, parts and expendables sales to $29.8 million in fiscal 1995 from $24.3 million in fiscal 1994. A significant portion of this increase was due to higher CMP-V sales. The increase also reflects strong equipment demand from the semiconductor wafer and thin film memory disk industries due to those industries' expansion of manufacturing capacity. Slurries sales increased $2.3 million in fiscal 1995 to $27.2 million from $24.9 million in fiscal 1994 primarily as a result of an increase in unit sales partially offset by a decrease in unit selling prices. European sales increased 20.9% to $10.4 million in fiscal 1995 from $8.6 million in fiscal 1994, primarily due to increased sales of slurries to semiconductor wafer manufacturers.

  Commissions. Commissions increased 29.2% to $2.8 million in fiscal 1995 from $2.1 million in fiscal 1994, due to increased shipments of systems produced by the Far East Joint Venture, primarily to U.S. manufacturers of semiconductor wafers.

  Gross Margin. Gross margin increased to $14.3 million in fiscal 1995 from $12.4 million in fiscal 1994 due to higher sales volume in both business segments. As a percentage of total revenue, gross margin decreased to 23.9% in fiscal 1995 from 24.2% in fiscal 1994. The decrease was primarily attributable to increased slurries unit costs and decreased unit sale prices. This decline was partially offset by increased equipment, parts and expendables sales as a percentage of total revenue, which traditionally have higher gross margins than slurries.

  Research, Development and Engineering. Research, development and engineering expenses increased 20.9% to $2.7 million in fiscal 1995 from $2.3 million in fiscal 1994. The majority of the expenses relate to the continued development of the CMP-V and CMP process technology. In addition, the Company invested in the development of proprietary slurries and the enhancement of existing machines for the thin film memory disk and precision optics markets. As a percentage of total revenue, research, development and engineering expenses increased to 4.6% in fiscal 1995 from 4.4% in fiscal 1994.

  Selling, General and Administrative. Selling, general and administrative expenses increased 10.7% to $9.9 million in fiscal 1995 from $9.0 million in fiscal 1994, primarily as a result of increased expenses related to the expansion of marketing, sales and customer support functions, the addition of new office and assembly facilities and the upgrading of management information systems, all of which were primarily related to the CMP-V. As a percentage of total revenue, selling, general and administrative expenses decreased to 16.6% in fiscal 1995 from 17.5% in fiscal 1994 as a result of a larger total revenue base.

  Interest Expense. Interest expense increased 37.6% to $959,000 in fiscal 1995 from $697,000 in fiscal 1994. This increase was the result of increased borrowings under a revolving line of credit and higher short-term interest rates. As a percentage of total revenue, interest expense increased to 1.6% in 1995 from 1.4% in 1994.

  Other Income, Net. Other income, net decreased 99.4% to $6,000 in fiscal 1995 from $974,000 in fiscal 1994. The most significant change resulted from a $350,000 foreign exchange loss incurred on several import equipment orders.

  Provision for Income Taxes. The Company's effective tax rate in fiscal 1995 was 29%, compared to (11%) in fiscal 1994. The Company's effective income tax rate in fiscal 1995 differs from the Federal statutory rate primarily as a result of the tax benefit from the foreign sales corporation. The fiscal 1994 effective tax rate differs from the Federal statutory rate primarily as a result of the tax benefit recognized upon the disposal of FamTec AG. The benefit arose from the write-off and resulting deduction of the Company's investment in FamTec AG for U.S. tax purposes.

  Equity in Net Earnings (Loss) of Affiliates. Equity in net earnings (loss) of affiliates increased 81.2% to $1.2 million in fiscal 1995 from $655,000 in fiscal 1994. The increase was primarily attributable to increased sales of equipment, parts and expendables to the Far East semiconductor industry by the Far East Joint Venture. Introduction of new and enhanced equipment and systems as well as improving conditions in the semiconductor equipment market in the Far East led to increases in sales and profits.

FISCAL 1994 COMPARED WITH FISCAL 1993

  Net Sales. Net sales increased 15.8% to $49.2 million in fiscal 1994 from $42.5 million in fiscal 1993. Substantially all of the increase was attributable to increased sales of slurries to the thin film memory disk media market in the U.S. and increased sales in the semiconductor wafer market in Europe. Slurries sales accounted for 50.6% of net sales in fiscal 1994, while capital equipment, parts and expendables sales, primarily to the thin film memory disk media industry, comprised the balance. The increase in slurries unit sales offset a decrease in unit selling prices. European sales decreased 4.0% to $8.6 million in 1994 from $8.9 million in fiscal 1993 as a result of the closing of FamTec AG, which was partially offset by increases in sales of slurries.

  Commissions. Commissions increased 176.4% to $2.1 million in fiscal 1994 from $772,000 in fiscal 1993, due to increased shipments of systems by the Far East Joint Venture to manufacturers of thin film memory disks and silicon wafers.

  Gross Margin. Gross margin increased to $12.4 million in fiscal 1994 from $10.8 million in fiscal 1993. As a percentage of total revenue, gross margin decreased to 24.2% in 1994 from 25% in fiscal 1993. This decrease is primarily due to competitive pressures in fiscal 1994 on certain high volume slurries sold to the thin film memory disk industry which, combined with rising costs for these products, contributed to a decline in the overall gross margin as a percent of total revenues in 1994 as compared to fiscal 1993.

  Research, Development and Engineering. Research, development and engineering expenses increased 27.5% to $2.3 million in fiscal 1994 from $1.8 million in fiscal 1993. The increase was attributable to continued development and engineering expenses related to the CMP-V system and CMP process technology, expenditures incurred for designing a new lapping machine for the quartz industry and research related to proprietary formulas for new slurry products. As a percentage of total revenue, research, development and engineering expenses were 4.4% of total revenue in fiscal 1994 and 4.1% in fiscal 1993.

  Selling, General and Administrative. Selling, general and administrative expenses increased 5.2% to $9.0 million in fiscal 1994 from $8.5 million in fiscal 1993. The increase was primarily a result of increased marketing and administrative staff additions and increased compensation expenses, partially offset by decreased expenses related to the closing of FamTec AG. As a percentage of total revenue, selling, general and administrative expenses decreased to 17.5% in fiscal 1994 from 19.7% in fiscal 1993.

  Interest Expense. Interest expense decreased 15.4% to $697,000 in fiscal 1994 from $824,000 in fiscal 1993 as a result of lower average borrowings during fiscal 1994, primarily due to the elimination of indebtedness of FamTec AG. As a percentage of total revenue, interest expense decreased to 1.4% in 1994 from 1.9% in fiscal 1993.

  Other Income, Net. Other income, net increased 124.9% to $974,000 in fiscal 1994 from $433,000 in fiscal 1993. The most significant items that contributed to the increase were income received from a customer payment in connection with an order cancellation amounting to $379,000, a pre-tax gain of $303,000 on the closing of FamTec AG and royalties received of $245,000 on the licensing of certain CMP technology. In fiscal 1993, other income, net included $800,000 of income attributable to the settlement of a patent infringement suit.

  Provision for Income Taxes. The Company's effective income tax rate in fiscal 1993 differs from the Federal statutory rate primarily as a result of the FamTec AG operating losses for which no tax benefit was recognized and the U.S. taxation of dividends received from the Company's subsidiaries in Europe.

  Equity in Net Earnings (Loss) of Affiliates. Equity in net earnings (loss) of affiliates was $655,000 in fiscal 1994 compared with a loss of $45,000 in fiscal 1993. The fiscal 1994 results were attributable to improving economic and market conditions in Japan and the rest of the Far East region and increased demand by semiconductor wafer manufacturers for the Far East Joint Venture's equipment.

QUARTERLY RESULTS OF OPERATIONS

  The following table presents certain unaudited consolidated quarterly financial information for the eleven quarters ended February 29, 1996 and such information expressed as a percentage of total revenue. In the opinion of the Company's management, this information has been prepared on the same basis as the consolidated financial statements appearing elsewhere in this Prospectus and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information. Results of operations for any previous quarter are not necessarily indicative of results for any future period.

                                    FISCAL 1994                          FISCAL 1995                      FISCAL 1996
                          -----------------------------------  -----------------------------------  -------------------------
                          AUG. 31  NOV. 30   FEB. 28  MAY 31   AUG. 31  NOV. 30   FEB. 28  MAY 31   AUG. 31  NOV. 30  FEB. 29
                          -------  -------   -------  -------  -------  -------   -------  -------  -------  -------  -------
                                                              (in thousands)
CONSOLIDATED STATEMENTS OF
 EARNINGS
 DATA:
  Net sales.............  $12,684  $9,550    $10,554  $16,459  $13,751  $12,918   $12,327  $18,025  $17,633  $24,637  $30,083
  Commissions...........       20     517        713      884      202      162       679    1,714      183      801    3,057
                          -------  ------    -------  -------  -------  -------   -------  -------  -------  -------  -------
Total revenue...........   12,704  10,067     11,267   17,343   13,953   13,080    13,006   19,739   17,816   25,438   33,140
  Cost of sales.........    9,699   7,986      8,708   12,552   11,180   10,420     9,697   14,197   12,766   18,420   20,295
                          -------  ------    -------  -------  -------  -------   -------  -------  -------  -------  -------
  Gross margin..........    3,005   2,081      2,559    4,791    2,773    2,660     3,309    5,542    5,050    7,018   12,845
  Research, development
   and engineering......      373     428        401    1,065      578      707       706      749    1,195    2,302    3,496
  Selling, general and
   administrative.......    1,999   1,974      2,005    3,010    2,541    2,458     2,405    2,544    3,482    3,380    5,183
                          -------  ------    -------  -------  -------  -------   -------  -------  -------  -------  -------
Operating profit........      633    (321)       153      716     (346)    (505)      198    2,249      373    1,336    4,166
Interest expense........     (174)   (175)      (174)    (174)    (244)    (277)     (248)    (190)    (271)    (254)     (90)
Other income (expense),
net.....................      130    (105)       428      521      (37)     (44)      154      (67)    (225)     (79)     172
                          -------  ------    -------  -------  -------  -------   -------  -------  -------  -------  -------
Earnings (loss) from
 consolidated companies
 before income taxes and
 cumulative effect of
 accounting change......      589    (601)       407    1,063     (627)    (826)      104    1,992     (123)   1,003    4,248
Income tax expense
(benefit)...............      193    (179)      (515)     341     (208)    (287)       11      670      (27)     413    1,616
                          -------  ------    -------  -------  -------  -------   -------  -------  -------  -------  -------
Earnings (loss) from
 consolidated companies.      396    (422)       922      722     (419)    (539)       93    1,322      (96)     590    2,632
Equity in net earnings
 (loss) of affiliates...     (270)   (170)       811      284      565      106       310      206      800    1,035    1,728
Cumulative effect of ac-
 counting change........       78      --         --       --       --       --        --       --       --       --       --
                          -------  ------    -------  -------  -------  -------   -------  -------  -------  -------  -------
Net earnings (loss).....  $   204  $ (592)   $ 1,733  $ 1,006  $   146  $  (433)  $   403  $ 1,528  $   704  $ 1,625  $ 4,360
                          =======  ======    =======  =======  =======  =======   =======  =======  =======  =======  =======
AS A PERCENTAGE OF TOTAL
REVENUE:
  Net sales.............     99.8%   94.9%      93.7%    94.9%    98.6%    98.8%     94.8%    91.3%    99.0%    96.9%    90.8%
  Commissions...........      0.2     5.1        6.3      5.1      1.4      1.2       5.2      8.7      1.0      3.1      9.2
                          -------  ------    -------  -------  -------  -------   -------  -------  -------  -------  -------
Total revenue...........    100.0%  100.0%     100.0%   100.0%   100.0%   100.0%    100.0%   100.0%   100.0%   100.0%   100.0%
  Cost of sales.........     76.3    79.3       77.3     72.4     80.1     79.7      74.6     71.9     71.7     72.4     61.2
                          -------  ------    -------  -------  -------  -------   -------  -------  -------  -------  -------
  Gross margin..........     23.7    20.7       22.7     27.6     19.9     20.3      25.4     28.1     28.3     27.6     38.8
  Research, development
   and engineering......      2.9     4.3        3.6      6.1      4.1      5.4       5.4      3.8      6.7      9.0     10.5
  Selling, general and
   administrative.......     15.8    19.6       17.8     17.3     18.2     18.8      18.5     12.9     19.5     13.3     15.7
                          -------  ------    -------  -------  -------  -------   -------  -------  -------  -------  -------
Operating profit........      5.0    (3.2)       1.3      4.2     (2.4)    (3.9)      1.5     11.4      2.1      5.3     12.6
Interest expense........     (1.4)   (1.7)      (1.5)    (1.0)    (1.7)    (2.1)     (1.9)    (1.0)    (1.5)    (1.0)    (0.3)
Other income (expense),
net.....................      1.0    (1.1)       3.8      3.0     (0.3)    (0.3)      1.2     (0.3)    (1.3)    (0.3)     0.5
                          -------  ------    -------  -------  -------  -------   -------  -------  -------  -------  -------
Earnings (loss) from
 consolidated companies
 before income taxes and
 cumulative effect of
 accounting change......      4.6    (6.0)       3.6      6.2     (4.4)    (6.3)      0.8     10.1     (0.7)     4.0     12.8
Income tax expense
(benefit)...............      1.5    (1.8)      (4.6)     2.0     (1.4)    (2.2)      0.1      3.4     (0.2)     1.6      4.9
                          -------  ------    -------  -------  -------  -------   -------  -------  -------  -------  -------
Earnings (loss) from
 consolidated companies.      3.1    (4.2)       8.2      4.2     (3.0)    (4.1)      0.7      6.7     (0.5)     2.4      7.9
Equity in net earnings
 (loss) of affiliates...     (2.1)   (1.7)       7.2      1.6      4.0      0.8       2.4      1.0      4.5      4.1      5.3
Cumulative effect of
 accounting change......      0.6     0.0        0.0      0.0      0.0      0.0       0.0      0.0      0.0      0.0      0.0
                          -------  ------    -------  -------  -------  -------   -------  -------  -------  -------  -------
Net earnings (loss).....      1.6%   (5.9)%     15.4%     5.8%     1.0%    (3.3)%     3.1%     7.7%     4.0%     6.5%    13.2%
                          =======  ======    =======  =======  =======  =======   =======  =======  =======  =======  =======

  The Company's results of operations may be subject to significant quarterly variation. Certain of the Company's systems have relatively high selling prices. This can cause quarterly variations in equipment sales and have a significant effect on the Company's results of operations. The results of operations for a particular quarter may also vary due to a number of factors, including market conditions in the thin film memory disk, semiconductor wafer and device industries, customer delivery schedules, timing of orders, the mix of products sold by the Company, competitive pricing pressures, availability and cost of raw materials and the quarterly operating results of the Company's joint ventures. Also, customers may reschedule, or in rare instances cancel shipments, and production difficulties may delay shipments.

LIQUIDITY AND CAPITAL RESOURCES

  The Company completed its initial public offering of 2,927,500 shares of common stock during the second quarter of fiscal 1996. Proceeds to the Company as a result of the offering were $28.4 million, net of underwriters' discounts and commissions and offering expenses. Approximately $10.5 million was used to repay borrowings by the Company's U.S. subsidiary under a working capital revolving line of credit. In addition, approximately $879,000 was used to repay indebtedness incurred in 1990, including accrued interest, in connection with the repurchase of shares of common stock of a former director. The remaining funds are being used for working capital and other general corporate purposes.

  A significant portion of the net proceeds from the sale of the Common Stock offered hereby will be used by the Company to fund the construction and equipping of a new corporate headquarters and manufacturing facility in Chandler, Arizona. The Company presently estimates that the total costs to be incurred for this project will be approximately $16.5 million. To date, the Company has spent $2.1 million of the total estimated costs to purchase the land on which the facility will be built. Depending upon available alternatives in the future, the Company may seek to obtain other long-term financing for its new facility in Chandler, Arizona through bank financing, a sale-leaseback transaction, or the sale of debt securities.

  At February 29, 1996, the Company had an aggregate of $12.7 million in secured lines of credit. This increased from $10.2 million at May 31, 1995. As of February 29, 1996, no borrowings were outstanding under the lines of credit. The Company has recently entered into a new unsecured $22.5 million credit facility which replaced the former secured bank line of credit in its U.S. operations.

  For the nine months ended February 29, 1996, the Company used $6.1 million in cash from operating activities compared to $1.0 million in the same period last fiscal year. This use of cash is primarily attributable to the buildup of inventories and accounts receivable associated with the significant growth in sales in fiscal 1996, especially in the third quarter.

  The Company believes that the net proceeds from the sale of the Common Stock offered hereby, together with anticipated funds provided by operations and borrowings available under its revolving line of credit agreement, will be sufficient to meet the Company's planned capital requirements during at least the next 12 months. Beyond the next 12 months, the Company may require additional financing to address its working capital and fixed asset requirements. There can be no assurance that additional financing will be available on terms acceptable to the Company, if at all.

  Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" was issued in March 1995 and is effective for fiscal years beginning after December 15, 1995. Management has reviewed the Statement and expects that its provisions will not have a material adverse effect upon the financial condition or results of operations of the Company.

  Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation Plans" was issued in October 1995. The Statement will be effective for the Company's fiscal year 1997. As allowed by the new Statement, the Company plans to continue to use Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for its stock options. Certain pro forma and other information will be disclosed as if the Company had measured compensation costs in a manner consistent with the new Statement. Management has reviewed the Statement and expects that its provisions will not have a material adverse effect upon the financial condition or results of operations of the Company.

                                   BUSINESS

  The Company designs, develops, manufactures, markets and services high throughput precision surface processing systems used in the fabrication of thin film memory disk media, semiconductor wafers, general industrial components and, more recently, semiconductor devices through chemical mechanical polishing, or "CMP." In addition, the Company markets and distributes slurries and parts and expendables used in its customers' manufacturing processes. The Company's processing systems include polishing, grinding, lapping and pre-deposition cleaning equipment. The process steps performed by the Company's equipment are an integral part of and occur repeatedly throughout the fabrication cycles of both thin film memory disk media, semiconductor wafers and advanced semiconductors. The Company has been utilizing innovative designs, formulas and process technologies to address its customers' precision surface processing needs since 1959. The Company believes that the processing expertise it has developed over the past 35 years enables it to provide precision surface processing solutions to leading-edge electronics manufacturers who require increasingly smaller device geometries and tighter process tolerances. The Company markets and sells its products throughout the U.S. and Europe to numerous customers, including AMD, Akashic, Digital Equipment, Hewlett-Packard, HMT, IBM, Komag, MEMC, Mosel Vitelic, Motorola, Rockwell International, Seagate, Siemens, Siltec, StorMedia and Wacker Siltronic.

INDUSTRY BACKGROUND

  The semiconductor and memory disk industries have experienced rapid growth as a result of the personal computer, telecommunications and networking markets and the emergence of consumer-oriented semiconductor applications in products such as automobiles, electronic games and other consumer electronics. The computer markets are characterized by the emergence of new operating systems that require higher processor performance, more memory and increased disk storage to run effectively. In both the computing and consumer-oriented markets, end users demand greater system performance, along with product features such as small size, portability, long battery life and cool operation.

  The heightened requirements of end users for increased system performance, processing capacity and product features are requiring semiconductor and thin film memory disk manufacturers to rapidly adopt new technologies. Thus, semiconductor device manufacturers are producing devices with smaller geometries and multi-level metal processes. Similarly, thin film memory disk media manufacturers are continually increasing the density of disk media by increasing coercivity (magnetic density) and reducing head flying heights in order to satisfy end user demand for greater storage capacity.

  In order to meet these evolving specifications, both semiconductor and thin film memory disk manufacturers must tighten tolerances and improve certain surface characteristics. At present, some complex semiconductor devices have line geometries and feature sizes of less than 0.5 micron, and devices with geometries of 0.18 micron or less are under development. In the last decade, coercivity requirements have increased from approximately 800 oersteds to 2,000 oersteds or more and flying height requirements have decreased to less than 0.5 microinch. Such dramatic increases in coercivity and reductions in flying heights require improved thin film memory disk media surface quality. These tightened tolerances necessitate improvements in the semiconductor and thin film memory disk media manufacturing processes in order to increase planarity (flatness) and provide a number of new surface characteristics.

  Polishing is a process used to change the characteristics of the surface of a semiconductor wafer or thin film memory disk. Polishing is a complex science, often involving multiple steps, each at a specified set of process parameters such as polishing speed, pressure, time, and temperature, as well as slurry pH and particle size, hardness and shape. Polishing improves the flatness (planarity), smoothness and optical properties of a surface. A typical flat polishing system consists of a moving platen that is covered with a polishing pad, in combination with a polishing liquid (or slurry) containing minute abrasive particles that impinge on the surface, thereby creating the desired surface qualities. This liquid slurry can be chemically active such that the surface of the component being polished is chemically modified, thus accelerating and improving the polishing process.

The combination of chemical action from the acidic or alkaline slurry and mechanical action from the abrasive slurry has long been used to process silicon wafers and thin film memory disk media and is increasingly used in the manufacture of advanced semiconductor devices.

EMERGENCE OF CMP IN SEMICONDUCTOR PRODUCTION

  CMP, or chemical mechanical polishing for patterned wafers, was first applied in the manufacture of semiconductor devices by IBM in the 1980's, and has since been adopted by a number of manufacturers of semiconductor devices. The objective of CMP is to reestablish a flat or planar surface that has been degraded by prior deposition steps to a point where it is not possible or feasible to deposit additional levels without first restoring the surface to a planar condition. For example, after a microprocessor device has had several levels of metal deposited, the surface may have become so irregular that the optics of the photolithography equipment may be unable to maintain proper focus on all areas of the wafer surface. During the CMP process, the higher points of the dielectric or metal layer are removed, resulting in a flatter and more even surface. This provides a level foundation on which to deposit the next level of circuitry. CMP allows the semiconductor manufacturers to make denser, smaller, faster and more reliable devices by enabling them to effectively stack many levels of interconnection.

  End user performance demands are requiring semiconductor manufacturers to produce increasingly sophisticated logic and memory devices containing multiple metal layers. Because of the depth of focus limitations of existing photolithography equipment, global planarization becomes particularly important for devices with design geometries of 0.35 micron or less and three or more metal levels. The Company believes that the CMP process is currently the most effective method to provide this global planarization. According to Dataquest Incorporated, the CMP equipment market was estimated at $197 million in 1995 and it currently projects the market to be approximately $680 million in the year 2000.

CMP MARKET REQUIREMENTS

  The Company believes that manufacturers of semiconductor devices consider many factors in evaluating a CMP system, including the following:

  Cost of Ownership. Cost of ownership refers to the total cost to a manufacturer of processing a wafer assuming a given set of process parameters. Key factors that determine cost of ownership include capital equipment and consumables costs, throughput, yield, reliability and amount of clean room space occupied by the CMP system.

  Throughput. Throughput is determined by measuring the number of wafers processed per unit of time given a certain set of process conditions, such as the amount of material requiring removal.

  Process Flexibility, Performance and Reliability. Flexibility is determined by the ability of a CMP system to address the evolving process and application needs of semiconductor device manufacturers. Specifically, the Company believes that semiconductor device manufacturers want a common, standardized CMP system capable of processing various film types, including metal, oxide and other materials. Performance is primarily characterized by the ability to repeatably create precise, uniform film layers while achieving rapid removal rates. Reliability of a CMP system is analyzed through measures such as "mean time between failures" (MTBF), "mean wafers between failures" (MWBF) and "mean wafers between interruptions" (MWBI).

  Support and Other Capabilities of the CMP Supplier. Semiconductor device manufacturers typically review the CMP supplier's support and other capabilities, including the supplier's management systems, support locations, training capabilities, research and development capabilities, technology roadmap and process development activities.

  CMP systems typically utilize polishing heads that hold wafers during the planarization process. Historically, many CMP systems employed either one or two head system architectures that permitted the processing of only one or two wafers at a time. The Company believes that the architecture of these one or two head systems limits their ability to adequately address the CMP objectives of semiconductor device manufacturers, particularly with respect to cost of ownership and throughput. The Company believes that multiple head CMP systems have inherent advantages over one and two head CMP systems. The Company was one of the earliest manufacturers to develop and ship commercial quantities of a multiple head CMP system. Over the past few years, several other manufacturers have developed multiple head CMP systems. In general, these other systems have not yet achieved broad market acceptance. Recently, a number of CMP equipment manufacturers have announced new multiple head systems and the Company expects other such systems to be introduced in the future.

THE SPEEDFAM CMP SOLUTION

  The Company has leveraged its 35 years experience in precision surface processing, polishing, wet processing and high-throughput production equipment to develop its CMP-V system. The Company began developing the CMP-V in 1990 and initiated commercial shipments during 1994. The CMP-V utilizes a five head, two polishing table architecture that is designed to address the objectives of semiconductor device manufacturers in the following respects:

  Cost of Ownership. The CMP-V is designed to provide a favorable combination of capital equipment and consumables costs, throughput, yield and space utilization. For example, the CMP-V's use of a large polishing table to process five wafers simultaneously results in enhanced throughput, efficient consumables usage, and effective clean room space utilization.

  Throughput. The CMP-V is designed to optimize throughput in a number of ways. First, the system processes five wafers simultaneously and uses batch load/unload in order to reduce handling time between process runs. The two table design of the system allows it to directly perform a secondary polishing step, important for most metal CMP applications, without having to unload and load a wafer onto a separate carrier. In addition, the utilization of a relatively large polishing wheel is designed to enable the CMP-V to achieve relatively high removal rates and throughput while maintaining process stability and control. Material removal rate is generally proportional to the relative velocity between the surface of the polishing pad and the semiconductor wafer. The Company believes its larger polishing wheel provides higher relative velocities even while the wheel is turning at a relatively low rotational speed. The Company currently expects to introduce an enhanced version of the CMP-V in the second half of fiscal 1997 which is intended to offer an improvement in throughput.

  Process Flexibility, Performance and Reliability. The CMP-V supports a range of applications, including oxide, metal and emerging CMP applications. Specifically, the system is designed to provide the uniformity needed for oxide applications, while providing efficient support for two-step metal applications through its two table architecture. The Company believes that this ability to support both oxide and metal applications in a single system provides a solution to device manufacturers seeking to standardize on a common CMP system throughout their fabrication facility. The Company believes that the CMP-V achieves the precision and uniformity of film layers typically required in CMP applications for advanced process technologies, including both oxide and metal applications. The Company seeks to continually improve the reliability of the CMP-V system and, from time to time, engages in joint development projects with customers from the semiconductor industry as a means to enhance the system's reliability.

  Support and Other Capabilities of the CMP Supplier. The Company believes that its United States and European support capabilities, in combination with the support capabilities of the Far East Joint Venture, provide a network that is able to support the worldwide CMP operations of semiconductor device manufactures. The Company is committed to significant investment in research and development in order to provide customers with a CMP product and technology migration strategy consistent with the SIA (Semiconductor Industry Association) technology roadmap.

SPEEDFAM STRATEGY

  The Company's goal is to establish and maintain market leadership in systems which provide high throughput precision surface processing of thin film disk media, advanced semiconductors and other high value-added products. Key elements of the Company's strategy include:

 . Establish a leading position in the CMP market. The Company seeks to leverage its expertise in precision surface processing systems to establish a leading position in the CMP market. The Company's multiple head, two polishing table CMP system is designed to provide high throughput, low cost of ownership and attractive levels of process flexibility. The Company seeks to capitalize on the experience gained by being one of the earliest manufacturers to develop and ship commercial quantities of a multiple head CMP system. The Company currently expects to introduce an enhanced version of the CMP-V in the second half of fiscal 1997. The Company is also currently developing a post-CMP cleaning system, which is presently expected to be introduced during fiscal 1997.

 . Maintain a leading position in the sale of precision surfacing processing systems to the thin film memory disk media and silicon wafer industries. The Company intends to maintain a leading position in the thin film memory disk media and silicon wafer industries by continuing to foster strong relationships with its customers, participating in cooperative development programs with them and continuing to provide high-quality systems and solutions at competitive prices to meet evolving industry requirements.

 . Capitalize on the Company's core competence in precision surface processing and leverage existing customer relationships. The Company intends to capitalize on its surface processing expertise and its existing customer relationships to address new market applications, particularly within the semiconductor and flat panel display industries, and to develop new products.

 . Provide a "total solution." The Company seeks to provide a complete solution to its customers' precision tolerance and surface processing needs, including process expertise, training, cooperative development, slurries and expendables, along with equipment. The Company focuses on each market application by organizing marketing, sales, service and support functions into separate market-oriented business units to provide responsiveness and capability specific to each market.

 . Capitalize on the Far East Joint Venture. The Far East Joint Venture, which has been operating for approximately 25 years, designs, manufactures, markets and services high throughput precision surface processing systems in the Far East. The Company intends to continue to capitalize on the opportunities and benefits provided by the Far East Joint Venture. The Far East is a major market for equipment required by the thin film memory disk media and semiconductor industries. In addition, because the Far East high technology markets may adopt certain new technologies prior to the U.S. markets, the Company may be able to take advantage of the expertise gained by the Far East Joint Venture prior to the time those new technologies are introduced into the U.S. markets. The Company believes that the Far East Joint Venture's long-established presence in the Far East provides the Company with a significant competitive advantage.

JOINT VENTURES

  Since 1971, the Company has owned a 50% interest in the Far East Joint Venture. The remaining 50% is owned by Obara Corporation, a privately-owned Japanese company that supplies products to the automotive industry. Generally, the Far East Joint Venture designs, produces and markets in the Far East equipment similar to that produced by the Company in the U.S. Prior to 1971, the Company marketed its products in Japan through Japanese trading companies; however, the Company believed that the most effective method to further penetrate the Japanese market was with a Japanese partner. See "Joint Venture Arrangements--Far East Joint Venture." In 1984, the Company established the Fujimi Joint Venture with Fujimi Incorporated, a Japanese manufacturer of slurries. The Fujimi Joint Venture sells slurries manufactured by Fujimi Incorporated, primarily to silicon wafer manufacturers and general industrial manufacturers in North America. See "--Manufacturing and Suppliers" and "Joint Venture Arrangements--Fujimi Joint Venture."

PRODUCTS

  SpeedFam's products include polishing, grinding and lapping equipment; pre-deposition cleaning machines; other high precision surface processing systems; and certain other products used in its customers' manufacturing process, including slurries. During fiscal year 1995 and the nine months ended February 29, 1996, 54.5% and 75.0%, respectively, of the Company's total revenue (including commissions) was attributable to the sale of capital equipment, parts and expendables and 45.5% and 25.0%, respectively, of the Company's total revenue was attributable to sales of slurries.

 Applications

  The areas indicated in the table below set forth the general categories of processes and certain individual applications performed by products marketed by
SpeedFam:

  SpeedFam offers equipment that performs specialized surface processing, such as polishing, lapping, free abrasive machining and grinding. The Company's polishing systems generally employ a flat rotating table, covered with a polishing pad, one or more carriers to hold the parts being processed and slurry. Processes similar to polishing include lapping (a process where no polishing pad is used and the workpiece is pressed into the slurry, directly onto a cast-iron lapping wheel) and free abrasive machining (a process similar to lapping except that instead of using a cast iron wheel, a high alloy hardened steel wheel is used). Lapping and free abrasive machining result in higher removal rates than polishing but produce more coarse surface finishes. Flat grinding is similar to lapping except that the abrasive particles are contained within a fixed medium (grinding stones), rather than a liquid. Grinding results in higher removal rates than lapping but produces a coarser surface finish. Rotational speed, process type, pressure and the nature of the chemicals and abrasives used are the primary variables considered in the determination of the best process for a specific application. Polishing and other surface treatment processes are typically followed by a cleaning process. Thin film memory disk cleaning systems offered by SpeedFam incorporate ultrasonics, PVA (polyvinyl alcohol) brush scrubbing, rinsing and drying in a Class 1 cleanroom-compatible system.

 Equipment

  Thin Film Memory Disk Media. The Company sells polishing machines, pre-deposition cleaning machines and grinding machines for producing aluminum, nickel-plated and glass substrates for the thin film memory disk media market.
                                      LOGO

  The following chart describes the major steps in the typical thin film memory disk media manufacturing process:
               THIN FILM MEMORY DISK MEDIA MANUFACTURING PROCESS

     MANUFACTURING PROCESS STEP               APPLICABLE SPEEDFAM PRODUCTS

      Stamp out aluminum blank
                 ^^
Turn the outside and inside diameter
 on a lathe to establish the proper
        dimensions and shape
                 ^^
Rough grind both sides for thickness
      and approximate flatness
            requirements
                 ^^
   Fine grind for final thickness,
     flatness and surface finish
            requirements
                 ^^
           Clean the disk
                 ^^
 Nickel plate the aluminum substrate
                 ^^
  Rough polish the plated surface
                 ^^
   Final polish the nickel plated
              surface
                 ^^
          Texture the disk
                 ^^
 Clean disk in cleanroom environment
                 ^^
   Deposit the magnetic layers and
 apply a protective carbon overcoat
                 ^^
  Burnish the carbon overcoat layer
                 ^^
  Inspect, certify and package the
                disk


             DSM 9B-5SSG; DSM 16B-5SSG; DSM 18B-5SSG; DSM 9B-14SSG
                         DSM 9B-51SSG; DSM 16B-51SSG;
                                 DSM 18B-51SSG
                                 MD-03; MD-05

       DSM 9B-5P; DSM 16B-5P; DSM 18B-5P; DSM 9B-14P; AUTO 11.8B-5P

       DSM 9B-5P; DSM 16B-5P; DSM 18B-5P; DSM 9B-14P; AUTO 11.8B-5P

                                 MD-07; MD-07A

  The Company's DSM line of machines is used in the manufacture of thin film memory disk media for grinding the aluminum substrate as well as polishing after deposition of the nickel plating. The DSM line of machines simultaneously processes both sides of a disk substrate and is available in various sizes. Typical U.S. selling prices for the DSM line range from $90,000 to $850,000.

  The MD line of cleaning systems is used to clean the substrate at various stages of the manufacturing process, including the critical cleaning immediately prior to the deposition of the magnetic layers. Cleaning systems distributed by the Company are produced by the Far East Joint Venture. Typical U.S. selling prices for the MD line range from $200,000 to $900,000.

  Semiconductor Wafers. The Company supplies chemical mechanical polishing, double-sided lapping and, more recently, edge polishing systems to the semiconductor substrates market.

  The following chart describes the major steps in the typical silicon semiconductor wafer manufacturing process:

               SILICON SEMICONDUCTOR WAFER MANUFACTURING PROCESS

     MANUFACTURING PROCESS STEP               APPLICABLE SPEEDFAM PRODUCTS

  Slice the single crystal silicon
          ingot into wafers
                 ^^
        Bevel the wafer edge
                 ^^
    Etch the wafer in a chemical
  solution to remove gross surface
               damage
                 ^^
   Lap the wafer in a double-sided
   machine to achieve the required
       flatness and thickness
                 ^^
In advanced applications, polish the
         edges of the wafer
                 ^^
 Rough polish the face of the wafer
                 ^^
 Final polish the face of the wafer
                 ^^
  Clean and measure the flatness of
              the wafer
                 ^^
    Inspect and package the wafer



  DSM Auto 22B-5L; DSM 22B-5L; DSM
         20B-5L; DSM 16B-5L

       EP-150; EP-200-IV
  Auto 59 SP Line; 59 SP; 50 SP; 50
            SP-II; 48 SP
Auto 59 SP Line; 59 SP; 50 SP; 48 SP

  The Company's DSM line of double-sided lapping systems is available in multiple sizes and is used to create the initial flatness and thickness of the silicon wafer after it is sliced from an ingot. The lapping process also removes saw marks remaining after slicing and provides a surface finish suitable for subsequent polishing processes. Typical U.S. selling prices for the DSM line range from $300,000 to $1.5 million.

  The Company began distributing the EP line of edge polishing systems during fiscal 1995. Edge polishing is an emerging technology that is beginning to be incorporated into high volume silicon wafer manufacturing. This technology was introduced for the purpose of making the wafer's edge easier to clean, thereby increasing semiconductor device manufacturing yields. The Far East Joint Venture produces the EP line that is marketed and distributed by the Company. Typical U.S. selling prices for the EP line range from $400,000 to $800,000.

  The SP line utilizes a chemical mechanical polishing process to remove the shallow damage layer remaining from previous process steps and to attain the specified flatness and surface finish. A 50-inch model is manufactured by the Company in the U.S. and a 59-inch model is manufactured by the Far East Joint Venture. The 50-inch model typically sells in the U.S. for between approximately $250,000 and $450,000. The 59-inch model typically sells in the U.S. for between $700,000 and $1 million, but is also available as a fully automated line integrating four 59-inch models, which can range up to $4.9 million.

  Semiconductor Chemical Mechanical Polishing (CMP). The Company's CMP-V is a five head, two polishing table CMP system capable of processing 40-45 wafers per hour based on a two-minute polishing cycle. The Company's CMP process is currently characterized for oxide and metal (tungsten) applications. The system incorporates full cassette-to-cassette automation. Robotics remove the wafers from the cassette and place them into the buffer tray. The wafers are then staged for batch pickup by the polishing heads. Once secured by the polishing heads, the wafers are moved onto the primary polishing pad and the process is initiated. The polishing table, covered with a flat polishing pad, rotates at a variable speed throughout the polishing cycle. Upon completion of the initial polish, the wafers are transported either to a rinsing station or to a second polishing table for an additional polishing or buffing step. The wafers are then rinsed and placed into the output buffer tray, scrubbed on both sides with a wet PVA sponge and placed wet into the output cassettes. The system is self-enclosed, and has its own air filtration and air flow management system. The CMP-V offers compatibility with all commonly used slurry chemistries. Depending on specifications, the selling price of the CMP-V in the U.S. ranges from $1.5 million to $2.0 million.

                      SPEEDFAM CMP-V PLANARIZATION SYSTEM

                            [DIAGRAM OF CMP-V HERE]

  The Company intends to periodically develop and introduce enhanced versions of the CMP-V system. The Company currently expects to introduce an enhanced version of the CMP-V in the second half of fiscal 1997. The Company believes that this enhanced version of the CMP-V will offer higher throughput than its existing CMP-V by incorporating modifications in the control and automation system in order to decrease the time interval between processes, thereby increasing the number of wafers processed.

  General Industrial. The Company offers a broad line of lapping, grinding and polishing systems for the general industrial market. The line includes approximately 35 models of single-side processing machines, double-side processing machines, in-line grinding systems, optics polishing machines and optics curve generating machines. The product offering is available in a wide range of sizes from a 12 inch plate diameter up to a 150 inch plate diameter. Each system typically consists of a specialized machining plate, a rotating spindle, a means to fix and apply pressure to the workpieces, an abrasive distribution system and a control system. U.S. selling prices of these systems typically range from $20,000 to $700,000.

 Parts and Expendables

  The Company markets a broad line of parts and expendables. These products include general spare parts, bearings, grinding stones, lapping plates, workpiece carriers, seals, retaining rings, workholders and polishing pads. These products are typically obtained from outside vendors and are generally manufactured to the Company's specifications. The Company's parts and expendables management system provides customer service representatives with detailed product specifications and availability information. The Company maintains spare parts inventories at three U.S. locations and two European locations. The Company believes that its ability to quickly supply parts and expendables is an important factor in its ability to provide customers with a total solution.

 Slurries

  The Company offers a broad line of slurry and slurry components (including vehicles and abrasives) used in surface treatment processes as part of a total process solution. Polishing slurry consists of abrasive particles contained in a liquid vehicle that may contain a suspension agent and may be chemically active. The slurries marketed by the Company are used by manufacturers of thin film memory disk media, semiconductor wafers and other products as part of their polishing processes.

  Substantially all of the slurries sold by the Company are manufactured by Fujimi Incorporated. Typical U.S. selling prices of slurry offered by the Company range from $500 to $2,000 per 55-gallon drum.

  The Company has entered into a joint venture (the "Fujimi Joint Venture") with Fujimi Incorporated to sell certain products in North and South American markets, including slurry and slurry components. The Company distributes thin film memory disk polishing slurry and related products supplied by Fujimi Incorporated, while the Fujimi Joint Venture distributes other products supplied by Fujimi Incorporated. To date, no material sales of products have been made to South American markets by the Fujimi Joint Venture. See "Joint Venture Arrangements--Fujimi Joint Venture."

  The slurry for thin film memory disk media polishing applications is available in different varieties to address the varying needs of each specific process. Some formulations allow higher stock removal rates and others emphasize surface finish results. There are also a variety of slurry formulations available for silicon wafer processing. Slurry is an essential process component in chemical mechanical polishing. The chemical action of this process is implemented by designing the slurry to be chemically active with the surface to be polished, typically by adjusting the pH of the slurry vehicle. The mechanical portion of the process is accomplished by abrasive particles in the slurry.

  The table below sets forth certain slurry distributed by the Company, along with typical market application:

                                SLURRY PRODUCTS

                                   TYPICAL     TYPICAL      MEAN
     SLURRY                        SURFACE     REMOVAL    PARTICLE  PARTICLE
    PRODUCT        APPLICATION    FINISH(1)    RATE(2)      SIZE   COMPOSITION
- ------------------------------------------------------------------------------
                              MEMORY DISK SLURRY
- ------------------------------------------------------------------------------
     MDS 401       Rough Polish      24A     2.10mm/min    1.3mm      A12O3
- ------------------------------------------------------------------------------
  Disklite 1312    Fine Polish       17A     0.98mm/min    0.8mm      A12O3
- ------------------------------------------------------------------------------
  Disklite 2008    Fine Polish       10A     0.56mm/min    0.8mm      A12O3
- ------------------------------------------------------------------------------
    RDD 5405     Very Fine Polish    6A      0.34mm/min    .65mm      A12O3
- ------------------------------------------------------------------------------
    Compol 80    Very Fine Polish    5A      0.05mm/min    .08mm      SiO2
- ------------------------------------------------------------------------------
                             SILICON WAFER SLURRY
- ------------------------------------------------------------------------------
     PWA 15          Lapping        4000A    17.5mm/min     10mm      A12O3
- ------------------------------------------------------------------------------
     FO-1200         Lapping        1800A     5.0mm/min    .75mm     A12O3,
                                                                     ZrO/2/
- ------------------------------------------------------------------------------
   Compol 50AD     First Polish     5.5A      0.8mm/min    .04mm      SiO2
- ------------------------------------------------------------------------------
     GLANZOX      Second Polish     4.9A    0.5-1.0mm/min  .02mm      SiO2
      SP-15
- ------------------------------------------------------------------------------
     GLANZOX       Final Polish     3.3A       minimal     .04mm      SiO2
      3900

- --------
(1) Characterized by the roughness average, or "Ra," measured in angstroms.
(2) Removal rate can be influenced by a variety of factors, including pressure and process temperature.

  The Company believes that meeting the evolving slurry requirements of each customer is vital to providing a total process solution. The Company intends to continue to maintain an emphasis on slurry distribution and to work closely with Fujimi Incorporated in developing, designing and formulating customized slurries that address specific customer needs.

CUSTOMERS

  The Company sells its products to leading manufacturers of thin film memory disks, semiconductor wafers, semiconductor devices and general industrial applications. Certain of the Company's top customers in fiscal 1993, 1994, 1995 and the nine months ended February 29, 1996 in the thin film memory disk media, semiconductor wafer, general industrial application, semiconductor CMP and slurries markets are listed below.

                                    SEMICONDUCTOR                              GENERAL
       THIN FILM                        WAFER                                 INDUSTRIAL
   MEMORY DISK MEDIA               ----------------                          APPLICATIONS
   -----------------                                                        --------------
        Akashic                          MEMC                               Coors Ceramics
          HMT                           Siltec                              Hayward Quartz
          IBM                       Sumitomo Sitix                             Motorola
         Komag                     Wacker Siltronic                           Pilkington
        Seagate
       StorMedia

               SEMICONDUCTOR CMP*                                     SLURRIES
               ------------------                                     --------
                       AMD                                            Akashic
                Digital Equipment                                       HMT
                 Hewlett-Packard                                        IBM
                  Mosel Vitelic                                        Komag
                    Motorola                                          Seagate
                    Rockwell
                     Siemens

- --------
* Through February 29, 1996, the Company had shipped an aggregate of 17 CMP-V systems to the seven customers listed.

  One customer, Komag, accounted for 15.2%, 20.8%, 20.6% and 21.1% of the Company's total revenue in fiscal years 1993, 1994, 1995 and the nine months ended February 29, 1996, respectively. In addition, during fiscal 1994 and 1995, Akashic accounted for 10.1% and 10.9% of the Company's total revenue, respectively, and, in fiscal 1994, Seagate accounted for 11.3% of the Company's total revenue. The Company's ten largest customers accounted for 53.9%, 69.3%, 66.9% and 68.6% of the Company's total revenue in fiscal years 1993, 1994, 1995 and the nine months ended February 29, 1996, respectively.

SALES AND MARKETING

  The Company markets and sells its products in North America through a combination of direct sales personnel and distributors. The Company sells directly to the thin film memory disk media and semiconductor industries and uses a network of 19 regional distributors for its general industrial product lines. In its European operations, the Company uses direct sales personnel and a small number of distributors.

  The Company's sales strategy emphasizes direct interaction with customers, particularly in the memory disk and semiconductor industries, where ongoing customer support and service are critical. The Company's direct sales force is divided into focused units for each of the thin film memory disk media, semiconductor wafer and semiconductor device industries.

  At May 31, 1996, the U.S. direct sales organization had a total of 28 sales personnel. The Company has sales offices in Chandler, Arizona and Des Plaines, Illinois. The Company also had an aggregate of seven direct sales personnel in the SpeedFam U.K. and SpeedFam Germany offices. To enhance its sales capabilities, the Company maintains process development and demonstration laboratories in its locations in the U.S. and Europe. Sales and marketing activities in the Far East are conducted by the Far East Joint Venture. See "Joint Venture Arrangements--Far East Joint Venture."

  The Company's marketing strategy includes involvement with SEMATECH, Inc., a consortium of major semiconductor manufacturers and equipment suppliers, attendance at Semicon, Diskcon, IMTS and other trade shows and the sponsorship of technical conferences, which include the presentation of technical papers written by customers, university scientists and the Company's own senior technologists. The Company believes these initiatives serve to promote acceptance of the Company's products and process technologies in the thin film memory disk, semiconductor and other industries.

CUSTOMER SERVICE AND SUPPORT

  The Company believes that providing highly responsive service is an essential factor in providing a total solution to its customers. In order to provide customers with experienced service and support personnel, the Company has structured its service operations into distinct service units responsible for each of the thin film memory disk media, semiconductor wafer, semiconductor device and general industrial products industries. Elements of the Company's customer service and support program include system installation and process certification, process support, machine repair, providing spare parts inventories, internal training programs, external customer training, documentation and formation of customer user groups. At May 31, 1996, the Company had 83 service employees in the U.S. and Europe. For large users of the Company's systems, the Company often creates a customized service arrangement designed to meet the specific requirements of the customer.

  The Company generally provides a one year warranty on all equipment it sells. Field service personnel provide warranty service, post-warranty service, and equipment installations. Field service engineers are located in various locations throughout the U.S., including dedicated site-specific engineers in place at certain customer locations pursuant to contractual arrangements. The Company also provides service and maintenance training as well as process application training for its customers' personnel. The Company maintains an extensive inventory of spare parts at its primary locations and at its satellite service sites. This provides the Company the ability to provide same day or overnight delivery for many parts.

BACKLOG

  Backlog of orders for capital equipment, parts, expendables and slurries increased to approximately $67.8 million at February 29, 1996, from approximately $38.2 million at February 28, 1995, as a result of an increase in overall demand for the Company's products. Approximately $56.9 million, or 83.9% of the total backlog at February 29, 1996, is comprised of orders for capital equipment. The Company's backlog does not include orders for capital equipment or other products manufactured by the Far East Joint Venture and distributed by the Company in the U.S. and Europe for which the Company receives commissions. The time between the placing of orders and shipment of parts, expendables and slurries is significantly less than for capital equipment and as a result, the Company's backlog consists primarily of orders for capital equipment. The Company includes in its backlog only those customer orders for which it has accepted signed purchase orders with assigned delivery dates within 12 months. Orders generally carry a stipulation that customers may incur a penalty in the event of cancellation. However, there can be no assurance that orders will not be cancelled by customers or that the Company will obtain a meaningful penalty payment. As a result of systems and equipment ordered and shipped in the same quarter, possible changes in delivery schedules, occasional cancellation of orders and delays in product shipments, the Company's backlog at any particular date may not be indicative of actual sales for any succeeding period.

RESEARCH, DEVELOPMENT AND ENGINEERING

  The markets in which the Company competes are characterized by evolving industry standards and frequent improvements in products and service. To compete effectively in its markets, the Company must continually improve its products and its process technologies and develop new technologies and products that compete effectively on the basis of price and performance and that adequately address current and future customer requirements. The Company's research, development and engineering expenditures during fiscal 1993, 1994, 1995 and the nine months ended February 29, 1996, were approximately $1.8 million, $2.3 million, $2.7 million and $7.0 million, respectively.

  At May 31, 1996, the Company had an engineering staff of 41 employees and a research and development staff of 36 employees. Because of the complex and highly specialized design, testing and manufacturing requirements of the Company, these employees must be experienced in a wide range of engineering disciplines. The Company's philosophy is to maintain strong technical expertise in each of its core competencies and to utilize consulting engineers for non-critical portions of product development projects. The Company believes that this approach provides flexibility and allows the Company to shorten time to market for new products.

 Product Development

  Typically, the Company cultivates a "user-group" of current and potential customers to act as technical advisors during the conceptualization of a new product. The Company's CMP-V system was developed in a similar manner and its development was assisted through technical collaboration with and sponsorship by SEMATECH, Inc. and several SEMATECH, Inc. member companies that are leaders in the use of CMP technology. From time to time, the Company also engages in formal, funded joint development projects with customers from the semiconductor and thin film memory disk industries as a means to enhance its product development efforts. The Company is currently involved in several development efforts aimed at enhancing the CMP-V system. The Company intends to periodically develop and introduce enhanced versions of the CMP-V system. The Company currently expects to introduce an enhanced version of the CMP-V in the second half of fiscal 1997. The Company is also currently developing a post-CMP cleaning system, which is presently expected to be introduced during fiscal 1997. The Company is also developing new products and new product enhancements for the semiconductor, thin film memory disk and silicon wafer markets.

 Process Development

  In addition to product development, the Company continually seeks to enhance existing processes. The Company maintains process development laboratories in both the U.S. and Europe that are staffed with process engineers. The Company's process engineers frequently work directly with customers' engineers, often working within the customers' facilities. The Company is developing new processing capability in the CMP area for additional film layers such as polysilicon and copper, as well as developing end-point detection metrology for the purpose of measuring the film thickness of oxide layers. In addition, the Company continues to pursue the development of enhanced processes for the thin film memory disk media, silicon wafer and industrial component markets.

MANUFACTURING AND SUPPLIERS

  The Company assembles its equipment and systems from components and fabricated parts manufactured and supplied by others, including stainless steel plates and gears, frames and weldments, power supplies, process controllers, robots and polishing heads. Certain of the items manufactured by others are made to the Company's specifications. All final assembly and system tests are performed within the Company's manufacturing/assembly facilities. Quality control is maintained through incoming inspection of components, in-process inspection during equipment assembly and final inspection and operation of all manufactured equipment prior to shipment. Substantially all of the Company's non-CMP manufacturing is located in its Des Plaines, Illinois facility. The Company's CMP-V development and manufacturing are located at the Company's headquarters in Chandler, Arizona.

  Certain of the components and sub-assemblies included in the Company's products are obtained from a single supplier or limited group of suppliers. The disruption or termination of these sources could have a material adverse effect on the Company's operations. The Company is dependent upon Fujimi Incorporated, a Japanese company, as the sole supplier of substantially all of the slurries sold by the Company, consisting primarily of thin film memory disk polishing slurry. Approximately 42.4%, 47.1%, 43.4% and 23.6% of the Company's total revenue in fiscal 1993, 1994, 1995 and the nine months ended February 29, 1996, respectively, was derived from the sale of slurries, supplied by Fujimi Incorporated. Accordingly, any disruption in the supply provided by Fujimi Incorporated or in the overall relationship between the Company and Fujimi Incorporated would have a material adverse effect upon the Company. The Company has the exclusive right to distribute Fujimi Incorporated thin film memory disk polishing slurry in North America until October 1, 1999. See "Joint Venture Arrangements--Fujimi Joint Venture."

COMPETITION

  The Company competes in several distinct markets. These markets include the thin film memory disk media equipment market, the semiconductor wafer equipment market, the CMP equipment market, the general industrial applications market, the slurries market and the related parts and expendables market. In all markets, the Company competes on the basis of technology, overall cost of ownership, product quality, price, availability, size of installed base, breadth of product line and customer service and support.

  The Company faces substantial competition from both established competitors and from potential new entrants, some of which have substantially greater financial, engineering, manufacturing and marketing resources than the Company. In each of the thin film memory disk and semiconductor wafer markets, there are currently three principal providers of equipment, including the Company, each of which holds a substantial position within the market. In the CMP market, the Company faces significant competition from current competitors and expects other competitors to enter this market in the future. IPEC currently has the largest installed base of CMP equipment. The Company believes that other companies are developing CMP machines and are planning to introduce new products to the CMP market, including Applied Materials, a large semiconductor capital equipment supplier with significant resources that could present substantial competition for the Company. Certain competitors, including IPEC and Applied Materials, have announced and may in the near future begin volume shipments of multi-head CMP systems. In addition, certain of the Company's competitors have longer-standing relationships than the Company with particular customers, including device manufacturers. These longer-standing relationships may make it more difficult for the Company to sell its CMP system to such device manufacturers.

  Competition in the general industrial products markets is fragmented; no one competitor currently holds a dominant position. The slurries market presents significant competitive pressure for the Company, particularly with regard to pricing, resulting in decreased margins for the Company in recent periods. In the thin film memory disk slurry market, the Company competes primarily with Praxair, a large chemical company that manufactures and sells its own products. In addition, the loss of the Company's distribution rights to slurry and other products supplied by Fujimi Incorporated would have a material adverse effect on the Company.

INTELLECTUAL PROPERTY

  Although the Company currently holds numerous United States patents and additional foreign patents in Japan and several Asian and European countries and has several United States patent applications and foreign patent applications pending, the Company believes that patents are of less significance in its industry than such factors as continued innovation, technical expertise and know-how of its personnel and other factors. The Company holds numerous United States and foreign patents and has a number of patent applications pending in the United States and in foreign countries. The Company owns nine U.S. trademark registrations and has one application for trademark registration pending. The Company also owns numerous foreign trademarks.

  There can be no assurance that the Company's pending patent applications will be allowed or that the issued or pending patents will not be challenged or circumvented by competitors. There can be no assurance that any of these rights held by the Company will not be challenged, invalidated or circumvented, or that such rights will provide competitive advantages to the Company.

  There are no pending lawsuits against the Company regarding infringement of any existing patents or other intellectual property rights or any unresolved claims by third parties that the Company is infringing intellectual property rights of such third parties. There can be no assurance that infringement claims will not be asserted by third parties in the future. There also can be no assurance in the event of such claims of infringement that the Company will be able to obtain licenses on reasonable terms, if at all. The Company's involvement in any patent dispute or other intellectual property dispute or action could have a material adverse effect on the Company's business. Adverse determinations in any litigation relating to intellectual property could possibly subject the Company to significant liabilities to third parties, require the Company to seek licenses from third parties and prevent the Company from manufacturing and selling one or more of its products. Any of these events could have a material adverse effect on the Company.

  SpeedFam, FAM, Spitfire, Rogers & Clarke and the SpeedFam logo are registered trademarks of the Company.

PROPERTY

  The Company currently owns or leases buildings containing a total of approximately 130,000 square feet of space in the U.S. and Europe, including approximately 79,000 square feet of factory/assembly area and approximately 51,000 square feet of corporate office space. The Company's U.S. operations (the SpeedFam International, Inc. headquarters and the SpeedFam U.S. subsidiary) account for approximately 119,000 square feet of the total, of which approximately 42,000 square feet is owned and the balance of approximately 77,000 square feet is leased. The Company maintains locations in the United States in Chandler, Arizona, Des Plaines, Illinois, Elk Grove Village, Illinois, Austin, Texas, Portland, Oregon and Fremont, California. SpeedFam U.K. is located in Hinckley, England and it maintains approximately 9,000 square feet of owned space. SpeedFam Germany leases approximately 2,000 square feet of office space in Inglefingin, Germany.

  The Company recently began construction of a new approximately 135,000 square-foot corporate headquarters and manufacturing facility on 13.5 acres of land purchased by the Company. Full occupancy of the building is anticipated in the fourth quarter of fiscal 1997. The Company believes that its facilities, after the completion of the new facility, will be adequate to meet its requirements for the foreseeable future and that suitable additional or substitute space will be available as needed.

LEGAL PROCEEDINGS

  The Company is not presently involved in any material legal proceedings.

  The Company's wholly owned subsidiary, FamTec AG, incorporated under the laws of Switzerland, engaged in the manufacture, sale and service of through-feed grinding systems for the general industrial market. As a result of declining sales, the Company decided to terminate Swiss operations and to seek protection under the bankruptcy laws of Switzerland. A voluntary petition for bankruptcy was filed with Swiss authorities in November, 1993. Subsequently, creditors' claims were adjudicated and all Swiss assets liquidated. On July 27, 1995, the Bankruptcy Administrator paid out the liquidation proceeds to creditors, and the bankruptcy matter was closed. Under the laws of Switzerland, members of the Board of Directors of an entity have potential personal liability for the debts of the bankrupt entity. Mr. Farley, Chairman and Chief Executive Officer of the Company, was a director of FamTec AG. Because no creditor filed within the ten-day period to reserve rights against the directors of FamTec AG, no personal liability is expected to result.

EMPLOYEES

  At May 31, 1996, the Company had 382 full time employees in the U.S. and Europe, including 122 in manufacturing, 48 in marketing and sales, 83 in field service, 41 in engineering, 36 in research and development and 52 in general administration. In addition, the Company had 40 temporary contract employees engaged principally in its assembly operations at its Chandler, Arizona and Des Plaines, Illinois facilities. The Company believes that the use of temporary employees allows the Company to respond more rapidly to fluctuations in assembly and product demand and enables the Company to better control the labor component of its manufacturing costs. None of the Company's employees is represented by a labor union and the Company has never experienced a work stoppage or strike. The Company considers its employee relations to be good.

                          JOINT VENTURE ARRANGEMENTS

FAR EAST JOINT VENTURE

  SpeedFam Co., Ltd. (together with its subsidiaries and joint ventures, the "Far East Joint Venture"), is headquartered in Kanagawa Prefecture, Japan. Generally, the Far East Joint Venture designs, produces and markets in the Far East equipment similar to that produced by the Company in the U.S. The Far East Joint Venture conducts operations primarily in Japan but has subsidiaries and branches located in China, Hong Kong, India, Korea, Singapore, Taiwan and Thailand, and owns a majority interest in a Japanese subcontract manufacturing organization, Saku Seiki Co. Ltd. ("Saku Seiki"). The Far East Joint Venture operations in China, Hong Kong, Singapore, Korea and Thailand are primarily marketing, sales and service functions. The subsidiaries in India and Taiwan also include manufacturing facilities where certain of the equipment sold by the subsidiaries is produced. Through a joint venture with Met-Coil Systems Corporation (a U.S. company), the Far East Joint Venture manufactures and markets in the Far East sheet metal forming equipment developed by Met-Coil Systems Corporation.

  Background. During the late 1960's, the Company marketed its products in Japan through Japanese trading companies. At that time, the Company believed that a presence in the Japanese market would enhance its competitive position in the U.S. as well as provide additional sources of income and access to technology. For numerous business and cultural reasons, the Company believed it could most effectively penetrate the Japanese market with the aid of a Japanese partner. In 1970 the Company entered into a joint venture with a Japanese company, Obara Corporation ("Obara"), pursuant to which the Far East Joint Venture was formed. The Company and Obara each own a 50% interest in the Far East Joint Venture. Obara, a privately-owned company, principally supplies welding guns and related products to the automotive industry; its business is unrelated to that of the Company and the Far East Joint Venture.

  Terms of the Joint Venture Agreement. Pursuant to the terms of an agreement between the Company and Obara dated November 14, 1970 (the "Joint Venture Agreement"), the Far East Joint Venture will continue as long as SpeedFam Co., Ltd. is in corporate existence and both the Company and Obara are shareholders. Both parties to the Joint Venture Agreement have agreed to refrain from competing with the joint venture in Japan. The agreement may, however, be terminated upon 90-days notification by either party in the event of a substantial breach by the other party if such breach is not cured within the 90-day period. In the event that either the Company or Obara desires to sell its interest in the Far East Joint Venture, it must first offer its interest to the other party, which then has 60 days to purchase the interest at a price to be mutually agreed upon. If the interest is not purchased within the 60-day period, the party desiring to sell its interest may sell it to a third party free of the right of first offer provisions, provided that the price is not less than the price initially offered by the other party.

  Pursuant to the terms of a License and Technical Assistance Agreement between the Company and SpeedFam Co., Ltd. dated November 14, 1970 (the "Technology Agreement"), the Company licensed to the Far East Joint Venture certain trademarks and technology, and granted to the Far East Joint Venture the exclusive right to manufacture and sell in Japan, Korea, Taiwan, Hong Kong, China, India, the Philippines, Thailand, Vietnam, Malaysia, Singapore and Indonesia, and such other countries as the parties may agree to from time to time, products similar to those manufactured and distributed by the Company. In exchange for such rights, the Far East Joint Venture agreed to pay to the Company a royalty of 4% of the total net sales of products sold by the Far East Joint Venture that incorporate the technology. The Company also agreed to provide technical assistance and to communicate to the Far East Joint Venture all developments and improvements related to the technology. In addition, the Far East Joint Venture agreed to communicate to the Company all developments and improvements known to the Far East Joint Venture relating to the technology, and the Company agreed to pay to the Far East Joint Venture a 2% royalty fee on machines sold by the Company that utilize certain of that technology. The Technology Agreement continued for an initial term of ten years and was renewable for subsequent ten year periods. By oral agreement in 1980, the Technology Agreement was extended and amended to reduce the percentage of royalties to be paid by the Far East Joint Venture. Notwithstanding the requirements of the Technology Agreement, although the Far East Joint Venture had transferred technology to the Company, the Company and the Far East Joint Venture agreed that no royalties would be paid by the Company. By oral agreement in 1990, the Technology Agreement was extended for a new ten-year period. By oral agreement in 1991, the Technology Agreement was amended to eliminate the payment of royalties by either party. On July 24, 1995, the foregoing oral agreements were confirmed in writing. Unless extended, the Technology Agreement will expire in November 2000.

  Since the inception of the Far East Joint Venture, the Company and the Far East Joint Venture have worked cooperatively on various research and development projects and each entity has communicated significant technology to the other. It is not anticipated that either the Company or the Far East Joint Venture will pay royalties to the other in connection with the transfer of technology in the foreseeable future, including with respect to the Company's CMP technology.

  Management. SpeedFam Co., Ltd. currently has eight directors serving on its Board of Directors, including Messrs. Farley and Kouzuma, the Chairman and President of the Company, respectively, as well as Hiroshi Obara, Suminori Suzuki, Ryosuke Tojo, Shinya Iida, Hatsuyuki Arai and Isao Nagahashi. Mr. Kouzuma is the Executive Vice President and General Manager of SpeedFam Co., Ltd. and is responsible for day to day operations and acts as the primary liaison between the Company and Obara. Mr. Obara is the President of the Far East Joint Venture. Mr. Suzuki, an employee of Obara, is the senior finance officer of the Far East Joint Venture. Mr. Tojo is director of sales for the silicon wafer market and also assists in the overall management of operations. Mr. Iida is the chief technical officer and is responsible for all research, development and engineering operations. Messrs. Arai and Nagahashi are the directors of CMP and thin film memory disk technology, respectively, and report to Mr. Iida. The Joint Venture Agreement provides limited direction with respect to the relationship between the joint venture partners and the operation and management of the Far East Joint Venture. To date, decisions with respect to the strategic direction of the Far East Joint Venture have been made by the Company and Obara from time to time on the basis of informal discussions and the relationships forged over time by the individuals. Business transactions between the Company and the Far East Joint Venture, including those relating to the absence of payment of royalties on transfers of certain technology, may not be consistent with business decisions and results that would exist between two independent entities dealing at arms-length.

  Financial Information. During the Company's 1993, 1994 and 1995 fiscal years and the nine months ended February 29, 1996, the Company's share of the net earnings (loss) of the Far East Joint Venture was ($285,000), $450,000, $1.1 million and $3.4 million, respectively, representing (58.2%), 19.1%, 66.9% and 50.8%, respectively, of the Company's net earnings (loss). The Far East Joint Venture has not paid significant dividends in the past and is expected to retain substantially all of its earnings in the foreseeable future to support the growth of its business. As a result, the Company's share of the net earnings (loss) of the Far East Joint Venture has not in the past resulted and is not expected in the future to result in a like effect on the cash flows of the Company. During fiscal 1993, 1994, 1995 and the nine months ended February 29, 1996, 1.6%, 4.0%, 4.5% and 5.3% respectively, of the Company's total revenue was attributable to commissions earned on products produced by the Far East Joint Venture and which were sold by the Company. At February 29, 1996, the Company's equity interest in the Far East Joint Venture was $16.7 million, representing 17.1% of the Company's total assets and 30.7% of shareholders' equity. Set forth below is certain selected financial information with respect to the Far East Joint Venture which has been derived from consolidated financial statements which have been audited by KPMG Peat Marwick LLP, with the exception of the selected financial information as of and for the nine months ended January 31, 1996, which is unaudited. Such information should be read in conjunction with the consolidated financial statements and notes thereto of the Far East Joint Venture appearing elsewhere herein.

                                                                 NINE MONTHS
                                      YEAR ENDED APRIL 30,    ENDED JANUARY 31,
                                    ------------------------- -----------------
                                     1993     1994     1995         1996
                                    -------  ------- -------- -----------------
                                                  (in thousands)
Consolidated Statement of Earnings
Data:
Net sales.........................  $75,747  $87,217 $108,664     $115,325
Gross profit......................   21,509   23,812   31,576       37,861
Operating profit..................    1,203    2,908    6,467       14,526
Net earnings (loss)(1)............     (460)   1,084    2,169        6,795
Consolidated Balance Sheet Data
(at period end):
Working capital...................  $16,428  $18,377 $ 23,779     $ 22,617
Total assets......................   76,335   86,869  110,813      113,330
Long-term debt, less current
portion...........................   10,800   12,387   12,528        8,305
Stockholders' equity..............   23,746   26,641   34,215       33,408

- --------
(1) Approximately one-half of such amount is recognized by the Company on the equity method as "equity in net earnings (loss) of affiliates."

  Products and Customers. Generally, the Far East Joint Venture designs, produces and markets in the Far East equipment similar to that produced by the Company in the U.S. The Far East Joint Venture's product mix is significantly different than the Company's primarily because, as a percentage of sales, the Far East Joint Venture sells substantially less slurry and slurry components than the Company (Fujimi Incorporated sells slurries directly in the Far East) and because of differences in the composition of the U.S. and Far East markets. The Far East Joint Venture also designs, produces and markets edge and flat polishing machines for the semiconductor wafer market and pre-deposition cleaning machines for the thin film memory disk market and, more recently, the flat panel display market. The Company distributes these machines in the U.S. and Europe. The Far East Joint Venture also markets parts and expendables and, to a much lesser degree than the Company, slurries (primarily to thin film memory disk and silicon wafer manufacturers).

  The Far East Joint Venture has developed and is currently manufacturing and marketing a two head CMP system. The rate of adoption of the CMP process in the fabrication of memory devices, which are predominately the type of semiconductor devices manufactured in the Far East, has been historically lower than that for advanced logic devices, which are widely manufactured in the U.S. Accordingly, the marketing of the CMP system manufactured by the Far East Joint Venture is substantially dependent on the rate of adoption of the CMP process by the memory device manufacturing industry in the Far East market.

  The Far East Joint Venture's products are sold to semiconductor wafer (primarily silicon), thin film memory disk and general industrial (primarily quartz, ceramic and LCD glass) manufacturers. Major end user customers of the Far East Joint Venture include: NSC Electron Corporation (silicon wafer manufacturer), Nippon Light Metal Co. Ltd. (aluminum thin film memory disk substrate manufacturer), Siltron Inc. (silicon wafer manufacturer), Toshiba Ceramics Co., Ltd. (silicon wafer manufacturer) and Kobe Precision Technology (thin film memory disk manufacturer). During the Far East Joint Venture's fiscal years 1993, 1994, 1995 and nine months ended January 31, 1996, sales to certain customers through Fujimi Incorporated, acting as a distributor, accounted for approximately 15%, 7%, 11% and 12% of net sales, respectively.

  Competition. The Far East Joint Venture competes in several distinct markets including the semiconductor substrate equipment market, the thin film memory disk equipment market and the general industrial equipment applications market (primarily quartz, ceramic and LCD glass) and the slurries market. The Far East Joint Venture competes on the basis of technology, overall cost of ownership, product quality, price, availability, size of installed base, breadth of product line and customer service and support. The Far East Joint Venture faces intense competition from established competitors, some of which have substantially greater financial, engineering, manufacturing and marketing resources. In the equipment markets served, the Far East Joint Venture generally competes with a relatively small number of competitors which, together with the Far East Joint Venture, provide a substantial majority of the products sold into those markets. In the slurries market, Fujimi Incorporated is the provider of substantially all of the slurries sold by the Far East Joint Venture. Fujimi Incorporated also sells directly to end users and is a dominant supplier and distributor of slurries in the Far East region.

  Sales, Marketing and Service. The Far East Joint Venture markets and sells its products through a combination of Japanese trading companies and direct sales personnel. As is customary in Japan, the Far East Joint Venture sells a substantial portion of the products sold in Japan through trading companies, although the Far East Joint Venture sales personnel have primary responsibility for most aspects of the sale. The Far East Joint Venture maintains a field service organization consisting of 42 persons based in the major locations where the Far East Joint Venture maintains a presence, such as Japan, India Korea, Singapore Taiwan and Thailand.

  Research, Development and Manufacturing. The Far East Joint Venture maintains a research and development staff of 56 persons. Research and development efforts are focused on enhancing existing products as well as developing new products and generally cover a broader range of products and technologies than the Company's research and development efforts. The Company and the Far East Joint Venture have in the past collaborated on various projects and are expected to do so in the future.

  The Far East Joint Venture or manufacturing subcontractors retained by the Far East Joint Venture typically manufacture equipment and systems from components and fabricated parts manufactured and supplied by others. Certain of the items manufactured by others are made to the Company's specifications. A portion of the products sold by the Far East Joint Venture are manufactured by the Far East Joint Venture's majority owned subsidiary, Saku Seiki, and a substantial portion are manufactured by unaffiliated third party subcontractors for the Far East Joint Venture.

  Employees. At May 1, 1996, the Far East Joint Venture had 394 full-time employees, including 318 in Japan, 4 in Thailand, 12 in Korea, 32 in Taiwan, 17 in India, 8 in Singapore, 1 in Shanghai and 2 in Hong Kong. Of these employees, 70 are engaged in manufacturing, 66 in marketing and sales, 42 in field service, 53 in engineering, 56 in research and development, 47 in management and 60 in clerical and general administration.

  Certain Relationships. The Company acts as distributor in North America and Europe of certain machines produced by the Far East Joint Venture. During fiscal 1995 and the nine months ended February 29, 1996, commissions paid to the Company relating to such distribution amounted to approximately $2.8 million and $4.0 million, respectively. Further, the Company purchases certain components used in its machines from the Far East Joint Venture. During fiscal 1995 and the nine months ended February 29, 1996, purchases of components from the Far East Joint Venture totaled approximately $3.0 million and $2.4 million, respectively.

  Messrs. Farley and Kouzuma receive certain amounts from the Far East Joint Venture consisting of directors' fees and bonuses, as well as dividends on their individual holdings of stock in certain of SpeedFam Co., Ltd.'s subsidiaries. During the Far East Joint Venture's fiscal year ended April 30, 1995, Messrs. Farley and Kouzuma received an aggregate of approximately
(Yen)15.3 million ($156,600) and (Yen)32.9 million, ($336,800), respectively (based upon the yen/dollar exchange rate on dates of payment). During the Far East Joint Venture's fiscal year ended April 30, 1996, Mr. Kouzuma received an aggregate of approximately (Yen)39,240,000 million ($399,587) (based upon the yen/dollar exchange rate on dates of payment). Pursuant to Mr. Farley's employment agreement with the Company, all amounts payable to Mr. Farley from the Far East Joint Venture since the date of his employment agreement and through April 30, 1996, totaling approximately $85,000, were directed to the Company. Prior to entering into his employment agreement with the Company and for the fiscal year ended April 30, 1996, Mr. Farley received an aggregate of approximately $44,000 from the Far East Joint Venture (based upon the yen/dollar exchange rate on dates of payment).

  Both Messrs. Farley and Kouzuma serve as directors of SpeedFam Co., Ltd. In addition, both serve as directors of SpeedFam Clean Systems Co. Ltd., a majority owned subsidiary of SpeedFam Co., Ltd. Mr. Kouzuma also serves as President of SpeedFam Clean Systems Co. Ltd. In addition, each of Messrs. Farley and Kouzuma own 5% of the outstanding capital stock of SpeedFam Clean Systems Co., Ltd. Messrs. Farley and Kouzuma also serve as directors of Met-Coil Limited, SpeedFam Co. Ltd.'s 50%-owned joint venture. Mr. Kouzuma owns 10.62% of the outstanding capital stock of Saku Seiki, a majority owned subsidiary of SpeedFam Co., Ltd., and serves as a director of Saku Seiki. Messrs. Farley and Kouzuma also serve as directors of several wholly owned subsidiaries of SpeedFam Co. Ltd., namely SpeedFam Korea Limited, SpeedFam Incorporated in Taiwan and SpeedFam India (Pvt.) Ltd.

FUJIMI JOINT VENTURE

  Pursuant to a joint venture agreement dated September 7, 1984, the Company and Fujimi Incorporated formed Fuijimi Corporation, an Illinois corporation (the "Fujimi Joint Venture"). Each of Fuijimi Incorporated and the Company owns 50% of the Fujimi Joint Venture's common stock. Fujimi Incorporated, a publicly traded company in Japan, is a manufacturer of slurry, abrasives and compounds in Japan. The initial term of the joint venture agreement was for a period of five years, but the agreement continues in effect until such time as either party terminates upon written notice delivered to the other party upon one-year notice. The agreement may also be terminated upon 60-days notification by either party in the event of a breach by the other party if such breach is not cured within 60 days.

  The Fujimi Joint Venture was organized to sell Fujimi Incorporated products in North and South America. The Fujimi Joint Venture distributes abrasives, polishing pads, diamond wheels and other products to the semiconductor wafer and general industrial markets. Notwithstanding the written terms of the joint venture agreement, the Company, through SpeedFam U.S., has distributed a variety of products, primarily slurry, to manufacturers of thin film memory disks. The Company has the exclusive right to distribute Fujimi Incorporated memory disk polishing slurry in North America until October 1, 1999. Revenue from sales of products by the Fujimi Joint Venture were $10.2 million in fiscal 1993, $12.3 million in fiscal 1994, $15.8 million in fiscal 1995 and $13.8 million in the nine months ended February 29, 1996. For a description of other business relationships between the Company and Fujimi Incorporated, see "Business--Manufacturing and Suppliers." The Fujimi Joint Venture imports the products it sells and purchases such products in non-U.S. dollar denominated transactions. This business is subject to both foreign exchange rate fluctuations and has recently experienced increased competition which drives down selling prices, the result of which is lower gross margins for the Fujimi Joint Venture.

  The Fujimi Joint Venture currently has six directors serving on its Board of Directors, including Mr. Farley, Chairman of the Company, Mr. Kouzuma, President of the Company, and Mr. Augur, President of SpeedFam U.S. The other three directors, Messrs. Isamu Koshiyama, Shoji Azuma and Sadao Nakamura are representatives of Fujimi Incorporated. Day to day management of the Fujimi Joint Venture is under the control of its president, Mr. Donald R. Hixson. The Fujimi Joint Venture employs four full-time sales personnel.

                                  MANAGEMENT

  The executive officers, key employees and directors of SpeedFam
International, Inc. and their ages as of June 1, 1996 are as follows:

EXECUTIVE OFFICERS,
KEY EMPLOYEES
AND DIRECTORS             AGE                   POSITION WITH THE COMPANY
- -------------------       ---                   -------------------------
James N. Farley (1)       67  Chairman, Chief Executive Officer and Director
Makoto Kouzuma (1)        56  President, Chief Operating Officer and Director
Roger K. Marach (1)       50  Treasurer, Chief Financial Officer and Assistant Secretary
Christopher E. Augur (1)  36  President of SpeedFam Corporation
Robert R. Smith (1)       53  Managing Director of SpeedFam Limited


Mukesh Desai              42  Vice President of SpeedFam Corporation--Director of Technology
                              of Semiconductor Group
Mark A. Hredzak           38  Vice President of SpeedFam Corporation--General Manager of
                              Electronics Equipment Group
Ellis E. Ponton           34  Vice President of SpeedFam Corporation--General Manager of
                              Semiconductor Group
Philbin L. Scott          37  General Manager of Consumable Products Group
                              for SpeedFam Corporation
Byron L. Sheets           41  Vice President of SpeedFam Corporation--General Manager of
                              Industrial Applications Group
Neil R. Bonke             54  Director-elect
Thomas J. McCook (2) (3)  72  Director
Dr. Stuart Meyer (2) (3)  59  Director
Robert M. Miller (2)      69  Director
Carl S. Pedersen (3)      82  Director

- --------
(1) Messrs. Farley, Kouzuma, Marach, Augur and Smith are executive officers of SpeedFam International, Inc.
(2) Member of Compensation Committee
(3) Member of Audit Committee

  Mr. Farley has been a director of SpeedFam International, Inc. since 1961. He was appointed Chairman and Chief Executive Officer by the Board of Directors in 1993. Mr. Farley had been President of SpeedFam International, Inc. from 1967 to 1993. Prior to that, he was Vice President of Sales and had served as Business Manager since joining SpeedFam International, Inc. in 1960. Mr. Farley was instrumental in developing the organization and is presently responsible for developing and directing the future strategy of SpeedFam International, Inc. Mr. Farley also serves on the board of two privately-held companies. He holds a BSEE from Northwestern University.

  Mr. Kouzuma has been a director of SpeedFam International, Inc. since 1982. He was appointed President of SpeedFam International, Inc. in 1993. He was Executive Vice President of SpeedFam International, Inc. and had the additional post of President of SpeedFam Corporation from 1990 to 1993. He is also Executive Vice President and General Manager of the Far East Joint Venture. He has been responsible for the day to day operations of the Far East Joint Venture since its founding in 1971. Mr. Kouzuma joined SpeedFam International, Inc. in 1969 to open a Japanese liaison office. He graduated as an Electrical Engineer from Chuo University in Tokyo, Japan. Mr. Kouzuma is a resident of Japan.

  Mr. Marach joined SpeedFam International, Inc. in 1988 as Chief Financial Officer and was elected Treasurer in 1989. Prior to joining SpeedFam International, Inc., Mr. Marach was the Assistant Treasurer of Ingersoll International, Inc., a capital equipment manufacturer, for eight years and previously worked for five years in auditing and treasury operations for G.D. Searle & Co., a major pharmaceutical company. He has a BS in Economics (Accounting) from the Illinois Institute of Technology, and a Masters in Management (Finance) from Northwestern University.

  Mr. Augur was named President of SpeedFam Corporation in April 1993. He was the Executive Vice President from June 1992 to March 1993. From 1991 to 1992, Mr. Augur served as the General Manager of the Electronic Equipment Group of SpeedFam Corporation. He joined SpeedFam International, Inc. in 1982 and assisted in establishing its Arizona operations. Prior to joining SpeedFam International, Inc., Mr. Augur worked for Motorola in the semiconductor products sector. He has a BS in Computer Systems Engineering from Arizona State University and a Masters of Business Administration from the University of Phoenix.

  Mr. Smith was appointed Managing Director of SpeedFam Limited in 1974. Mr. Smith was hired to organize SpeedFam Limited in 1974 and has been responsible for its day to day operations since that time as well as for SpeedFam International, Inc.'s other European subsidiary, SpeedFam GmbH. Mr. Smith has a National Certificate in Mechanical Engineering from Lancaster Polytechnicon in England.

  Mr. Desai was appointed Vice President of SpeedFam Corporation in June 1995. He joined SpeedFam Corporation as Director of Technology of the Semiconductor Group in February 1994. He has extensive experience in CMP planarization technology and worked in the CMP area at IBM from 1984 to 1994. From May, 1993 to February, 1994, Mr. Desai served as an IBM assignee at SEMATECH, Inc. and acted as Project Leader on CMP research and development. He is currently responsible for directing the Company's CMP development. He holds a BS in Chemistry from Bombay University, Bombay, India, and a Masters of Science in Chemistry from Polytechnic University, Brooklyn, New York.

  Mr. Hredzak was appointed Vice President of SpeedFam Corporation in June 1995. Since 1993, he has been General Manager of the Electronics Equipment Group. The Group previously served both the silicon wafer and the thin film memory disk industries. As of June 1996, the Electronics Equipment Group serves the thin film memory disk industry. From 1990 to 1993, Mr. Hredzak was the sales manager for SpeedFam Corporation Cleaning Equipment Group. Mr. Hredzak started with SpeedFam Corporation in 1988 in the sales department of the Electronics Equipment Group. Mr. Hredzak received a BS in Metallurgical and Materials Engineering from the University of Kentucky.

  Mr. Ponton was appointed Vice President of SpeedFam Corporation in June 1995. Since 1993, he has been General Manager of the Semiconductor Group, which focuses entirely on CMP and the semiconductor device industry. He was the Assistant General Manager for the Electronics Equipment Group from 1992 to 1993, and its sales manager from 1988 to 1992. Mr. Ponton started with SpeedFam Corporation in 1986 as a sales engineer and was promoted to sales manager in 1988. Mr. Ponton has a BS in Geology and Mathematics from Ball State University.

  Mr. Scott was appointed General Manager of the Consumable Products Group of SpeedFam Corporation in June 1995 and is responsible for slurry and slurry component sales. He joined SpeedFam Corporation in May 1992 as the products manager of disk slurry products. From 1988 to 1992, Mr. Scott worked at the McDonnell Douglas Helicopter Company where he served as a Manufacturing Research Engineer, Industrial Engineer and Manager of Production Scheduling. He has a BA in Biology from UNC-Charlotte, a Masters of Environmental Science from Miami University and a Masters of Science in Engineering from Arizona State University.

  Mr. Sheets was appointed Vice President of SpeedFam Corporation in June 1995. Since 1993, he has been General Manager of the Industrial Applications Group, which services the broad industrial applications market. He was the sales manager for the Industrial Applications Group from 1990 to 1993. Mr. Sheets was hired in 1990 when Spitfire Tool and Machine Company ("Spitfire") was acquired by SpeedFam Corporation from General Signal Corp. Mr. Sheets worked for Spitfire from 1979 to 1990.

  In May 1996, the Board of Directors appointed Mr. Bonke to fill a vacancy on the Company's Board, effective at the time Mr. Bonke attends his first Board of Directors meeting. Mr. Bonke has not yet attended a regular Board meeting. Mr. Bonke has been Chairman of the Board of Electroglas, Inc. since April 1993, and its Chief Executive Officer from April 1993 through April 1996. Electroglas, Inc., a public company, is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. Mr. Bonke was a Group Vice President of General Signal and President of General Signal's Semiconductor Equipment Operations from September 1991 to July 1993.

  Mr. McCook has been a director of SpeedFam International, Inc. since 1979. He is currently serving as Vice Chairman of the Economic Development Council of Cape Coral, Florida and was formerly Vice President of Stewart-Warner, an automotive parts manufacturer.

  Dr. Meyer has been a director of SpeedFam International, Inc. since 1982. He has been an Associate Professor of Management and Strategy at the Kellogg Graduate School of Management, Northwestern University since 1977.

  Mr. Miller has been a director of SpeedFam International, Inc. since 1990. He is currently Chairman of Okuma Technology Institute in Charlotte, North Carolina. The Okuma Technology Institute is dedicated to machine tool and cutting tool research and development. Since 1985, Mr. Miller has been President of ITMC Inc., a marketing consulting firm providing service to capital equipment manufacturers.

  Mr. Pedersen has been a director of SpeedFam International, Inc. since 1979. Since 1988, he has been Chairman Emeritus of Luther & Pedersen, a capital equipment distributor in Aurora, Illinois. He previously served as Chairman of Luther & Pedersen.

BOARD OF DIRECTORS

  The Board of Directors currently consists of six persons. The Company's non-employee directors each receive an annual retainer of $2,500, plus a fee of $500 for each Board meeting and Committee meeting they attend. All directors are reimbursed for expenses incurred in connection with attending Board and Committee meetings.

  On July 27, 1995 a Compensation Committee was appointed consisting of Messrs. McCook, Meyer and Miller, and an Audit Committee was appointed consisting of Messrs. McCook, Meyer and Pedersen. The duties of the Compensation Committee are to provide a general review of the Company's compensation and benefit plans to ensure that they meet corporate objectives. The Compensation Committee (i) determines compensation for all officers of the Company, (ii) grants awards to officers under the Company's compensation and benefit plans and (iii) adopts major Company compensation policies and practices. The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors and reviews the independence of such auditors, approves the scope of the annual audit activities of the independent auditors, approves the audit fees payable to the independent auditors and reviews audit results.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Articles of Incorporation and Bylaws provide for indemnification by the Company of its directors, officers, employees and agents to the fullest extent permitted by law for expenses, judgments, penalties, fines and amounts paid in settlement in connection with any pending, threatened or completed action, suit or proceeding (other than by the Company), to which any such person was made a party by reason of the fact that he or she was acting in such capacity for the Company or was serving as such for another corporation or enterprise at the Company's request, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to a criminal proceeding, had no reasonable cause to believe such conduct was unlawful. In actions by the Company, such indemnification will be limited to expenses.

  At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of the Company. The Company is not aware of any threatened litigation or proceeding which may result in a claim for indemnification.

EXECUTIVE COMPENSATION

 Summary Compensation Table

  The following table shows the compensation awarded or paid by the Company to the Chief Executive Officer and the four executive officers (the "Named Executive Officers") of the Company during the fiscal years ended May 31, 1995 and 1996:

                                      ANNUAL                        LONG TERM
                                   COMPENSATION                    COMPENSATION
                                 -----------------                 ------------
                                                                      AWARDS
                                                                   ------------
                                                                    SECURITIES
                                                                    UNDERLYING
        NAME AND          FISCAL                    OTHER ANNUAL     OPTIONS       ALL OTHER
   PRINCIPAL POSITION     YEAR    SALARY   BONUS   COMPENSATION(1) (# SHARES)   COMPENSATION(2)
   ------------------     ------ -------- -------- --------------- ------------ ---------------
James N. Farley(3)
 Chairman and Chief        1996  $252,120 $100,000     $13,754             0        $2,097
 Executive Officer......   1995   303,748  258,267      13,754             0           900
Makoto Kouzuma(3)
 President and Chief Op-   1996  $166,859 $140,000         --         46,796        $1,800
 erating Officer........   1995   254,823  117,906         --         22,000           900
Roger K. Marach
 Treasurer and Chief Fi-   1996  $144,200 $ 92,500     $ 6,838        31,198        $1,337
 nancial Officer........   1995   118,844   47,000      31,168        19,040           900
Christopher E. Augur
 President of SpeedFam     1996  $139,327 $ 90,000     $ 6,838        28,078        $1,005
 Corporation............   1995   117,974   45,000       7,524        19,040           900
Robert R. Smith
 Managing Director--       1996  $141,883 $ 41,292     $18,118        12,479           --
 SpeedFam Limited.......   1995   137,164   37,752      18,772         9,520           --

- --------
(1) Represents auto allowances and, for Mr. Marach in fiscal 1995, relocation expenses of $24,330.
(2) Consists of the Company's matching contribution to the Company's 401(k) Plan and, for fiscal 1996 only, payments of life insurance premiums.
(3) Messrs. Farley and Kouzuma received an aggregate of approximately $156,600 and $336,800, respectively, from the Far East Joint Venture during the Far East Joint Venture's fiscal year ended April 30, 1995. During the Far East First Venture's fiscal year ended April 30, 1996, Mr. Kouzuma received an aggregate of approximately $399,587 from the Far East Joint Venture and, prior to entering into his employment agreement with the Company, Mr. Farley received an aggregate of approximately $44,000 from the Far East Joint Venture (based upon the yen/dollar exchange rate on dates of payment). See "Joint Venture Arrangements--Far East Joint Venture--Certain Relationships."

EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements with James N. Farley as Chairman of the Board of Directors and Chief Executive Officer, Makoto Kouzuma as President and Chief Operating Officer and Roger K. Marach as Chief Financial Officer and Treasurer; SpeedFam U.S. has entered into an employment agreement with Christopher E. Augur as President; and SpeedFam U.K. has entered into an employment agreement with

Robert R. Smith, as Managing Director of SpeedFam Limited (collectively, the "Employment Agreements"). The Employment Agreements, each dated September 1995, have an initial term of one year and may be terminated only for cause.

  The Employment Agreements set salaries, provide for bonuses at the discretion of the Compensation Committee of the Board of Directors, grant car allowances, and entitle the employee to participate in and receive the benefits of any and all pension, profit sharing, health, disability and insurance plans which the respective company may maintain. Salaries for each of Messrs. Farley, Kouzuma, Marach, Augur and Smith have been set by their respective Employment Agreement at an annual amount of $250,000, $100,000, $145,000, $140,000 and (Pounds)91,254 (approximately $147,000) (based on pound/dollar exchange rate on May 31, 1995), respectively. Mr. Farley has agreed to pay to the Company all compensation received from the Far East Joint Venture. Mr. Kouzuma has agreed to limit his compensation from the Far East Joint Venture to (Yen)32,240,000, (approximately $383,000) (based on yen/dollar exchange rate on May 31, 1995).

  In the event of sickness or disability which renders the employee unable to perform his duties, the respective company may, at its option, cease to pay compensation to the employee other than premiums on group health, disability and life insurance plans until the employee is able to reassume his duties.

  The Employment Agreements provide that upon the termination of the employee, the employee agrees not to disclose trade secrets of the respective company, agrees that for a period of one year any inventions relating to the respective company's business will be the property of the respective company, and the employee further agrees not to compete against the respective company for a period of one year.

  Messrs. Farley, Kouzuma, Marach, Augur and Smith have also separately entered into severance agreements with the Company which provide for a severance payment to the employee of 2.5 times the employee's Base Annual Salary (as defined in the severance agreements) in the event of (a) a voluntary or involuntary termination within a certain period following a change in control, or (b) an involuntary termination (defined to mean a termination other than for cause, or by reason of death or disability, or a voluntary resignation) outside of a change in control period. As provided in the agreements, the employee is entitled to the severance payment if a change of control occurs resulting from a tender offer, exchange offer, merger, consolidation or other business combination (each a "transaction") such that
(i) any person, other than James N. Farley or his affiliates, becomes the beneficial owner of more than 50% of the combined voting power of the outstanding securities of the Company; (ii) the directors of the Company, prior to such transaction, cease to constitute a majority of the directors following the transaction; (iii) the shareholders of the Company, prior to such transaction, own, in the aggregate, less than 70% of the outstanding voting securities of the surviving entity in the case of a merger or consolidation; (iv) more than 50% of the voting securities of the Company are transferred as a result of a tender offer or exchange offer; or (v) the Company transfers substantially all of its assets to another corporation of which the Company owns less than 50% of the outstanding voting securities.

 Option Grants in Last Fiscal Year

  The following table sets forth each grant of stock options made during the fiscal year ended May 31, 1996 to each of the Named Executive Officers. Mr. Farley, Chairman and Chief Executive Officer, has not been granted any stock options. No stock appreciation rights were granted during such year to any of the Named Executive Officers.

                                                                                  POTENTIAL REALIZABLE VALUE AT
                                                                                     ASSUMED ANNUAL RATES OF
                                                                                    STOCK PRICE APPRECIATION
                                            INDIVIDUAL GRANTS                          FOR OPTION TERM(4)
                         -------------------------------------------------------- -----------------------------
                                                PERCENT OF
                         NUMBER OF SECURITIES TOTAL OPTIONS
                          UNDERLYING OPTIONS    GRANTED TO   EXERCISE
                              GRANTED(1)       EMPLOYEES IN    PRICE   EXPIRATION
NAME                             (#)          FISCAL YEAR(2) ($/SH)(3)    DATE         5%             10%
- ----                     -------------------- -------------- --------- ---------- -----------------------------
Makoto Kouzuma..........        46,796             14%        $20.50    5/31/06        $603,310      $1,415,805
Roger K. Marach.........        31,198             10%        $20.50    5/31/06         402,215         943,890
Christopher E. Augur....        28,078              9%        $20.50    5/31/06         361,991         849,495
Robert R. Smith.........        12,479              4%        $20.50    5/31/06         160,884         377,550

- --------

(1) Options become exercisable over a five-year period with 20% vesting annually beginning May 31, 1997. The term of the options is ten years.

(2) Based on an aggregate of 325,976 options granted to employees in fiscal 1996 including the Named Executive Officers.

(3) The exercise price per share of each option was equal to 100% of the fair market value of the Common Stock on the date of grant as determined by the Board of Directors.

(4) The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term.

 Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End
Option/Values

  The following table sets forth the number and value of the unexercised options held by each of the Named Executive Officers at May 31, 1996. Mr. Farley, Chairman and Chief Executive Officer, has not been granted any stock options.

                                                                           VALUE OF
                                                         NUMBER OF       UNEXERCISED
                                                        UNEXERCISED      IN-THE-MONEY
                                                        OPTIONS AT        OPTIONS AT
                                                        FY-END (#)      FY-END ($)(1)
                         SHARES ACQUIRED    VALUE      EXERCISABLE/      EXERCISABLE/
NAME                     ON EXERCISE (#) REALIZED ($) UNEXERCISABLE     UNEXERCISABLE
- ----                     --------------- ------------ --------------- ------------------
Makoto Kouzuma..........          0              0     72,640/93,856  $1,161,806/691,804
Roger K. Marach.........     11,000        139,748     44,808/75,830     722,429/676,490
Christopher E. Augur....          0              0     39,608/72,710     636,926/676,490
Robert R. Smith.........     20,000        251,360     30,304/44,095     491,114/491,165

- --------

(1) Value is based on the difference between the stock option exercise price and the closing price on May 31, 1996 of $20.50, multiplied by the number of shares of Common Stock underlying the stock options. No market existed for the Common Stock prior to this offering.

1995 PURCHASE PLAN

  The Company's 1995 Employee Stock Purchase Plan (the "1995 Purchase Plan")is designed to provide employees of the Company and its Designated Subsidiaries (as defined in the 1995 Purchase Plan) with an opportunity to purchase Common Stock of the Company.

  A summary of the principal features of the 1995 Purchase Plan follows.

  Term. The 1995 Purchase Plan became effective on October 6, 1995 and will continue in effect for a term of 20 years unless terminated earlier pursuant to the provisions of the 1995 Purchase Plan.

  Administration. The 1995 Purchase Plan is administered by the Board of Directors or a committee of members of the Board appointed by the Board.

  Participation. Only employees may participate in the 1995 Purchase Plan. For this purpose, an "employee" is any person, including an officer, who is regularly employed at least 20 hours per week and more than five months per calendar year by the Company or one of its Designated Subsidiaries. No employee shall be permitted to subscribe for shares under the 1995 Purchase Plan if, immediately after the grant of the option, the employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary (including stock issuable upon exercise of options held by him or her), nor shall any employee be granted an option that would permit him or her to buy more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) under the 1995 Purchase Plan in any calendar year. At May 31, 1996 there were 382 employees eligible to participate in the 1995 Purchase Plan.

  Type of Awards. On the first day of an offering period, each eligible employee participating in the 1995 Purchase Plan will be granted an option to purchase (at the per share option price) up to a certain number of shares of Common Stock. There will generally be one offering under the 1995 Purchase Plan during each six month period. The first offering period commenced on October 6, 1995 and was terminated on December 31, 1995. Subsequent offering periods have been and are currently intended to be January 1 through June 30 and July 1 through December 31 and continue until the 1995 Purchase Plan is terminated. The Board of Directors of the Company, or any committee designated by the Board of Directors to administer the 1995 Purchase Plan will have the power to change the duration of future offering periods with respect to future offerings without shareholder approval if the change is announced at least fifteen days prior to the first offering period to be affected.

  Shares Available. The maximum number of shares of Common Stock originally available for sale under the plan was 500,000 shares. In the event of any changes in the capitalization of the Company effected without receipt of consideration by the Company, such as stock splits, reverse stock splits or stock dividends, combination or reclassification of the Common Stock, or any other increase or decrease in the number of outstanding shares of Common Stock, proportionate adjustments will be made by the Company in the shares subject to purchase and in the price per share.

  Stock Options. The per share option price of shares sold in an offering under the 1995 Purchase Plan will be the lower of (i) 85% of the fair market value of a share of Common Stock of the Company on the first day of an offering period or (ii) 85% of the fair market value of a share of Common Stock on the last day of an offering period. The fair market value of a share of Common Stock on a given date shall be the closing price as reported in The Wall Street Journal or, if not so reported, the fair market value shall be determined pursuant to the provisions of the 1995 Purchase Plan. The 1995 Purchase Plan provides that the purchase price of such shares of Common Stock during the offering period shall not exceed 15% of total compensation during such offering period. Funds received upon sales of Common Stock under the 1995 Purchase Plan will be used for general corporate purposes. The option for the purchase of shares available to each participant in the 1995 Purchase Plan will be exercised automatically on the last day of an offering period, and the maximum number of shares will be purchased for such participant subject to payment in full by the participant for such shares within 30 days. An eligible employee who is a participant in the 1995 Purchase Plan may terminate his or her interest in a given offering by signing and delivering to the Company a notice of withdrawal from the 1995 Purchase Plan at least fifteen days prior the last day of the offering period. Termination of a participant's employment for any reason, including retirement or death, cancels his or her participation in the 1995 Purchase Plan immediately.

  Adjustments. The Board of Directors may make provision for adjusting the number of shares of Common Stock reserved, as well as the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation. In the event of the proposed liquidation or dissolution of the Company, the offering period will cease and an employee's participation in the 1995 Purchase Plan will be terminated immediately before consummation of such proposed event unless otherwise provided by the Board of Directors. In the event of a sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the employee's rights may be satisfied by assumption of the Company's obligations by such acquiring or successor corporation unless the Board of Directors determines that the employee will have the right to exercise the option as to all of the optioned stock, including shares as to which the option would not otherwise be exercisable. If the Board of Directors makes an option fully exercisable in lieu of assumption or substitution in such event, the employee's option will be fully exercisable for fifteen days from the date of notice by the Board of Directors, after which the employee's rights under the 1995 Purchase Plan shall terminate.

  Termination and Amendment. The Board of Directors may at any time amend or terminate the 1995 Purchase Plan, except that no such termination may affect options previously granted and no amendment may make any change in any option granted prior to such time which adversely affects the rights of any participant in the 1995 Purchase Plan. Under the 1995 Purchase Plan, an amendment to increase the number of shares reserved for issuance requires the prior approval of the shareholders of the Company.

1995 STOCK PLAN

  The 1995 Stock Plan for Employees and Directors of the Company (the "1995 Stock Plan") is designed to enhance the long-term profitability and shareholder value of the Company by offering stock-based incentives to those individuals who are key to the growth and success of the Company, to attract and retain executives and directors with experience and ability on a basis competitive with industry practice and to encourage executives and directors to acquire and maintain stock ownership in the Company. At May 31, 1996, options and rights to acquire 8,000 shares of Common Stock under the 1995 Stock Plan were outstanding.

  A summary of the principal features of the 1995 Stock Plan follows.

  Term. The 1995 Stock Plan became effective as of July 27, 1995 and has no fixed expiration date.

  Administration. The 1995 Stock Plan is administered by the Compensation Committee of the Board of Directors (the "Compensation Committee") which has the exclusive authority to make awards under the 1995 Stock Plan and all interpretations and determinations affecting the 1995 Stock Plan. No Compensation Committee member will be eligible to participate in the 1995 Stock Plan or may be awarded equity securities of the Company pursuant to the 1995 Stock Plan or any other plan of the Company during the year prior to Compensation Committee service unless the 1995 Stock Plan or any other such plan and the award under the 1995 Stock Plan or any other such plan comply with the applicable requirements of Rule 16b-3 ("Rule 16b-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The 1995 Stock Plan and the grant of stock options to the directors pursuant to the 1995 Stock Plan have been structured to comply with the applicable requirements of Rule 16b-3 and may only be amended to the extent permitted by Rule 16b-3.

  Participation. Participation in the 1995 Stock Plan is limited to key officers and other employees of the Company and any of its subsidiaries ("Employees") and any member of the Board of Directors of the Company who is not then an Employee or beneficial owner, either directly or indirectly, of more than 10% of the Common Stock ("Eligible Director"), who are selected from time to time by the Compensation Committee. Employees who are participants in the 1995 Stock Plan are also eligible to participate in any other incentive plan of the Company. Eligible Directors are eligible to receive automatic grants of non-qualified stock options pursuant to the provisions of the 1995 Stock Plan.

  Type of Awards. Awards under the 1995 Stock Plan may be in the form of stock options (including incentive stock options ("ISOs") which meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and in particular with all such requirements which apply to employees owning 10% or more of the total combined voting power of all classes of stock of the Company), restricted shares and restricted units. Stock Appreciation Rights ("SARs") may be awarded by the Compensation Committee in connection with any option granted under the Plan, either at the time the option is granted or thereafter at any time prior to the exercise, termination or expiration of the option ("tandem right"), or separately ("freestanding right"). Awards will be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law. However, the exercise price per share of Common Stock purchasable under any ISO and the option price of any SAR accompanying an ISO will not be less than 100% of the fair market value of a share of Common Stock on the date of grant of the ISO or SAR accompanying an ISO.

  Shares Available. No more than 1,000,000 shares of Common Stock may be issued under the 1995 Stock Plan (subject to adjustment as described below for stock splits, stock dividends, recapitalizations, mergers and other events as described in the 1995 Stock Plan). Generally, any shares of Common Stock which cease to be subject to purchase under a granted option, or any forfeited restricted shares or restricted units, will become available for subsequent awards under the 1995 Stock Plan.

  Stock Options. The term of all options granted to Employees under the 1995 Stock Plan will be fixed by the Compensation Committee; however, the term of ISOs may not exceed ten years from the grant date. The exercise price for any shares of Common Stock purchasable under an option granted to Employees will be determined by the Compensation Committee subject to adjustment as described below. The exercise price for any shares purchasable under an ISO will not be less than 100% of the fair market value of a share of Common Stock on the date the ISO is granted. Each option granted to an Employee will become exercisable as determined by the Compensation Committee, provided the Compensation Committee may, in its discretion, accelerate the exercisability of any option, in whole or in part, at any time. The terms of non-qualified stock options granted to Eligible Directors, the exercise price for shares purchasable under such options and the date such options become exercisable are determined pursuant to the formula provision of the 1995 Stock Plan which can only be amended to the extent permitted by Rule 16b-3. However, each option granted either to an Employee or Eligible Director will become exercisable in full at the earliest of the death, Eligible Retirement (as defined in the 1995 Stock
Plan) or Total Disability (as defined in the 1995 Stock Plan) of the option holder or a Change in Control (as defined in the 1995 Stock Plan) of the Company. Each option shall be exercisable in full or in part, subject to certain requirements in the 1995 Stock Plan, by payment of the exercise price in cash or already owned shares for the number of shares of Common Stock to be purchased.

  Stock Appreciation Rights. The Compensation Committee may grant SARs in connection with any option granted under the 1995 Stock Plan, either as a tandem right or a freestanding right. Each tandem right is subject to the same terms and conditions as the related options. The exercise price of SARs granted under the 1995 Stock Plan will be determined by the Compensation Committee; however, the exercise price of each SAR granted in connection with an ISO will not be less than 100% of the fair market value of a share of Common Stock on the date the ISO is granted. Upon exercise of an SAR, the holder will be entitled to receive the excess of the fair market value of a share of Common Stock over the total exercise price for a share of Common Stock, payable in cash (unless otherwise determined by the Compensation Committee).

  SARs may be granted to Employees deemed officers for purposes of Section 16 of the Exchange Act. SARs granted to such officers may not be transferred or disposed of within six months from the date of grant or within six months of the date the exercise price is fixed. SARs granted to such officers generally may be exercised only during the ten business days beginning on the third business day following announcement of the Company's quarterly earnings.

  Restricted Shares. The Compensation Committee may make awards of shares of Common Stock on such terms, conditions and restrictions as it determines. The holder of such shares will generally have the rights of shareholders subject to the provisions of the 1995 Stock Plan. The Compensation Committee may at any time, in its sole discretion, waive the terms and conditions and/or shorten the restricted period established for any award. All restrictions with respect to a restricted share award will lapse upon the earliest to occur of the death, Eligible Retirement or Total Disability of the holder or a Change in Control of the Company. Except as set forth elsewhere in this summary and in the 1995 Stock Plan, all restricted shares and all rights with respect to such restricted shares will be forfeited by reason of termination of employment. None of the shares subject to a restricted share award may be sold, transferred, assigned or pledged until they are delivered to the holder of the share award.

  Restricted Units. The Compensation Committee is authorized to grant and to determine the terms, conditions and restrictions of any restricted unit awards. No shares of Common Stock will be issued at the time the award is made and the Company will not be required to set aside funds for the payment of any such award. The Compensation Committee may at any time, in its sole discretion, waive the terms and conditions and/or shorten the restricted period established for any award. All restrictions with respect to a restricted unit award will lapse upon the earliest to occur of the death, Eligible Retirement or Total Disability of the holder or a Change in Control of the Company. Restricted unit awards may be paid in cash or shares or any combination thereof.

  Adjustments. The Compensation Committee may, at any time, in the event of any stock dividend, stock split, recapitalization, merger, consolidation or other change in the capitalization of the Company or similar corporate transaction or event affecting the Common Stock, in such manner as it deems equitable, adjust, among other things, (i) the limitation of 1,000,000 shares that may be issued under the 1995 Stock Plan; (ii) the number and class of shares that may be subject to stock options, restricted shares or restricted units that have not been issued; (iii) the exercise price to be paid for unexercised stock options; and (iv) the share value used to determine the amount or value of any award under the 1995 Stock Plan.

  Termination and Amendment. The Board of Directors may suspend, terminate, modify or amend the 1995 Stock Plan at any time, but if any such amendment requires shareholder approval in order to meet the requirements of the then applicable rules under Section 16(b) of the Exchange Act, such amendment may not be effected without obtaining shareholder approval. The Board of Directors may terminate the 1995 Stock Plan, but the terms of the 1995 Stock Plan will continue to apply to awards granted prior to such termination. No suspension, termination, modification or amendment of the 1995 Stock Plan may adversely affect the rights of an Employee or Eligible Director under previously granted awards.

1991 STOCK PLAN

  The 1991 Employee Incentive Stock Option Plan, as amended (the "1991 Stock Plan") is designed to reward valued employees of the Company by granting incentive stock options to those individuals who are key to the growth and success of the Company. Directors who are not employees are not eligible to participate in the 1991 Stock Plan.

  A summary of the principal features of the 1991 Stock Plan follows.

  Term. The 1991 Stock Plan expires on May 31, 2001.

  Administration. The 1991 Stock Plan is administered by the Compensation Committee of the Board of Directors (the "Compensation Committee") which has the exclusive authority to make awards under the 1991 Stock Plan and all interpretations and determinations affecting the 1991 Stock Plan. No member of the Compensation Committee will be eligible to participate in the 1991 Stock Plan.

  Participation. Participation in the 1991 Stock Plan is available only to persons who are employees of the Company or of any of its subsidiaries (as defined in Section 425 of the Code) ("Employees"). No person may be granted an option under the 1991 Stock Plan who is the beneficial owner, either directly or indirectly, of more than 10% of the Common Stock of the Company at the time the option is granted, except as provided in the 1991 Stock Plan. The Compensation Committee of the Board of Directors of the Company will determine the employees to be granted options under the 1991 Stock Plan, the number of shares of Common Stock subject to each option, and the period and terms and conditions of each option in accordance with the provisions of the 1991 Stock Plan.

  Shares Available. No more than 1,500,000 shares of Common Stock may be issued and sold pursuant to options granted under the 1991 Stock Plan (subject to adjustment for stock splits, stock dividends, recapitalizations, mergers or consolidations). At May 31, 1996, options to acquire 1,260,068 shares of Common Stock under the 1991 Stock Plan were outstanding.

  Stock Options. Awards under the 1991 Stock Plan will be in the form of incentive stock options ("ISOs") which meet the requirements of Section 422 of the Code and in particular with all such requirements which apply to employees owning 10% or more of the total combined voting power of all classes of stock of the Company. The term of all options granted to Employees under the 1991 Stock Plan will be fixed by the Compensation Committee, however, the term of ISOs may not exceed 10 years from the grant date, unless the Employee to whom the option is granted owns, at the time the option is granted, more than 10% of the total combined voting power of all classes of stock of the Company, then the term of such option may not exceed five years from the grant date. The exercise price for any shares purchasable under an ISO will be determined by the Compensation Committee but will not be less than 100% of the fair market value of the shares of Common Stock on the date the ISO is granted. Each option granted to an Employee will become exercisable as determined by the Compensation Committee provided the Compensation Committee may, in its discretion, accelerate the exercisability of any option, in whole or in part, at any time.

  Restrictions. The aggregate fair market value of the Common Stock (determined at the time the option is granted) with respect to which ISO's are exercisable for the first time by an Employee during any calendar year may not exceed $100,000. The Compensation Committee may make awards of shares of Common Stock on such terms, conditions and restrictions as it determines. Any option granted to an officer of the Company, or the shares of Common Stock into which any such option is exercised, may not be transferred or disposed of within six months from the date of grant. Except as set forth elsewhere in this summary and in the 1991 Stock Plan, all shares of Common Stock and all rights with respect to such shares of Common Stock will be forfeited by reason of termination of employment. The right to purchase shares of Common Stock under an option granted under the 1991 Stock Plan may not be sold, transferred, assigned, pledged or otherwise disposed of, except that any options granted to an Employee may be transferred upon the death of such Employee.

  Termination and Amendment. The Board of Directors may suspend, terminate, modify or amend the 1991 Stock Plan at any time, but if any such amendment requires shareholder approval in order to meet the requirements of the then applicable rules under Section 16(b) of the Exchange Act, such amendment may not be effected without obtaining shareholder approval. Without the approval of shareholders, no amendment may be made to the 1991 Stock Plan which increases the number of shares of Common Stock which may be purchased (except with respect to certain recapitalizations), changes the purchase price or extends the period during which the shares of Common Stock may be purchased under any option. The Board of Directors may amend the 1991 Stock Plan at any time and without shareholder approval to the extent necessary to cause ISOs granted under the 1991 Stock Plan to meet the requirements of Section 422A of the Code.

                             CERTAIN TRANSACTIONS

CERTAIN RELATIONSHIPS RELATED TO THE FAR EAST JOINT VENTURE

  For a description of certain relationships between the Company and the Far East Joint Venture and Messrs. Farley and Kouzuma and the Far East Joint Venture, see "Joint Venture Arrangements--Far East Joint Venture--Certain Relationships."

                      PRINCIPAL AND SELLING SHAREHOLDERS

  The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of May 31, 1996, and as adjusted to reflect the sale of the Common Stock being offered hereby (assuming no exercise of the Underwriters' over-allotment option) by
(i) each shareholder who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each Named Executive Officer, (iv) all directors and executive officers of the Company as a group, and (v) each Selling Shareholder. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                          BENEFICIAL OWNERSHIP                   BENEFICIAL OWNERSHIP
                            PRIOR TO OFFERING                       AFTER OFFERING
                          -----------------------                -----------------------
NAME AND ADDRESS            NUMBER      PERCENT   SHARES OFFERED   NUMBER      PERCENT
- ----------------          ------------ ---------- -------------- ------------ ----------
James N. Farley(1)(2)...     2,562,525     23.8%     400,860        2,161,665     17.9%
Nancy Jo Farley(1)(3)...     1,110,850     10.3       50,000        1,060,850      8.8
Makoto Kouzuma(1)(4)....       835,420      7.8       70,000          765,420      6.3
SpeedFam Employees
Profit Sharing
Trust(1)(5).............       351,380      3.3       50,000          301,380      2.5
Roger K. Marach(6)......        70,808        *       15,000           55,808        *
Christopher E. Augur....        54,608        *       25,000           29,608        *
Robert R. Smith(7)......       172,124      1.6       20,000          152,124      1.3
Neil R. Bonke...........             0        *          --                 0        *
Tom McCook..............        66,380        *       16,380           50,000        *
Dr. Stuart Meyer........        76,380        *        8,380           68,000        *
Robert M. Miller........        18,380        *        4,000           14,380        *
Carl S. Pedersen(8).....        70,380        *          380           70,000        *
All directors and
 executive officers as a
 group
 (10 persons)...........     3,927,005     36.5%     560,000        3,367,005     27.8%

- --------
*Less than one percent.
(1) The business address of Messrs. Farley and Kouzuma, Mrs. Farley and the SpeedFam Employees Profit Sharing Trust is 7406 West Detroit, Chandler, Arizona 85226.

(2) All shares beneficially owned by Mr. Farley are held in the James N. Farley Trust, of which Mr. Farley acts as sole trustee. Excludes (i) shares beneficially owned by Nancy Jo Farley (Mr. Farley's spouse), (ii) an aggregate of 1,635,825 shares beneficially owned by Mr. Farley's adult children, (iii) 762,780 shares held in the Makoto Kouzuma Trust, a revocable trust, of which Mr. Farley serves as co-trustee, and (iv) 351,380 shares owned by the SpeedFam Employees Profit Sharing Trust, of which Mr. Farley acts as co-trustee. Mr. Farley disclaims beneficial ownership of all shares referred to (i) through (iv) above.

(3) Of such shares, 727,400 are held in the Nancy Jo Farley Trust, a revocable trust. Charles A. Kelly, Secretary of the Company, acts as co-trustee of such trust with Mr. Farley (the spouse of Nancy Jo Farley). Pursuant to the trust agreement, Mr. Kelly has sole voting and dispositive power over shares held in the trust. The Nancy Jo Farley Trust may be voluntarily terminated by Mrs. Farley at any time. Includes 346,770 shares of Common Stock over which Mrs. Farley has sole voting and dispositive power as Custodian for nine minor grandchildren. Also includes 36,680 shares of Common Stock over which Mrs. Farley has sole voting and dispositive power as sole trustee of the James C. Farley Irrevocable Trust. Mrs. Farley disclaims beneficial ownership as to such shares. Excludes shares beneficially owned by Mr. Farley and an aggregate of 1,635,825 shares beneficially owned by Mrs. Farley's adult children, as to all of which Mrs. Farley disclaims beneficial ownership.

(4) Of such shares, 762,780 are held in the Makoto Kouzuma Trust, a revocable trust. Mr. Kelly and Mr. Farley act as co-trustees of such trust and share voting and dispositive power over shares held in the trust. The Makoto Kouzuma Trust may be voluntarily terminated by Mr. Kouzuma at any time. The remaining 72,640 shares are subject to issuance to Mr. Kouzuma upon the exercise of certain stock options.
(5) Messrs. Farley, Marach and Kelly act as co-trustees of the Plan and share voting and dispositive power over shares held by the Plan.

(6) Excludes 351,380 shares owned by the SpeedFam Employees Profit Sharing Trust of which Mr. Marach serves as co-trustee. Mr. Marach disclaims beneficial ownership of such shares.

(7) Includes 50,000 shares beneficially owned by Mr. Smith's spouse.

(8) Of such shares, 62,000 are held in the Pedersen Family Limited Partnership, of which Pedersen Holdings, Inc. is sole general partner and Mr. Pedersen serves as sole limited partner. Mr. Pedersen serves as President of Pedersen Holdings, Inc. and own 33% of its outstanding stock. The remaining 8,380 shares are subject to issuance to Mr. Pedersen upon the exercise of certain stock options.

                         DESCRIPTION OF CAPITAL STOCK

  The Company's authorized capital stock consists of 1,000,000 shares of Preferred Stock, none of which has been issued, and 20,000,000 shares of Common Stock, of which 10,514,868 were currently issued and outstanding as of May 31, 1996.

COMMON STOCK

  Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders generally, including the election of directors. Subject to the rights of holders of any Preferred Stock outstanding, holders of Common Stock are entitled to receive such dividends as are declared by the Board of Directors out of funds legally available therefor, and in the event of liquidation, dissolution or winding upon of the Company, the holders of Common Stock are entitled to share ratably in any assets remaining after payment of the Company's liabilities. Holders of Common Stock do not have preemptive or other subscription rights. The Common Stock currently outstanding is, and the shares of Common Stock offered by the Company hereby will be, when issued, validly issued, fully paid and non-assessable.

  Firstar Bank Milwaukee, N.A., Milwaukee, Wisconsin, is the registrar and transfer agent for the Common Stock.

PREFERRED STOCK

  The Preferred Stock may be issued from time to time in one or more series, and the Board of Directors, without further approval of the shareholders, is authorized to fix the dividend rights and terms, redemption rights and terms, liquidation preferences, conversion rights, special series voting rights and sinking fund provisions applicable to each such series of Preferred Stock. If the Company issues a series of Preferred Stock in the future that has special voting rights or preferences over the Common Stock with respect to the payment of dividends or upon the Company's liquidation, dissolution or winding up, the rights of the holders of the Common Stock may be adversely affected. The issuance of shares of Preferred Stock could be utilized, under certain circumstances, in an attempt to prevent an acquisition of the Company and may adversely affect the voting and other rights of the holders of Common Stock.

ANTI-TAKEOVER STATUTES

  Section 7.85 of the Illinois Business Corporation Act of 1983 (the "BCA") provides that business combinations between an Illinois corporation with a class of securities registered under the Exchange Act or a corporation which elects to be subject to Section 7.85 and the beneficial holder of 10% or more of the voting power of such corporation generally require (i) the approval of 80% of the votes of each class of stock entitled to vote and (ii) the affirmative vote of at least a majority of the votes of each class of stock entitled to be cast held by persons other than the 10% owner. Such requirements will not apply if the transaction is approved by 2/3 of the disinterested directors (generally defined as a director not affiliated or associated with the 10% owner), the price to be paid to the shareholders of the corporation is generally the higher of the fair market value (as defined in the statute) or the price per share paid by the 10% owner in acquiring its shares, and certain other conditions relating to the absence of dividend defaults, the receipt of special benefits by the 10% owner and the provision of specified information about the transaction to the corporation's public shareholders, are satisfied.

  Section 11.75 of the BCA provides that a corporation shall not engage in any business combination with any interested shareholder (generally defined as the beneficial owner of 15% or more of the outstanding voting shares of the company) for a period of three years following the date that such shareholder became an interested shareholder, unless (a) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder, or (b) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (c) on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested shareholder.

  Section 8.85 of the BCA permits directors and officers of an Illinois corporation to consider the interests of constituencies other than the corporation's shareholders when exercising their duties, including in the consideration of a transaction which could result in a change of control of the Company.

  The Company is automatically subject to Section 8.85 and, as of the closing date of the offering, will become subject to Section 7.85 and, depending on the final distribution of the shares offered hereby and certain shareholder residency requirements with the State of Illinois, Section 11.75.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the offering, the Company will have outstanding an aggregate of 12,567,008 shares of Common Stock. Of these shares, 5,937,500 shares, including the 2,660,000 shares sold in the offering, will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by "affiliates" of the Company as that term is defined under the Securities Act.

  The remaining 6,629,508 shares held by existing shareholders of the Company are "restricted" securities within the meaning of Rule 144 under the Securities Act and are eligible for sale pursuant to the provisions of Rule 144 subject to the expiration of the lock-up agreements described below. Of such shares, 1,923,945 shares of Common Stock have been held for more than three years by shareholders who are not affiliates of the Company and are eligible for sale in the public market in reliance on Rule 144(k) under the Securities Act.

  In general, under Rule 144 under the Securities Act as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, may sell an amount of restricted securities which were last purchased from the issuer or an affiliate of the issuer a minimum of two years prior to such sale, such that, within any three-month period, such person's sales do not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock (125,670 shares immediately after this offering), or the average weekly trading volume in the Common Stock in the Nasdaq National Market during the four calendar weeks preceding the date on which notice of such sale is filed under Rule 144(h) of the Securities Act, or if no such notice is required, the date of receipt of the order to execute the transaction. In addition, under Rule 144(k), a shareholder who is not deemed an affiliate, and has not been an affiliate for at least three months prior to the sale, is entitled to sell restricted securities which were last purchased from the issuer or an affiliate of the issuer a minimum of at least three years prior to such sale without complying with the foregoing requirements. In calculating the two and three year holding periods described above, a holder of restricted securities can include the holding period of a prior owner who was not an affiliate.

  Certain stockholders of the Company have agreed pursuant to certain agreements with the Underwriters (the "Lock-up Agreements") that they will not, without the prior written consent of Lehman Brothers Inc., offer, sell, contract to sell or otherwise dispose of any shares of Common Stock beneficially owned by them (including any shares issuable upon the exercise of stock options), or any security convertible or exchangeable for Common Stock, for a period of 90 days after the date of the Prospectus. See "Underwriting."

  As of May 31, 1996, options to purchase a total of 1,268,068 shares of Common Stock were outstanding, of which options to purchase a total of 347,364 shares were immediately exercisable. Of such shares immediately exercisable, 244,880 shares are subject to Lock-Up Agreements. An additional 1,104,264 shares of Common Stock will be available for future stock option grants under the Company's stock option plans.

                                 UNDERWRITING

  Under the terms of, and subject to the conditions in, the Underwriting Agreement, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, the Underwriters named below, for whom Lehman Brothers Inc., Alex. Brown & Sons Incorporated and Needham & Company, Inc. are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company and the Selling Shareholders, and the Company and the Selling Shareholders have agreed to sell to each Underwriter, the aggregate number of shares of Common Stock set forth opposite their respective names below:

      UNDERWRITER                                               NUMBER OF SHARES
      -----------                                               ----------------
      Lehman Brothers Inc. ....................................
      Alex. Brown & Sons Incorporated..........................
      Needham & Company, Inc...................................
                                                                   ---------
        Total..................................................    2,660,000
                                                                   =========

  The Underwriting Agreement provides that the obligations of the Underwriters to purchase shares of Common Stock are subject to certain conditions, and that if any of the foregoing shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all the shares of Common Stock agreed to be purchased by the Underwriters must be so purchased.

  The Company and the Selling Shareholders have been advised that the Underwriters propose to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus, and to certain selected dealers (who may include the Underwriters) at such public offering price less a selling concession not in excess of $
per share. The selected dealers may reallow a concession not in excess of
$     per share to certain brokers and dealers. After the initial public offering, the public offering price, the concession to selected dealers and the reallowance may be changed by the Underwriters.

  The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the Underwriters may be required to make in respect thereof.

  The Company has granted to the Underwriters an option to purchase up to an aggregate of 399,000 shares of Common Stock, exercisable solely to cover over-allotments, at the offering price to the public less the underwriting discounts and commissions shown on the cover page of this Prospectus. Such option may be exercised at any time until 30 days after the date of the Underwriting Agreement. To the extent that the option is exercised, each Underwriter will be committed, subject to certain conditions, to purchase a number of the additional shares of Common Stock proportionate to such Underwriter's initial commitment as indicated in the preceding table.

  Certain holders of shares of Common Stock of the Company, owning an aggregate of 6,205,320 shares, have agreed that they will not, subject to certain limited exceptions, directly or indirectly, offer, sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for any such shares for a period of 90 days after the effective date of the offering without either the prior written consent of Lehman Brothers Inc. Lehman Brothers Inc. reserves the right to release any or all of such shareholders from their obligations under such lock-up agreements at any time without notice. Any such release would increase the number of shares available for sale into the public market, which could have a material adverse effect on the price of the Common Stock. In addition, the Company has agreed that it will not, subject to certain limited exceptions, directly or indirectly, offer, sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable for such shares without the prior written consent of Lehman Brothers Inc. for 90 days after the effective date of the offering.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Chapman and Cutler, Chicago, Illinois. Certain legal matters will be passed upon for the Underwriters by Brobeck, Phleger & Harrison, San Diego, California. Mr. Charles A. Kelly, a partner of Chapman and Cutler, serves as Secretary of the Company and owns 60,000 shares of the Company's Common Stock. In addition, Mr. Kelly has sole voting and dispositive power over 727,400 shares of Common Stock held in the Nancy Jo Farley Trust, a revocable trust, of which he serves as co-trustee. Mr. Kelly also shares voting and dispositive power over 762,780 shares of Common Stock held in the Makoto Kouzuma Trust, a revocable trust, of which he serves as co-trustee and over 351,380 shares of Common Stock held in the SpeedFam Employees Profit Sharing Trust, of which he serves as co-trustee. Mr. David S. Crossett, also a partner of Chapman and Cutler, owns 500 shares of the Company's Common Stock.

                                    EXPERTS

  The consolidated financial statements and schedules of the Company and the consolidated financial statements of the Far East Joint Venture included in this Prospectus and elsewhere in the Registration Statement have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

  A Registration Statement (which term shall include any amendments thereto) on Form S-1, relating to the Common Stock offered hereby has been filed by the Company with the Commission. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement, exhibits and schedules. A copy of the Registration Statement and the exhibits and schedules thereto which constitute a part of the Registration Statement may be inspected by anyone without charge at the offices of the Commission described above. Copies of all or any part thereof may be obtained from the Commission upon the payment of certain fees prescribed by the Commission.

  The Company intends to furnish to its shareholders annual reports containing consolidated financial statements audited by its independent accountants and quarterly reports containing unaudited consolidated financial information.

  Certain statements in this Registration Statement, including without limitation certain of those contained in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Industry Background, --The SpeedFam CMP Solution, and --SpeedFam Strategy," constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

ANNUAL
Independent Auditors' Report..............................................  F-2
Consolidated Balance Sheets--at the end of fiscal years 1994 and 1995.....  F-3
Consolidated Statements of Earnings--for the fiscal years 1993, 1994 and
 1995.....................................................................  F-4
Consolidated Statements of Shareholders' Equity--for the fiscal years
 1993, 1994 and 1995......................................................  F-5
Consolidated Statements of Cash Flows--for the fiscal years 1993, 1994 and
 1995.....................................................................  F-6
Notes to Consolidated Financial Statements................................  F-7
INTERIM
Condensed Consolidated Balance Sheets--at May 31, 1995 and February 29,
 1996 (unaudited).........................................................  F-21
Condensed Consolidated Statements of Earnings--for the nine months ended
 February 28, 1995 and February 29, 1996 (unaudited)......................  F-22
Condensed Consolidated Statements of Cash Flows--for the nine months ended
 February 28, 1995 and February 29, 1996 (unaudited)......................  F-23
Notes to Condensed Consolidated Financial Statements (unaudited)..........  F-24

SPEEDFAM CO., LTD. AND CONSOLIDATED SUBSIDIARIES

ANNUAL
Independent Auditors' Report..............................................  F-26
Consolidated Balance Sheets--at the end of fiscal years 1994 and 1995.....  F-27
Consolidated Statements of Earnings--for the fiscal years 1993, 1994 and
 1995.....................................................................  F-28
Consolidated Statements of Shareholders' Equity--for the fiscal years
 1993, 1994 and 1995......................................................  F-29
Consolidated Statements of Cash Flows--for the fiscal years 1993, 1994 and
 1995.....................................................................  F-30
Notes to Consolidated Financial Statements................................  F-31

The above consolidated financial statements of SpeedFam Co., Ltd. and consolidated subsidiaries are included in this prospectus pursuant to Rule 3-09 of Regulation S-X.

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
SpeedFam International, Inc.:

  We have audited the accompanying consolidated balance sheets of SpeedFam International, Inc. and consolidated subsidiaries as of May 31, 1994 and 1995, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended May 31, 1995. These consolidated financial statements are the responsibility of the management of SpeedFam International, Inc. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SpeedFam International, Inc. and consolidated subsidiaries as of May 31, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended May 31, 1995 in conformity with generally accepted accounting principles.

  As discussed in notes 1 and 5 to the consolidated financial statements, the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," were adopted in fiscal year 1994.

                                          KPMG PEAT MARWICK LLP

July 18, 1995, except as to note 15, which is as of July 27, 1995
Chicago, Illinois

           SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                    AT THE END OF FISCAL YEARS 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                                  MAY 31,
                                                              ----------------
                           ASSETS                              1994     1995
                           ------                             -------  -------
Current assets:
  Cash and cash equivalents.................................. $   809  $ 1,095
  Trade accounts and notes receivable, less allowance for
   doubtful accounts of $192 and $187 in 1994 and 1995,
   respectively..............................................  14,506   16,971
  Inventories................................................  10,728   17,995
  Income taxes receivable....................................     265       --
  Deferred income taxes......................................      95      147
  Prepaid expenses and other current assets..................     541    1,067
                                                              -------  -------
    Total current assets.....................................  26,944   37,275
Investments in affiliates....................................  14,738   18,582
Property, plant and equipment, net...........................   2,996    3,061
Other assets.................................................   1,031    1,111
                                                              -------  -------
    Total assets............................................. $45,709  $60,029
                                                              =======  =======
            LIABILITIES AND SHAREHOLDERS' EQUITY
            ------------------------------------
Current liabilities:
  Current portion of long-term debt.......................... $   899  $   908
  Accounts payable...........................................   6,747    7,138
  Customer deposits..........................................   1,078    5,662
  Due to affiliates..........................................   4,947    8,907
  Accrued expenses...........................................   3,081    3,083
  Income taxes...............................................     212      505
                                                              -------  -------
    Total current liabilities................................  16,964   26,203
                                                              -------  -------
Long-term liabilities:
  Long-term debt.............................................   9,716   10,362
  Deferred income taxes......................................     453      427
                                                              -------  -------
    Total long-term liabilities..............................  10,169   10,789
                                                              -------  -------
Shareholders' equity:
  Common stock, no par value, 20,000,000 shares authorized
   and issued, 7,474,380 shares outstanding at the end of
   fiscal year 1994 and 7,459,700 shares outstanding at the
   end of fiscal year 1995...................................       1        1
  Additional paid-in capital.................................     828      828
  Retained earnings..........................................  15,782   17,426
  Foreign currency translation adjustment....................   5,139    7,991
  Treasury stock.............................................  (3,174)  (3,209)
                                                              -------  -------
    Total shareholders' equity...............................  18,576   23,037
                                                              -------  -------
Total liabilities and shareholders' equity................... $45,709  $60,029
                                                              =======  =======




          See accompanying notes to consolidated financial statements.

           SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                       FISCAL YEARS 1993, 1994, AND 1995
            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        YEARS ENDED MAY 31,
                                                      -------------------------
                                                       1993     1994     1995
                                                      -------  -------  -------
Revenue:
  Net sales.........................................  $42,542  $49,247  $57,021
  Commissions from affiliate........................      772    2,134    2,757
                                                      -------  -------  -------
    Total revenue...................................   43,314   51,381   59,778
Cost of sales.......................................   32,472   38,945   45,494
                                                      -------  -------  -------
    Gross margin....................................   10,842   12,436   14,284
                                                      -------  -------  -------
Operating expenses:
  Research, development and engineering.............    1,778    2,267    2,740
  Selling, general, and administrative expenses.....    8,545    8,988    9,948
                                                      -------  -------  -------
    Total operating expenses........................   10,323   11,255   12,688
                                                      -------  -------  -------
Operating profit....................................      519    1,181    1,596
                                                      -------  -------  -------
Other income (expense):
  Gains on sales of assets..........................       42       19      246
  Royalty income....................................       91      245      264
  Interest income...................................       26       34       52
  Interest expense..................................     (824)    (697)    (959)
  Disposal of FamTec AG.............................     (300)     303       --
  Miscellaneous, net................................      574      373     (556)
                                                      -------  -------  -------
                                                         (391)     277     (953)
                                                      -------  -------  -------
Earnings from consolidated companies before income
 taxes and cumulative effect of change in accounting
 principle..........................................      128    1,458      643
Income tax expense (benefit)........................      573     (160)     186
                                                      -------  -------  -------
Earnings (loss) from consolidated companies before
 cumulative effect of change in accounting
 principle..........................................     (445)   1,618      457
Equity in net earnings (loss) of affiliates.........      (45)     655    1,187
                                                      -------  -------  -------
Earnings (loss) before cumulative effect of change
 in accounting principle............................     (490)   2,273    1,644
Cumulative effect of change in accounting principle
 for income taxes...................................       --       78       --
                                                      -------  -------  -------
Net earnings (loss).................................  $  (490) $ 2,351  $ 1,644
                                                      =======  =======  =======
Net earnings (loss) per share.......................  $ (0.06) $  0.31  $  0.20
                                                      =======  =======  =======
Weighted average common and common equivalent
 shares.............................................    7,615    7,619    8,146
                                                      =======  =======  =======
Pro forma net earnings per share data (Note 16)
 (Unaudited):
  Pro forma net earnings............................                    $ 1,966
                                                                        =======
  Pro forma net earnings per share..................                    $  0.18
                                                                        =======
  Pro forma common and common equivalent shares
   outstanding......................................                     10,781
                                                                        =======

          See accompanying notes to consolidated financial statements.

           SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                        FISCAL YEARS 1993, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                        FOREIGN
                                 ADDITIONAL            CURRENCY
                          COMMON  PAID-IN   RETAINED  TRANSLATION TREASURY
                          STOCK   CAPITAL   EARNINGS  ADJUSTMENT   STOCK     TOTAL
                          ------ ---------- --------  ----------- --------  -------
Balance at May 31, 1992.   $ 1      $761    $13,921     $2,824    $(3,168)  $14,339
Net loss................    --        --       (490)        --         --      (490)
Foreign currency
 translation adjustment.    --        --         --      1,767         --     1,767
Purchase of treasury
 stock..................    --        --         --         --         (6)       (6)
Sale of treasury stock..    --        56         --         --          3        59
                           ---      ----    -------     ------    -------   -------
Balance at May 31, 1993.     1       817     13,431      4,591     (3,171)   15,669
Net earnings............    --        --      2,351         --         --     2,351
Foreign currency
 translation adjustment.    --        --         --        548         --       548
Purchase of treasury
 stock..................    --        --         --         --         (4)       (4)
Sale of treasury stock..    --        11         --         --          1        12
                           ---      ----    -------     ------    -------   -------
Balance at May 31, 1994.     1       828     15,782      5,139     (3,174)   18,576
Net earnings............    --        --      1,644         --         --     1,644
Foreign currency
 translation adjustment.    --        --         --      2,852         --     2,852
Purchase of treasury
 stock..................    --        --         --         --        (35)      (35)
                           ---      ----    -------     ------    -------   -------
Balance at May 31, 1995.   $ 1      $828    $17,426     $7,991    $(3,209)  $23,037
                           ===      ====    =======     ======    =======   =======





          See accompanying notes to consolidated financial statements.

           SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                        FISCAL YEARS 1993, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                        YEARS ENDED MAY 31,
                                                       -----------------------
                                                       1993    1994     1995
                                                       -----  -------  -------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings (loss)................................. $(490) $ 2,351  $ 1,644
  Adjustments to reconcile net earnings (loss) to net
   cash provided by (used in) operating activities:
    Equity in net earnings (loss) of affiliates.......    45     (655)  (1,187)
    Depreciation and amortization.....................   654      675      635
    Provision for losses on accounts receivable.......    45        7        3
    Provision for deferred income taxes...............   302     (220)    (120)
    Gains on sales of assets..........................   (42)     (19)    (246)
    Increase in cash surrender value of life
     insurance........................................   (77)    (119)    (138)
    Gain on disposal of FamTec AG.....................    --     (298)      --
    Cumulative effect of change in accounting
     principle........................................    --      (78)      --
    Change in assets and liabilities:
      Decrease (increase) in trade accounts and notes
       receivable.....................................   751   (7,782)  (2,271)
      (Increase) in inventories.......................  (212)  (3,297)  (7,067)
      (Increase) decrease in prepaid expenses and
       other assets...................................  (147)      50     (452)
      (Decrease) increase in accounts payable and due
       to affiliates..................................  (368)   5,569    4,149
      (Decrease) increase in accrued expenses,
       customer deposits and other liabilities........  (298)   1,670    4,474
      Increase (decrease) in income taxes, net........    32     (368)     566
                                                       -----  -------  -------
Net cash provided by (used in) operating activities...   195   (2,514)     (10)
                                                       -----  -------  -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures................................  (314)    (443)    (744)
  Proceeds from sales of assets.......................   163       46      431
  Dividends from affiliates...........................   180       77       90
  Other investing activities..........................  (106)     (81)     (83)
                                                       -----  -------  -------
Net cash used in investing activities.................   (77)    (401)    (306)
                                                       -----  -------  -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Treasury stock transactions.........................    53        8      (35)
  Increase in short-term borrowings...................    83       --       --
  Proceeds from long-term debt........................   524    3,750    1,500
  Principal payments on long-term debt................  (885)    (778)    (899)
                                                       -----  -------  -------
Net cash (used in) provided by financing activities...  (225)   2,980      566
                                                       -----  -------  -------
Effect of foreign currency rate changes on cash.......   (15)     (21)      36
                                                       -----  -------  -------
Net (decrease) increase in cash and cash equivalents..  (122)      44      286
Cash and cash equivalents at beginning of year........   887      765      809
                                                       -----  -------  -------
Cash and cash equivalents at end of year.............. $ 765  $   809  $ 1,095
                                                       =====  =======  =======
SUPPLEMENTAL CASH FLOW INFORMATION
  Cash paid during the year for:
    Interest.......................................... $ 835  $   664  $   866
                                                       =====  =======  =======
    Income taxes...................................... $ 172  $   412  $   125
                                                       =====  =======  =======

          See accompanying notes to consolidated financial statements.

          SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (DOLLARS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Principles of Consolidation

  The consolidated financial statements include the accounts of SpeedFam International, Inc. (the Company, formerly named FamTec International, Inc.), an Illinois corporation, and the following wholly owned subsidiaries:

           SUBSIDIARIES                                           INCORPORATED
           ------------                                          --------------
        SpeedFam Corporation.................................... United States
        SpeedFam Limited........................................ United Kingdom
        SpeedFam GmbH........................................... Germany

  All significant intercompany balances and transactions have been eliminated. Non-U.S. subsidiaries are included in the consolidated financial statements based upon fiscal years ended April 30. The Company's fiscal year ends on May 31.

  The Company's investments in the common stock of affiliates, SpeedFam Co., Ltd. (a Japanese corporation, 50% owned), and Fujimi Corporation (an Illinois corporation, 50% owned) are accounted for by the equity method using fiscal years that end April 30 and May 31, respectively.

 (b) Cash and Cash Equivalents

  Cash and cash equivalents include deposits in banks and highly liquid short-term investments with original maturities of three months or less. Short-term investments are carried at cost which approximates market.

 (c) Property, Plant and Equipment

  Property, plant and equipment is stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets. Depreciation expense was $596, $575 and $538 in fiscal years 1993, 1994 and 1995, respectively. The estimated useful lives of the assets are as follows:

      Buildings and improvements.................................. 7 to 40 years
      Machinery and equipment.....................................       5 years
      Furniture and fixtures......................................  3 to 5 years
      Leasehold improvements...................................... 2 to 10 years

 (d) Inventories

  Inventories are stated at the lower of cost (first-in, first-out) or market.

 (e) Income Taxes

  In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (Statement 109). Statement 109 requires a change to the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

          SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                            (DOLLARS IN THOUSANDS)

  Effective June 1, 1993, the Company adopted Statement 109 and has reported the cumulative effect of that accounting change in the fiscal year 1994 consolidated statement of earnings.

 (f) Revenue Recognition

  Sales of the Company's products are recorded upon shipment or when the product is accepted by the customer. Commission revenue from affiliate is recorded upon shipment of product.

 (g) Installation and Warranty Costs

  Costs to be incurred by the Company related to product installation and warranty fulfillment are accrued at the date of shipment and are estimated by the Company based on past experience. The accrual for product installation and warranty fulfillment, included in accrued expenses in the consolidated balance sheets, was $180 and $200 at the end of fiscal years 1994 and 1995, respectively.

 (h) Foreign Currency Translation

  Assets and liabilities of the Company's non-U.S. operations have been translated using the exchange rates in effect at the balance sheet dates. Results of operations are translated using the average exchange rates prevailing throughout the period. Local currencies are considered the functional currencies of the Company's foreign entities. Foreign currency exchange rates used to translate the financial statements are summarized below:

                                                              FOREIGN CURRENCY
                                                               PER U.S. DOLLAR
                                                             -------------------
                                                              1993   1994  1995
                                                             ------ ------ -----
      Rates at balance sheet date:
        Pound sterling ((Pounds))...........................    .63    .66   .62
        Deutsche mark (DM)..................................   1.59   1.65  1.39
        Japanese yen ((Yen))................................ 111.15 101.65 84.20

 (i) Treasury Stock

  The Company accounts for treasury stock using the cost method. In fiscal years 1993 and 1994, the number of shares of treasury stock sold by the Company amounted to 26,000 and 6,000, respectively. There were no sales of treasury stock in fiscal year 1995. In fiscal years 1993, 1994 and 1995 the number of shares of treasury stock purchased by the Company amounted to 2,800, 1,800, and 14,680, respectively. There are 12,540,300 shares of treasury stock at the end of fiscal year 1995, including 1,096,800 shares held in escrow in accordance with the terms of a note agreement with a former member of the Board of Directors.


 (j) Net Earnings (Loss) Per Share

  Net earnings (loss) per share data has been computed using the weighted average number of shares of common stock and common equivalent shares from stock options (when dilutive using the treasury stock method). Stock options issued during the twelve month period prior to the Company's proposed initial public offering (see note 15) have been included in the calculation as if they were outstanding for all periods presented (even if antidilutive using the treasury stock method and the anticipated initial public offering price).

          SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                            (DOLLARS IN THOUSANDS)

 (k) Concentration of Credit Risk

  The Company designs, manufactures, markets and services high throughput precision surface processing systems used in the fabrication of thin film memory disk media, semiconductor wafers, general industrial components and, more recently, semiconductor devices through chemical mechanical polishing. In addition, the Company markets and distributes parts and expendables and polishing liquids, or slurry. The following is a summary of net sales to and commissions earned from significant customers:

      CUSTOMER                                                    1993  1994  1995
      --------                                                    ----  ----  ----
       A.........................................................  15%   21%   21%
       B.........................................................   *    10%   11%
       C.........................................................   *    11%    *

- --------
*Less than 10%.

 (l) Patents and Trademarks

  Patents and trademarks included in other assets, in the net amount of $277 and $311 at the end of fiscal years 1994 and 1995, respectively, are amortized on a straight-line basis over 17 years for patents and 5 years for trademarks.

 (m) Research, Development and Engineering

  Expenditures for research, development and engineering of products and processes are expensed as incurred.

(2) INVENTORIES

  Inventories at the end of fiscal years 1994 and 1995 are summarized as follows:

                                                                  1994    1995
                                                                 ------- -------
      Raw materials............................................. $ 7,844 $10,383
      Work-in-process...........................................   1,330   4,930
      Finished goods............................................   1,554   2,682
                                                                 ------- -------
        Total inventories....................................... $10,728 $17,995
                                                                 ======= =======

(3) PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment at the end of fiscal years 1994 and 1995 is summarized as follows:

                                                                1994     1995
                                                               -------  -------
      Land.................................................... $   184  $   188
      Buildings and improvements..............................   1,991    2,013
      Machinery and equipment.................................   2,710    2,448
      Furniture and fixtures..................................     651    1,125
      Leasehold improvements..................................     371      522
                                                               -------  -------
                                                                 5,907    6,296
      Less accumulated depreciation...........................  (2,911)  (3,235)
                                                               -------  -------
        Net property, plant and equipment..................... $ 2,996  $ 3,061
                                                               =======  =======

          SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                            (DOLLARS IN THOUSANDS)

(4) INVESTMENT IN AFFILIATES

  The Company owns a 50% interest in SpeedFam Co., Ltd. The Company's equity interest in SpeedFam Co., Ltd. was $13,321 and $17,108 at the end of fiscal years 1994 and 1995, respectively. SpeedFam Co., Ltd.'s consolidated financial statements include the accounts of the following subsidiaries:

        COMPANY                                                       LOCATION
        -------                                                       --------
        SpeedFam Clean System Co., Ltd.............................. Japan
        Saku Seiki Co., Ltd......................................... Japan
        SpeedFam Incorporated....................................... Taiwan
        SpeedFam Korea Ltd.......................................... South Korea
        SpeedFam India (Pvt.) Ltd................................... India
        Precision Technology, Inc. ................................. South Korea

  Significant intercompany balances and transactions have been eliminated. SpeedFam Co., Ltd.'s investments in two affiliated Japanese companies, Met-Coil Ltd. and CRT K.K., are accounted for by the equity method.

  Condensed consolidated financial statements of SpeedFam Co., Ltd. are as follows:

                                BALANCE SHEETS

                                                                  APRIL 30,
                                                               ----------------
                             ASSETS                             1994     1995
                             ------                            ------- --------
   Current assets:
     Cash and short-term investments.......................... $ 6,989 $ 15,531
     Trade accounts and notes receivable, net.................  39,203   46,088
     Inventories..............................................   9,865   11,086
     Due from affiliated companies ...........................   4,792    8,759
     Prepaid expenses and other current assets................   1,759    1,712
                                                               ------- --------
       Total current assets...................................  62,608   83,176
   Investments in affiliates..................................     928    1,223
   Property, plant and equipment, net.........................  18,650   20,371
   Deferred income taxes and other assets.....................   4,683    6,043
                                                               ------- --------
       Total assets........................................... $86,869 $110,813
                                                               ======= ========
              LIABILITIES AND STOCKHOLDERS' EQUITY
              ------------------------------------
   Current liabilities:
     Short-term borrowings.................................... $13,207 $ 15,744
     Current portion of long-term debt........................   1,815    2,406
     Accounts payable.........................................  24,627   34,299
     Accrued expenses.........................................   3,253    4,384
     Income taxes payable.....................................   1,329    2,564
                                                               ------- --------
       Total current liabilities..............................  44,231   59,397
   Long-term debt.............................................  12,387   12,528
   Liability for employee benefits............................   2,017    2,595
   Minority interest..........................................   1,593    2,078
   Stockholders' equity:
     Common stock.............................................     210      210
     Retained earnings........................................  15,987   18,036
     Foreign currency translation adjustment..................  10,444   15,954
     Unrealized gains on marketable securities................      --       15
                                                               ------- --------
       Total liabilities and stockholders' equity............. $86,869 $110,813
                                                               ======= ========

          SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                            (DOLLARS IN THOUSANDS)

                 STATEMENTS OF EARNINGS AND RETAINED EARNINGS

                                                     YEARS ENDED APRIL 30,
                                                    --------------------------
                                                     1993     1994      1995
                                                    -------  -------  --------
   Net sales....................................... $75,747  $87,217  $108,664
   Costs and operating expenses....................  75,531   84,823   103,574
                                                    -------  -------  --------
   Earnings before income taxes....................     216    2,394     5,090
   Income taxes....................................     725    1,026     2,755
                                                    -------  -------  --------
   Net earnings (loss) before minority interest....    (509)   1,368     2,335
   Minority interest...............................     (49)    (241)     (166)
                                                    -------  -------  --------
   Net earnings (loss) before cumulative effect of
    change in accounting principle.................    (460)   1,127     2,169
   Cumulative effect of change in accounting
    principle......................................      --      (43)       --
                                                    -------  -------  --------
   Net earnings (loss).............................    (460)   1,084     2,169
   Retained earnings at beginning of year..........  15,700   14,958    15,987
   Dividends.......................................    (282)     (55)     (120)
                                                    -------  -------  --------
   Retained earnings at end of year................ $14,958  $15,987  $ 18,036
                                                    =======  =======  ========

  The following is a summary of SpeedFam International, Inc. and consolidated subsidiaries' transactions with SpeedFam Co., Ltd.

                                                            1993   1994   1995
                                                           ------ ------ ------
   Sales to SpeedFam Co., Ltd............................. $  447 $   67 $  259
                                                           ====== ====== ======
   Purchases from SpeedFam Co., Ltd....................... $3,276 $2,555 $3,046
                                                           ====== ====== ======
   Commission revenue..................................... $  772 $2,134 $2,757
                                                           ====== ====== ======
   Commission expense..................................... $  164 $   91 $  196
                                                           ====== ====== ======

  Net amounts due to SpeedFam Co., Ltd. included in the consolidated balance sheets at the end of fiscal years 1994 and 1995 are $4,595 and $8,698, respectively.

  The Company's investment in the common stock of Fujimi Corporation (an Illinois corporation, 50% owned) is accounted for by the equity method using a fiscal year that ends May 31. Summary financial information relating to Fujimi Corporation is as follows:

                                BALANCE SHEETS

                                                                     MAY 31,
                                                                  -------------
                                                                   1994   1995
                                                                  ------ ------
   Due from affiliates........................................... $  352 $  208
                                                                  ====== ======
   Other current assets.......................................... $5,401 $6,649
                                                                  ====== ======
   Noncurrent assets............................................. $   23 $   55
                                                                  ====== ======
   Current liabilities........................................... $2,942 $3,963
                                                                  ====== ======
   Total stockholders' equity.................................... $2,834 $2,949
                                                                  ====== ======

          SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                            (DOLLARS IN THOUSANDS)

                            STATEMENTS OF EARNINGS

                                                                MAY 31,
                                                        -----------------------
                                                         1993    1994    1995
                                                        ------- ------- -------
   Net sales........................................... $10,227 $12,301 $15,783
   Costs and operating expenses........................   9,440  11,595  15,536
                                                        ------- ------- -------
   Earnings before income taxes........................     787     706     247
   Income taxes........................................     306     296      72
                                                        ------- ------- -------
   Net earnings........................................ $   481 $   410 $   175
                                                        ======= ======= =======

  The Company received dividends from Fujimi Corporation of $40, $50 and $30 in fiscal years 1993, 1994, and 1995, respectively. Purchases from Fujimi Corporation approximated $326, $775, and $1,301 in fiscal years 1993, 1994, and 1995, respectively. Amounts due to Fujimi Corporation included in the consolidated balance sheets at the end of fiscal years 1994 and 1995 are $352 and $208, respectively.

(5) INCOME TAXES

  As discussed in note 1, the Company adopted Statement 109 effective June 1, 1993. The cumulative effect of this change in accounting for income taxes of $78 was determined as of June 1, 1993 and is reported separately in the consolidated statement of earnings in fiscal year 1994.

  The Company files consolidated U.S. Federal income tax returns with its U.S. subsidiary. Operations in the United Kingdom and Germany file local income tax returns. Earnings (loss) from consolidated companies before income taxes and cumulative effect of change in accounting principle are as follows:

                                                              1993    1994  1995
                                                              -----  ------ ----
      U.S. .................................................. $ 167  $1,165 $183
      Non-U.S. ..............................................   (39)    293  460
                                                              -----  ------ ----
          Total.............................................. $ 128  $1,458 $643
                                                              =====  ====== ====

  The provision (benefit) for income taxes is as follows:

                                                              1993 1994   1995
                                                              ---- -----  -----
      Current:
        U.S. Federal......................................... $ 60 $ (72) $ 112
        State................................................    8    --     12
        Non-U.S. ............................................  203   132    182
                                                              ---- -----  -----
                                                               271    60    306
                                                              ---- -----  -----
      Deferred:
        U.S. Federal and State...............................  302  (214)   (92)
        Non-U.S. ............................................   --    (6)   (28)
                                                              ---- -----  -----
                                                               302  (220)  (120)
                                                              ---- -----  -----
          Income tax expense (benefit)....................... $573 $(160) $ 186
                                                              ==== =====  =====

          SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                            (DOLLARS IN THOUSANDS)

  In fiscal year 1993, deferred income tax expense results from timing differences in the recognition of income and expense for income tax and financial reporting purposes. The sources and tax effects of those timing differences are as follows:

                                                                          1993
                                                                          ----
      DISC dividend...................................................... $ (7)
      Property, plant and equipment......................................   41
      Inventory..........................................................  145
      Warranty accrual...................................................  132
      Other..............................................................   (9)
                                                                          ----
          Deferred income tax expense.................................... $302
                                                                          ====

  The tax effects of temporary differences that give rise to the deferred tax liabilities at the end of fiscal years 1994 and 1995 are as follows:

                                                                   1994   1995
                                                                   -----  -----
      Property, plant and equipment............................... $(479) $(478)
      Inventory...................................................  (233)  (257)
      Allowance for doubtful accounts.............................    65     73
      Trademark amortization......................................    44     66
      Warranty accrual............................................   175     81
      Alternative minimum tax credit carryforward.................    83     47
      Unrealized foreign currency losses..........................    --    141
      Other.......................................................   (13)    47
                                                                   -----  -----
          Net deferred tax liability.............................. $(358) $(280)
                                                                   =====  =====

  There is no valuation allowance for deferred tax assets at the end of fiscal years 1993, 1994 or 1995. Deferred tax assets are considered realizable due to the expectation of future taxable income. At the end of fiscal year 1995, the Company has an alternative minimum tax credit carryforward of approximately $47 available to offset regular income tax in the future to the extent such regular income tax exceeds the alternative minimum tax.

  A reconciliation between the Company's effective tax rate and the "expected" tax rate of 34% on earnings (loss) before income taxes and cumulative effect of change in accounting principle is as follows:

                                                              1993  1994   1995
                                                              ----  ----   ----
      "Expected" income tax rate.............................  34%   34%    34%
      Officers' life insurance...............................  36     2      4
      U.S. tax benefit on disposal of FamTec AG..............  --   (51)    --
      Difference of non-U.S. and "expected" tax rates........  (8)    2     --
      FamTec AG losses without tax benefit................... 221    --     --
      Dividend income from non-U.S. affiliates............... 160     1      3
      State taxes, net of U.S. Federal benefit...............  13    (1)    --
      Foreign sales corporation.............................. (22)   (2)   (13)
      Other..................................................  14     4      1
                                                              ---   ---    ---
      Effective income tax rate.............................. 448%  (11%)   29%
                                                              ===   ===    ===

  No provision is made for income taxes on undistributed earnings of wholly owned non-U.S. subsidiaries and SpeedFam Co., Ltd. because it is the Company's present intention to reinvest substantially all the earnings of these operations. At the end of fiscal year 1995 there were approximately $10,508 of accumulated

          SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                            (DOLLARS IN THOUSANDS)
undistributed earnings of those operations. It is not practical for the Company to compute the amount of unrecognized deferred tax liability on the undistributed earnings.

  The Company has not recognized a deferred tax liability of approximately $232 for its share of the undistributed earnings of Fujimi Corporation that arose in fiscal year 1993 and prior years because the Company does not expect those unremitted earnings to reverse and become taxable in the foreseeable future. A deferred tax liability will be recognized when the Company expects that it will recover those undistributed earnings in a taxable manner, such as through receipt of dividends or sale of the investment. At the end of fiscal year 1995 the undistributed earnings of Fujimi Corporation were approximately $42. A deferred tax liability in the amount of $17 has been provided for the undistributed earnings subsequent to fiscal year 1993.

(6) LONG-TERM DEBT

  Long-term debt consists of the following:

                                                                1994    1995
                                                               ------- -------
      Loans under revolving line of credit due November 8,
       1997; interest rate at bank's prime rate (9.00% at May
       31, 1995) or LIBOR plus 2% (8.06% at May 31, 1995)....  $ 5,000 $ 6,500
      Term loan payable in quarterly installments of $100
       with final installment of $1,900 on October 31, 1997;
       interest rate fixed at 9%.............................    3,200   2,800
      Term loan payable in monthly installments of $26
       (including interest) beginning April 1, 1994 for five
       years; interest rate fixed at 9.25%...................    1,208   1,000
      Term loan in the amount of (Pounds)142,507, payable in
       monthly installments of (Pounds)4,700 ($8) for 15
       years beginning in November 1987, interest rate of
       2.25% over the bank's base rate (6.75% at April 30,
       1995).................................................      281     229
      Note payable in equal annual installments of $207
       through January 15, 1999; interest rate of prime less
       1/2% (however, not less than 8% or greater than 12%);
       an imputed interest rate of 15% results in a debt
       discount of $87 at May 31, 1995.......................    1,035     828
      Other..................................................       16      --
                                                               ------- -------
          Total long-term debt...............................   10,740  11,357
      Less current portion of long-term debt.................      899     908
      Less debt discount.....................................      125      87
                                                               ------- -------
          Net long-term debt.................................  $ 9,716 $10,362
                                                               ======= =======

  In fiscal year 1995 the Company's U.S. subsidiary, SpeedFam Corporation, entered into a new secured credit agreement with two U.S. banks. The credit agreement provides a $9,500 revolving line of credit maturing November 8, 1997. The Company and subsidiary must meet certain financial objectives each year as defined in the credit agreement and subsequent amendments. The borrowings under the credit agreement are secured by the assets of the subsidiary and are guaranteed by the Company.

  The term loan payable in monthly installments of $26 is secured by certain machinery of SpeedFam Corporation with a net book value of $321 at the end of fiscal year 1995.

          SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                            (DOLLARS IN THOUSANDS)

  The term loan, payable in pounds sterling at April 30, 1995, is secured by the assets of SpeedFam Limited and a (Pounds)250 ($403) keyman life insurance policy.

  During fiscal year 1990, the Company entered into a nine-year note agreement with an individual who was then a director of SpeedFam International, Inc., for the purchase of common stock. The loan is secured by 1,096,800 shares of the Company's stock held in escrow and included in treasury stock. This note is subordinate to the Company's other short-term borrowings and long-term debt. Any additional borrowings from the revolving line of credit, institutional lenders, and SpeedFam Co., Ltd. up to approximately $13,000 will also be superior to this note.

  Annual maturities of long-term debt are as follows:

             FISCAL YEAR                       AMOUNT
             -----------                       -------
             1996............................. $   908
             1997.............................     937
             1998.............................   9,057
             1999.............................     455
                                               -------
                                               $11,357
                                               =======

(7) COMMITMENTS AND CONTINGENCIES

  The Company has agreed with its shareholders that, in the event of their deaths, it will buy shares in the Company owned by them, or other specified persons or fiduciaries, to the extent permitted by law. The share value is determined by an established formula. Such commitments, as regards the Company's major shareholder, will be fulfilled by the proceeds of an insurance policy on his life and the anticipated issuance of subordinated debt and cumulative preferred stock to the estate of the shareholder. At the end of fiscal year 1995 the obligation to the majority shareholder in excess of the face value of the insurance policy was approximately $16,131.

  The Company and its subsidiaries occupy certain manufacturing and office facilities and use certain equipment under noncancelable operating leases expiring at various dates through fiscal year 2000. Rental expense aggregated approximately $559, $468, and $611 in fiscal years 1993, 1994, and 1995, respectively.

  Future minimum lease payments for all noncancelable operating leases having a remaining term in excess of one year at the end of fiscal year 1995 are as follows:

             FISCAL YEAR                        AMOUNT
             -----------                        ------
             1996.............................. $  775
             1997..............................    659
             1998..............................    446
             1999..............................    367
             2000 and thereafter...............    237
                                                ------
                 Total......................... $2,484
                                                ======

(8) FORWARD EXCHANGE CONTRACTS

  The Company enters into forward foreign exchange contracts to hedge certain firm commitments denominated principally in Japanese yen. The terms of the contracts are rarely more than one year. The contracts are entered into at the time an order is received to preserve the expected profit by protecting the

          SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                            (DOLLARS IN THOUSANDS)
Company from the risk that those commitments will be adversely affected by changes in exchange rates. Unrealized gains and losses on the forward contracts are deferred until the related transaction occurs.

  During fiscal year 1995, the Company incurred foreign currency transaction losses on three purchase transactions as a result of not hedging on a timely basis (i.e., at the purchase order date). These losses amounted to $350 and are included in Miscellaneous, net in the accompanying consolidated statement of earnings in fiscal year 1995. At the end of fiscal years 1994 and 1995, deferred net gains (losses) amounted to $161 and ($310), respectively.

  The table below summarizes the contractual amounts of the Company's forward exchange contracts in U.S. dollars. The amounts represent the U.S. dollar equivalent of commitments to purchase or sell foreign currencies.

                                                       1994           1995
                                                    ----------- ----------------
                                                     BUY   SELL   BUY     SELL
                                                    ------ ---- -------- -------
      Japanese yen................................. $3,883 $298 $ 15,399 $10,448
                                                    ====== ==== ======== =======
      German mark.................................. $   -- $ -- $     65 $    --
                                                    ====== ==== ======== =======

(9) SAVINGS AND PROFIT-SHARING PLANS

  The Company maintains savings and profit-sharing plans for its employees. The plans cover certain employees who meet length of service requirements. Contribution expense under the plans, determined by the Company's Board of Directors, aggregated $87, $180, and $60 in fiscal years 1993, 1994, and 1995, respectively.

(10) EMPLOYEE INCENTIVE STOCK OPTION PLAN

  On September 12, 1991, the shareholders approved the Employee Incentive Stock Option Plan of 1991 reserving 1,500,000 shares of common stock for sale or award as stock options to officers and key employees. Prior to fiscal year 1995, 822,000 stock options were granted at 100% or 110% of the value of the Company's common stock as determined by an established formula, of which 295,440 are exercisable at the end of fiscal year 1995. The average exercise price for the stock options granted prior to fiscal year 1995 is $2.04. In fiscal year 1995, 281,660 stock options were granted at the fair value of the Company's common stock as determined by an independent appraiser, none of which are exercisable at the end of fiscal year 1995. The average exercise price for the stock options granted in fiscal year 1995 is $5.38. The stock options vest over five years (i.e., 20% each year) with the exception of 163,800 stock options issued in 1992 which vested immediately. The stock options expire ten years after the grant date except for 48,600 stock options which expire five years after the grant date. None of the stock options have been exercised at the end of fiscal year 1995.

(11) DISPOSAL OF FAMTEC AG

  During fiscal year 1993, the Company decided to shut down the operations of FamTec AG and established a reserve of $300 for the associated estimated costs. During January 1994, the bankruptcy of FamTec AG was announced and published in Switzerland. The current plan of the bankruptcy administrator is to apportion and distribute the assets of FamTec AG among the creditors to the extent available with no possible recourse to the Company. The plan has brought about the dissolution of FamTec AG and has caused the Company to no longer have ownership of the entity.

          SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                            (DOLLARS IN THOUSANDS)

  As a result of this circumstance, the Company's net investment in FamTec AG was written off in 1994. Since the liabilities and foreign currency translation adjustment associated with FamTec AG exceeded its assets, the disposal resulted in a pretax gain of $303 and an income tax benefit of $740 in fiscal year 1994. The benefit arose from the write-off and resulting deduction of the Company's investment in FamTec AG for U.S. tax purposes. Results of operations of FamTec AG are not included in the 1994 consolidated statement of earnings nor are they material. The net loss of FamTec AG included in the 1993 consolidated statements of earnings was $832.

(12) LITIGATION SETTLEMENT AND CANCELLATION CHARGE

  In January 1993, the Company reached a favorable settlement with a competitor over the infringement of a patent owned by the Company. Title to the patent was granted to the competitor. The Company received in the settlement a royalty free non-exclusive license to use the technology, an immediate cash payment of $300 and a promissory note in the amount of $500 payable over five years in equal quarterly installments of $25 plus interest at the prime rate. The total settlement amount of $800 is included as income in miscellaneous, net in the statement of earnings for fiscal year 1993. Additionally, the Company received a 2% royalty fee on machines sold by the competitor to a maximum fee of $600. The royalty fee was satisfied as of November 30, 1994.

  In connection with the cancellation of an order, the Company recorded income of $379 in fiscal year 1994. This amount is included in miscellaneous, net in the 1994 consolidated statement of earnings.

(13) BUSINESS SEGMENT INFORMATION

  The Company classifies its products into two core business segments: (i) equipment, parts and expendables, which represent the Company's operations in designing, manufacturing, and selling high throughput, precision surface polishing, grinding and lapping machines and systems and (ii) slurries, which represents distribution and sales of materials used in the customers' manufacturing process. Information concerning the Company's business segments in fiscal years 1993, 1994, and 1995 is as follows:

                                                       1993     1994     1995
                                                      -------  -------  -------
   Revenue:
    Sales to unaffiliated customers:
     Equipment, Parts and Expendables...............  $22,490  $24,336  $29,846
     Slurries.......................................   20,052   24,911   27,175
                                                      -------  -------  -------
       Total sales to unaffiliated customers........   42,542   49,247   57,021
    Commissions from affiliate--Equipment, Parts and
     Expendables....................................      772    2,134    2,757
                                                      -------  -------  -------
       Total revenue................................  $43,314  $51,381  $59,778
                                                      =======  =======  =======
   Segment operating profit:
     Equipment, Parts and Expendables...............  $   336  $ 1,840  $ 2,475
     Slurries.......................................    1,342    1,705    1,759
                                                      -------  -------  -------
       Segment operating profit.....................    1,678    3,545    4,234
   General corporate expense........................     (726)  (1,390)  (2,632)
     Interest expense...............................     (824)    (697)    (959)
                                                      -------  -------  -------
       Earnings from consolidated companies before
        income taxes and cumulative effect of change
        in accounting principle.....................  $   128  $ 1,458  $   643
                                                      =======  =======  =======

          SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                            (DOLLARS IN THOUSANDS)

                                                         1993    1994    1995
                                                        ------- ------- -------
   Identifiable assets:
     Equipment, Parts and Expendables.................. $15,113 $21,727 $30,538
     Slurries..........................................   5,301   6,825   7,828
     Investments in affiliates.........................  13,134  14,738  18,582
     Corporate assets..................................   1,979   2,419   3,081
                                                        ------- ------- -------
       Total identifiable assets....................... $35,527 $45,709 $60,029
                                                        ======= ======= =======
   Capital expenditures:
     Equipment, Parts and Expendables.................. $   251 $   236 $   470
     Slurries..........................................      34      15      12
     Corporate.........................................      29     192     262
                                                        ------- ------- -------
       Total capital additions......................... $   314 $   443 $   744
                                                        ======= ======= =======
   Depreciation expense:
     Equipment, Parts and Expendables.................. $   535 $   496 $   437
     Slurries..........................................      34      30      28
     Corporate.........................................      27      49      73
                                                        ------- ------- -------
       Total depreciation expense...................... $   596 $   575 $   538
                                                        ======= ======= =======

  Intersegment sales are not material. Operating profit represents total revenue less operating expenses, and excludes equity in net earnings (loss) of affiliates, general corporate expenses, interest expense and income taxes. Identifiable assets are those assets employed in each segment's operation, including an allocated value. Corporate assets consist primarily of cash and assets not employed in production.

  Information regarding the Company's operations in the United States and internationally are presented below:

                                                       1993     1994     1995
                                                      -------  -------  -------
      Net sales:
        United States................................ $35,141  $41,492  $47,587
        Europe.......................................   8,913    8,559   10,355
        Intercompany sales...........................  (1,512)    (804)    (921)
                                                      -------  -------  -------
      Consolidated net sales......................... $42,542  $49,247  $57,021
                                                      =======  =======  =======
      Operating profit:
        United States................................ $   368  $   757  $ 1,478
        Europe.......................................    (261)      44      165
        Eliminations.................................     412      380      (47)
                                                      -------  -------  -------
      Operating profit............................... $   519  $ 1,181  $ 1,596
                                                      =======  =======  =======
      Identifiable assets:
        United States................................ $15,208  $24,768  $33,408
        Europe.......................................   5,206    3,784    4,958
        Corporate....................................  15,113   17,157   21,663
                                                      -------  -------  -------
      Consolidated identifiable assets............... $35,527  $45,709  $60,029
                                                      =======  =======  =======

          SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                            (DOLLARS IN THOUSANDS)

(14) QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

  Following is a summary of unaudited quarterly information:

                                                FIRST  SECOND    THIRD  FOURTH
                                               QUARTER QUARTER  QUARTER QUARTER
                                               ------- -------  ------- -------
   Year ended May 31, 1994:
     Total revenue............................ $12,704 $10,067  $11,267 $17,343
                                               ======= =======  ======= =======
     Gross margin............................. $ 3,005 $ 2,081  $ 2,559 $ 4,791
                                               ======= =======  ======= =======
     Earnings (loss) before cumulative effect
      of accounting change.................... $   126 $  (592) $ 1,733 $ 1,006
     Cumulative effect of accounting change...      78      --       --      --
                                               ------- -------  ------- -------
     Net earnings (loss)...................... $   204 $  (592) $ 1,733 $ 1,006
                                               ======= =======  ======= =======
                                                FIRST  SECOND    THIRD  FOURTH
                                               QUARTER QUARTER  QUARTER QUARTER
                                               ------- -------  ------- -------
   Year ended May 31, 1995:
     Total revenue............................ $13,953 $13,080  $13,006 $19,739
                                               ======= =======  ======= =======
     Gross margin............................. $ 2,773 $ 2,660  $ 3,309 $ 5,542
                                               ======= =======  ======= =======
     Net earnings (loss)...................... $   146 $  (433) $   403 $ 1,528
                                               ======= =======  ======= =======

(15) SUBSEQUENT EVENTS

  In July 1995, the Board of Directors and shareholders of the Company approved the following matters:

  . Amended the Company's articles of incorporation to increase the number of common shares authorized to be issued to 20 million shares, to create a class of preferred shares and authorize issuance of up to 1 million such shares, and to authorize a 20 for 1 split of existing common shares. The split of shares has been retroactively reflected in the consolidated financial statements.

  . Created or amended stock option and purchase plans for directors and employees which allow for the issuance of up to 3 million shares of common stock, pursuant to awarded options, restricted shares, units, rights or payroll deductions.

  . Changed the name of the Company to SpeedFam International, Inc. (formerly
    FamTec International, Inc.).

  . Approved cancellation of the treasury stock upon completion of the Offering (see below).

  . Approved termination of the agreement to buy back shares from shareholders in the event of their deaths as described in note 7.

  The Company intends to offer 2,500,000 shares of common stock in an initial public offering (the "Offering"), the proceeds of which are to be used for working capital and to repay the revolving line of credit and the note payable to a former director of the Company. As a result, common and common equivalent shares will increase from 8.2 million shares to 10.7 million shares.

          SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

                            (DOLLARS IN THOUSANDS)

(16) PRO FORMA NET EARNINGS PER SHARE (UNAUDITED)

  The pro forma earnings per share information presented for the year ended May 31, 1995 has been prepared assuming: (i) the Offering had occurred at the beginning of the fiscal year 1995, resulting in reduced interest expense, net of tax from the repayment of the revolving line of credit and the note payable to a former director of the Company with the proceeds of the Offering, (ii) an increase in common and common equivalent shares reflecting the offering of 2,500,000 shares, and (iii) an increase in common and common equivalent shares reflecting the dilutive impact of stock options as if they were outstanding the entire fiscal year 1995 (using the treasury stock method and the anticipated public offering price).

           SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                               MAY 31,  FEBRUARY 29,
                                                                1995        1996
                                                               -------  ------------
                                                                        (UNAUDITED)
                            ASSETS
                            ------
Current assets:
  Cash and cash equivalents................................... $ 1,095    $10,100
  Trade accounts and notes receivable, net....................  16,971     31,159
  Inventories.................................................  17,995     25,772
  Other current assets........................................   1,214      2,744
                                                               -------    -------
    Total current assets......................................  37,275     69,775
Investments in affiliates.....................................  18,582     18,334
Property, plant and equipment, net............................   3,061      8,037
Other assets..................................................   1,111      1,410
                                                               -------    -------
      Total assets............................................ $60,029    $97,556
                                                               =======    =======
             LIABILITIES AND SHAREHOLDERS' EQUITY
             ------------------------------------
Current liabilities:
  Short-term borrowings and current portion of long-term debt. $   908    $   714
  Accounts payable and due to affiliates......................  16,045     22,666
  Customer deposits...........................................   5,662      9,250
  Other current liabilities...................................   3,588      7,384
                                                               -------    -------
    Total current liabilities.................................  26,203     40,014
                                                               -------    -------
Long-term liabilities:
  Long-term debt..............................................  10,362      2,783
  Deferred income taxes.......................................     427        420
                                                               -------    -------
    Total long-term liabilities...............................  10,789      3,203
                                                               -------    -------
Shareholders' equity:
  Common stock, no par value, 20,000,000 shares authorized and issued, 7,459,700 shares outstanding at May 31, 1995 and
   10,397,200 shares outstanding at February 29, 1996.........       1          1
  Additional paid-in capital..................................     828     26,016
  Retained earnings...........................................  17,426     24,115
  Foreign currency translation adjustment.....................   7,991      4,207
  Treasury stock..............................................  (3,209)        --
                                                               -------    -------
    Total shareholders' equity................................  23,037     54,339
                                                               -------    -------
      Total liabilities and shareholders' equity.............. $60,029    $97,556
                                                               =======    =======

           SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                                  (UNAUDITED)

           NINE MONTHS ENDED FEBRUARY 28, 1995 AND FEBRUARY 29, 1996
            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           NINE MONTHS ENDED
                                                       -------------------------
                                                       FEBRUARY 28, FEBRUARY 29,
                                                           1995         1996
                                                       ------------ ------------
Revenue:
  Net sales..........................................    $38,996      $72,353
  Commissions from affiliate.........................      1,043        4,041
                                                         -------      -------
    Total revenue....................................     40,039       76,394
Cost of sales........................................     31,297       51,481
                                                         -------      -------
    Gross margin.....................................      8,742       24,913
                                                         -------      -------
  Research, development and engineering..............      1,991        6,993
  Selling, general and administrative expenses.......      7,404       12,617
                                                         -------      -------
Operating profit (loss)..............................       (653)       5,303
Interest expense.....................................       (769)        (615)
Other income, net....................................         73          440
                                                         -------      -------
Earnings (loss) from consolidated companies before
 income taxes........................................     (1,349)       5,128
Income tax expense (benefit).........................       (484)       2,002
                                                         -------      -------
Earnings (loss) from consolidated companies..........       (865)       3,126
Equity in net earnings of affiliates.................        981        3,563
                                                         -------      -------
Net earnings.........................................    $   116      $ 6,689
                                                         =======      =======
Net earnings per share...............................    $  0.01      $  0.68
                                                         =======      =======
Weighted average common and common equivalent shares.      8,148        9,790
                                                         =======      =======
Pro forma net earnings per share data (Note 5):
  Pro forma net earnings.............................    $   352      $ 6,893
                                                         =======      =======
  Pro forma net earnings per share...................    $  0.03      $  0.62
                                                         =======      =======
  Pro forma common and common equivalent shares
   outstanding.......................................     11,211       11,206
                                                         =======      =======

           SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

         NINE MONTHS ENDED FEBRUARY 28, 1995 AND FEBRUARY 29, 1996
                             (DOLLARS IN THOUSANDS)

                                                           NINE MONTHS ENDED
                                                       -------------------------
                                                       FEBRUARY 28, FEBRUARY 29,
                                                           1995         1996
                                                       ------------ ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings.......................................     $  116      $  6,689
  Adjustments to reconcile net earnings to net cash
   used in operating activities:
    Equity in net earnings of affiliates.............       (981)       (3,563)
    Depreciation and amortization....................        470           721
    Other............................................       (367)           13
    Change in assets and liabilities
      (Increase) decrease in trade accounts and notes
       receivable....................................         44       (14,578)
      Increase in inventories........................     (4,671)       (7,910)
      Increase in other assets.......................       (112)       (1,866)
      Increase in accounts payable and due to
       affiliates....................................        149         6,854
      Increase in accrued expenses, customer deposits
       and other liabilities.........................      4,304         7,507
                                                          ------      --------
Net cash used in operating activities................     (1,048)       (6,133)
                                                          ------      --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital investments, net...........................       (358)       (5,579)
  Other investing activities.........................        241           238
                                                          ------      --------
Net cash used in investing activities................       (117)       (5,341)
                                                          ------      --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of common stock.............         --        28,380
  Treasury stock transactions........................         (1)           16
  Proceeds from long-term debt.......................      1,200         3,999
  Principal payments on long-term debt...............       (672)      (11,848)
                                                          ------      --------
Net cash provided by financing activities............        527        20,547
                                                          ------      --------
Effect of foreign currency rate changes on cash......         10           (68)
                                                          ------      --------
Net increase (decrease) in cash and cash equivalents.       (628)        9,005
Cash and cash equivalents at beginning of year.......        809         1,095
                                                          ------      --------
Cash and cash equivalents at February 28, 1995 and
 February 29, 1996...................................     $  181      $ 10,100
                                                          ======      ========

        SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

           NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                          (DOLLARS IN THOUSANDS)

(1) BASIS OF PRESENTATION

  The condensed consolidated financial statements included herein have been prepared by management without audit. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted, although management believes that the disclosures made are adequate to make the information presented not misleading. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended May 31, 1995, as filed with the Securities and Exchange Commission on August 10, 1995 as part of its Registration Statement on Form S-1. In the opinion of management the information furnished herein reflects all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of results for the interim periods presented. Results of operations for the nine months ended February 29, 1996 are not necessarily indicative of results to be expected for the full fiscal year.

(2) INVENTORIES

  The components of inventory were:

                                                            MAY 31, FEBRUARY 29,
                                                             1995       1996
                                                            ------- ------------
      Raw materials........................................ $10,383   $13,785
      Work-in-process......................................   4,930    10,657
      Finished goods.......................................   2,682     1,330
                                                            -------   -------
                                                            $17,995   $25,772
                                                            =======   =======

(3) INVESTMENT IN AFFILIATES

  The Company owns a 50% interest in SpeedFam Co., Ltd. which is translated in accordance with FAS No. 52. The Company's equity interest in SpeedFam Co., Ltd. was $17,108 and $16,704 at May 31, 1995 and at February 29, 1996,
respectively based on the balance sheet of SpeedFam Co., Ltd. at April 30, 1995 and January 31, 1996, respectively. The remaining equity interest included in investments in affiliates relates to Fujimi Corporation and is not significant to the consolidated financial statements. Condensed consolidated financial statements of SpeedFam Co., Ltd., which are consolidated on a fiscal year that ends April 30, are as follows:

                              BALANCE SHEETS

                                                           APRIL 30, JANUARY 31,
                          ASSETS                             1995       1996
                          ------                           --------- -----------
Total current assets...................................... $ 83,176   $ 89,403
Investment in affiliates..................................    1,223        997
Property, plant and equipment, net........................   20,371     16,672
Deferred income taxes and other assets....................    6,043      6,258
                                                           --------   --------
    Total assets.......................................... $110,813   $113,330
                                                           ========   ========
           LIABILITIES AND STOCKHOLDERS' EQUITY
           ------------------------------------
Total current liabilities................................. $ 59,397   $ 66,786
Long-term debt............................................   12,528      8,305
Other long-term liabilities...............................    4,673      4,831
Stockholders' equity
  Common stock............................................      210        664
  Retained earnings.......................................   18,036     24,101
  Foreign currency translation adjustment.................   15,954      8,479
  Unrealized gains on marketable securities...............       15        164
                                                           --------   --------
    Total liabilities and stockholders' equity............ $110,813   $113,330
                                                           ========   ========

        SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                          (DOLLARS IN THOUSANDS)

               STATEMENTS OF EARNINGS AND RETAINED EARNINGS

                                                                NINE MONTHS
                                                                   ENDED
                                                                JANUARY 31,
                                                              -----------------
                                                               1995      1996
                                                              -------  --------
Net sales.................................................... $74,802  $115,325
Costs and operating expenses.................................  70,737   101,633
                                                              -------  --------
Earnings before income taxes.................................   4,065    13,692
Income taxes.................................................   2,200     6,653
                                                              -------  --------
Net earnings before minority interest........................   1,865     7,039
Minority interest............................................     105       244
                                                              -------  --------
Net earnings.................................................   1,760     6,795
Beginning retained earnings..................................  15,987    18,036
Dividends....................................................    (120)     (276)
Transfers to capital.........................................     --       (454)
                                                              -------  --------
Ending retained earnings..................................... $17,627  $ 24,101
                                                              =======  ========

(4) OFFERING OF COMMON STOCK

  On October 26, 1995, the Company completed its initial public offering of common stock. In connection therewith, the Company issued 2,927,500 shares of common stock and received proceeds of $28,380, net of underwriters' discounts and commissions and offering expenses. Subsequent to the offering and prior to the end of the second quarter, the Company paid off a significant portion of its long-term debt with the proceeds from the public offering. Approximately $10,499 was used to repay borrowings under a revolving line of credit agreement with two U.S. banks. In addition, approximately $879 was used to repay a note payable, including accrued interest, to a former director of the company.

(5) PRO FORMA DATA

  The pro forma earnings per share information presented for the nine months ended February 28, 1995 and February 29, 1996 has been prepared assuming: (i) the offering had occurred at the beginning of the periods presented, resulting in reduced interest expense, net of tax from the repayment of the revolving line of credit and a note payable to a former director of the Company with the proceeds of the offering and (ii) an increase in common and common equivalent shares reflecting the offering of 2,927,500 shares.

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
SpeedFam Co., Ltd.:

  We have audited the accompanying consolidated balance sheets of SpeedFam Co., Ltd. and consolidated subsidiaries as of April 30, 1994 and 1995, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended April 30, 1995. These consolidated financial statements are the responsibility of the management of SpeedFam Co., Ltd. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SpeedFam Co., Ltd. and consolidated subsidiaries as of April 30, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended April 30, 1995 in conformity with generally accepted accounting principles.

  As discussed in notes 1 and 5 to the consolidated financial statements, the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," were adopted in fiscal year 1994.

                                          KPMG PEAT MARWICK LLP

July 7, 1995
Chicago, Illinois

                      SPEEDFAM CO., LTD. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                    AT THE END OF FISCAL YEARS 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

                           ASSETS
                           ------
                                                                 APRIL 30,
                                                             ------------------
                                                               1994      1995
                                                             --------  --------
Current assets:
  Cash and cash equivalents................................. $  5,523  $  7,234
  Short-term investments....................................    1,466     8,297
  Trade accounts and notes receivable, less allowance for
   doubtful accounts of $345 and $428 in 1994 and 1995,
   respectively.............................................   39,203    46,088
  Inventories...............................................    9,865    11,086
  Due from affiliated companies.............................    4,792     8,759
  Income taxes receivable...................................       --        44
  Prepaid expenses and other current assets.................    1,529     1,478
  Deferred income taxes.....................................      230       190
                                                             --------  --------
    Total current assets....................................   62,608    83,176
Investments in affiliates...................................      928     1,223
Property, plant and equipment, net..........................   18,650    20,371
Deferred income taxes.......................................      438       512
Other assets................................................    4,245     5,531
                                                             --------  --------
                                                             $ 86,869  $110,813
                                                             ========  ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
            ------------------------------------
Current liabilities:
  Short-term borrowings..................................... $ 13,207  $ 15,744
  Current portion of long-term debt.........................    1,815     2,406
  Accounts payable..........................................   24,627    34,299
  Accrued expenses..........................................    3,253     4,384
  Income taxes payable......................................    1,329     2,564
                                                             --------  --------
    Total current liabilities...............................   44,231    59,397
                                                             --------  --------
Long-term liabilities:
  Long-term debt............................................   12,387    12,528
  Liability for employee benefits...........................    2,017     2,595
  Minority interest.........................................    1,593     2,078
                                                             --------  --------
    Total long-term liabilities.............................   15,997    17,201
                                                             --------  --------
Stockholders' Equity:
  Common stock, $6 par value, 240,000 shares authorized,
   120,000 shares issued and outstanding....................      210       210
  Retained earnings.........................................   15,987    18,036
  Foreign currency translation adjustment...................   10,444    15,954
  Unrealized gains on marketable securities.................       --        15
                                                             --------  --------
    Total stockholders' equity..............................   26,641    34,215
                                                             --------  --------
                                                             $ 86,869  $110,813
                                                             ========  ========

          See accompanying notes to consolidated financial statements.

                      SPEEDFAM CO., LTD. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                       FISCAL YEARS 1993, 1994, AND 1995
                             (DOLLARS IN THOUSANDS)

                                                      YEARS ENDED APRIL 30,
                                                     --------------------------
                                                      1993     1994      1995
                                                     -------  -------  --------
Net sales..........................................  $75,747  $87,217  $108,664
Cost of sales......................................   54,238   63,405    77,088
                                                     -------  -------  --------
Gross profit.......................................   21,509   23,812    31,576
Selling, general, and administrative expenses......   20,306   20,904    25,109
                                                     -------  -------  --------
Operating profit...................................    1,203    2,908     6,467
                                                     -------  -------  --------
Other income (expense):
  Losses on sales of assets........................      (77)     (69)     (293)
  Equity in net earnings (loss) of affiliates......      (69)     110        89
  Interest income..................................      210      207       317
  Interest expense.................................   (1,252)  (1,119)   (1,056)
  Miscellaneous, net...............................      201      357      (434)
                                                     -------  -------  --------
                                                       (987)     (514)   (1,377)
                                                     -------  -------  --------
Earnings before income taxes, minority interest and
 cumulative effect of change in accounting
 principle.........................................      216    2,394     5,090
Income tax expense.................................      725    1,026     2,755
                                                     -------  -------  --------
Earnings (loss) before minority interest and
 cumulative effect of change in accounting
 principle.........................................     (509)   1,368     2,335
Minority interest..................................      (49)    (241)     (166)
                                                     -------  -------  --------
Earnings (loss) before cumulative effect of change
 in accounting principle...........................     (460)   1,127     2,169
Cumulative effect of change in accounting
 principle.........................................       --      (43)       --
                                                     -------  -------  --------
Net earnings (loss)................................  $  (460) $ 1,084  $  2,169
                                                     =======  =======  ========



          See accompanying notes to consolidated financial statements.

                      SPEEDFAM CO., LTD. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                       FISCAL YEARS 1993, 1994, AND 1995
                             (DOLLARS IN THOUSANDS)

                                                    FOREIGN
                                                   CURRENCY   UNREALIZED
                                 COMMON RETAINED  TRANSLATION  GAINS ON
                                 STOCK  EARNINGS  ADJUSTMENT  SECURITIES  TOTAL
                                 ------ --------  ----------- ---------- -------
Balance at April 30, 1992......   $210  $15,700     $ 4,938      $--     $20,848
Net loss.......................     --     (460)         --       --        (460)
Foreign currency translation
 adjustment....................     --       --       3,640       --       3,640
Cash dividends.................     --     (282)         --       --        (282)
                                  ----  -------     -------      ---     -------
Balance at April 30, 1993......    210   14,958       8,578       --      23,746
Net earnings...................     --    1,084          --       --       1,084
Foreign currency translation
 adjustment....................     --       --       1,866       --       1,866
Cash dividends.................     --      (55)         --       --         (55)
                                  ----  -------     -------      ---     -------
Balance at April 30, 1994......    210   15,987      10,444       --      26,641
Net earnings...................     --    2,169          --       --       2,169
Foreign currency translation
 adjustment....................     --       --       5,510       --       5,510
Cash dividends.................     --     (120)         --       --        (120)
Unrealized gains on securities.     --       --          --       15          15
                                  ----  -------     -------      ---     -------
Balance at April 30, 1995......   $210  $18,036     $15,954      $15     $34,215
                                  ====  =======     =======      ===     =======



          See accompanying notes to consolidated financial statements.

                      SPEEDFAM CO., LTD. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                       FISCAL YEARS 1993, 1994, AND 1995
                             (DOLLARS IN THOUSANDS)

                                                         YEARS ENDED APRIL
                                                                30,
                                                        ----------------------
                                                         1993    1994    1995
                                                        ------  ------  ------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings (loss).................................. $ (460) $1,084  $2,169
  Adjustments to reconcile net earnings (loss) to net
   cash provided by
   (used in) operating activities:
    Equity in net earnings (loss) of affiliates........     69    (110)    (89)
    Depreciation and amortization......................  2,237   2,668   2,531
    Provision for deferred income taxes................    272    (327)     76
    Losses on sales of assets..........................     77      69     293
    Cumulative effect of change in accounting
     principle.........................................     --      43      --
    Other, net.........................................    (25)     61     375
    Change in assets and liabilities:
      Decrease (increase) in trade accounts and notes
       receivable
       and due from affiliates.........................  3,737  (2,744) (1,729)
      Decrease in inventories..........................  1,154   1,813     608
      (Increase) in prepaid expenses and other assets..   (418)   (552)   (316)
      (Decrease) increase in accounts payable.......... (5,768)  2,255   4,028
      (Decrease) increase in accrued expenses and other
       liabilities.....................................   (394)  1,215     717
      (Decrease) increase in income taxes, net......... (2,446)    922     862
                                                        ------  ------  ------
Net cash (used in) provided by operating activities.... (1,965)  6,397   9,525
                                                        ------  ------  ------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures................................. (2,364) (3,315) (1,214)
  Proceeds from sales of assets........................    166       6     354
  Other investing activities...........................   (149)     18  (5,676)
                                                        ------  ------  ------
Net cash used in investing activities.................. (2,347) (3,291) (6,536)
                                                        ------  ------  ------
CASH FLOWS FROM FINANCING ACTIVITIES
  Dividends paid.......................................   (282)    (55)   (120)
  Increase in short-term borrowings....................    (78) (2,551)   (155)
  Proceeds from long-term debt.........................  2,469   3,008     247
  Principal payments on long-term debt.................   (480) (2,293) (2,165)
  Issuance of debenture bond...........................  2,457      --      --
                                                        ------  ------  ------
Net cash provided by (used in) financing activities....  4,086  (1,891) (2,193)
                                                        ------  ------  ------
Effect of foreign currency rate changes on cash........    478     254     915
                                                        ------  ------  ------
Net increase in cash and cash equivalents..............    252   1,469   1,711
Cash and cash equivalents at beginning of year.........  3,802   4,054   5,523
                                                        ------  ------  ------
Cash and cash equivalents at end of year............... $4,054  $5,523  $7,234
                                                        ======  ======  ======
SUPPLEMENTAL CASH FLOW INFORMATION
  Cash paid during the year for:
    Interest........................................... $1,239  $1,162  $1,487
                                                        ======  ======  ======
    Income taxes....................................... $2,674  $  450  $1,783
                                                        ======  ======  ======

          See accompanying notes to consolidated financial statements.

                      SPEEDFAM CO., LTD. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (DOLLARS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Basis of Presentation

  The Company and its consolidated Japanese subsidiaries maintain their books of account in conformity with the financial accounting standards of Japan. The Company's non-Japan subsidiaries maintain their books of account in conformity with the financial accounting standards of the countries in which they are located. The consolidated financial statements presented herein in U.S. dollars have been adjusted to conform to United States generally accepted accounting principles.

 (b) Principles of Consolidation

  The outstanding capital stock of SpeedFam Co., Ltd. is owned in equal amounts by Obara Corporation, a Japanese corporation, and SpeedFam International, Inc., a U.S. holding company.

  The consolidated financial statements include the accounts of SpeedFam Co., Ltd. (the "Company"), a Japanese corporation, and the following subsidiaries:

                                                 PERCENTAGE              FISCAL
      SUBSIDIARIES                               OWNERSHIP   LOCATION   YEAR-END
      ------------                               ---------- ----------- --------
      SpeedFam Clean System Co., Ltd............   61.25%   Japan       March 31
      Saku Seiki K.K............................   53.54%   Japan       March 31
      SpeedFam Incorporated.....................   99.90%   Taiwan      March 31
      SpeedFam Korea Ltd........................  100.00%   South Korea March 31
      SpeedFam India (Pvt.) Ltd.................   95.82%   India       March 31
      Precision Technology, Inc.................  100.00%   South Korea April 30

  All significant intercompany balances and transactions have been eliminated. The Company's fiscal year ends on April 30.

  The Company's investments in the common stock of affiliates, Met Coil Ltd. (50% owned) and CRT K.K. (23.8% owned), are accounted for by the equity method.

  The investment in Clean Technology K.K., a 45.08% owned affiliate of SpeedFam Clean System Co., Ltd., and 4.92% owned by the Company, is accounted for by the equity method.

  At the end of 1993, Precision Technology, Inc. ceased operations and transferred certain fixed assets at their net book value to SpeedFam Korea Ltd., which was established in October 1993.

 (c) Cash and Cash Equivalents

  Cash and cash equivalents include deposits in banks and highly liquid short-term investments with original maturities of three months or less. These short-term investments are carried at cost which approximates market.

 (d) Short-term Investments

  In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," (Statement 115) requiring that certain investments in debt and equity securities be classified as held-to-maturity, available-for-sale or trading securities. Investments classified as held-to-maturity are reported at amortized cost, and those classified as available-for-sale are reported at fair value with unrealized gains and losses, net of related taxes, excluded from earnings and reported in a separate component of stockholders' equity.

                      SPEEDFAM CO., LTD. AND SUBSIDIARIES

                            (DOLLARS IN THOUSANDS)

  Effective May 1, 1994, the Company adopted Statement 115. The effect of adoption on the consolidated financial statements was not material. Prior to May 1, 1994, marketable equity securities were carried at the lower of cost or market and other investment securities were carried at cost.

 (e) Property, plant and equipment

  Property, plant and equipment is stated at cost. Depreciation is provided on the declining-balance method over the estimated useful lives of the assets. Depreciation expense was $2,106, $2,512, and $2,312 in fiscal years 1993, 1994, and 1995, respectively. The estimated useful lives of the assets are as follows:

      Buildings and improvements.................................. 8 to 60 years
      Machinery and equipment..................................... 4 to 13 years
      Furniture and fixtures...................................... 2 to 20 years
      Leasehold improvements......................................       2 years

 (f) Inventories

  Inventories are stated at the lower of cost, determined principally by the first-in, first-out (FIFO) method, or market.

 (g) Income Taxes

  In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (Statement 109). Statement 109 requires a change to the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Effective May 1, 1993, the Company adopted Statement 109 and has reported the cumulative effect of that accounting change in the fiscal year 1994 consolidated statement of earnings.

 (h) Research and Development

  Research and development expense amounted to approximately $1,253, $1,634 and $1,748 in fiscal years 1993, 1994, and 1995, respectively.

 (i) Foreign Currency Translation

  Assets and liabilities have been translated using the exchange rates in effect at the balance sheet dates. Results of operations are translated using the average exchange rates prevailing throughout the period. Local currencies are considered the functional currencies of the Company's non-Japan entities. Net foreign currency exchange gains (losses) amounted to $8, $61 and ($50), in fiscal years 1993, 1994, and 1995, respectively.

                      SPEEDFAM CO., LTD. AND SUBSIDIARIES

                            (DOLLARS IN THOUSANDS)

 (j) Concentration of Credit Risk

  The Company and its subsidiaries are engaged in the design, engineering, manufacture, and distribution of capital goods and related operating supplies used in high technology industries such as semiconductor, electronic, memory disk substrates and other manufacturing markets. The Company had sales to a Japanese company that amounted to approximately 15%, 7%, and 10.5% of net sales in fiscal years 1993, 1994, and 1995, respectively.

 (k) Revenue Recognition

  Sales of the Company's products are recorded upon shipment.

 (l) Warranty Costs

  Generally, the Company provides a one-year warranty against manufacturer's defects on all machines sold. Due to the specialized nature of the products, warranty expense is recorded when it is probable and can be estimated rather than on a units-produced or revenue basis.

(2) INVENTORIES

  Inventories at the end of fiscal years 1994 and 1995 are summarized below:

                                                                   1994   1995
                                                                  ------ -------
      Raw materials.............................................. $2,173 $ 1,211
      Work in process............................................  6,636   8,671
      Finished goods.............................................  1,056   1,204
                                                                  ------ -------
          Total inventories...................................... $9,865 $11,086
                                                                  ====== =======

(3) MARKETABLE SECURITIES

  Marketable securities at the end of fiscal year 1995 are summarized as follows:

      Available-for-sale, at fair value--equity securities............. $   651
      Held-to-maturity, at amortized cost--debt securities.............   6,096
                                                                        -------
                                                                        $ 6,747
                                                                        =======

  The amortized cost, gross unrealized holding gains, gross unrealized holding losses and fair value of available-for-sale and held-to-maturity securities at the end of fiscal year 1995 are as follows:

                                                     GROSS      GROSS
                                                   UNREALIZED UNREALIZED
                                         AMORTIZED  HOLDING    HOLDING    FAIR
                                           COST      GAINS      LOSSES   VALUE
                                         --------- ---------- ---------- ------
      Available-for-sale equity
       securities......................   $  618      $45        $12     $  651
                                          ======      ===        ===     ======
      Held-to-maturity debt securities.   $6,096      $--        $--     $6,096
                                          ======      ===        ===     ======

  Marketable debt securities are included in short-term investments and marketable equity securities are included in other assets. Debt securities mature within one year. Short-term investments at the end of fiscal year 1995 include time deposits of $2,201.

                      SPEEDFAM CO., LTD. AND SUBSIDIARIES

                            (DOLLARS IN THOUSANDS)

  No investments classified as available-for-sale were sold during fiscal year 1995. The Company does not hold securities for trading purposes.

(4) PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment at the end of fiscal years 1994 and 1995 is summarized as follows:

                                                                 1994    1995
                                                                ------- -------
      Land..................................................... $ 4,721 $ 5,665
      Buildings and improvements...............................  11,043  13,352
      Machinery and equipment..................................  15,360  17,929
      Furniture and fixtures...................................   2,054   2,772
      Leasehold improvements...................................      14      14
                                                                ------- -------
                                                                 33,192  39,732
      Less accumulated depreciation............................  14,542  19,361
                                                                ------- -------
          Net property, plant and equipment.................... $18,650 $20,371
                                                                ======= =======

(5) INCOME TAXES

  As discussed in note 1, the Company adopted Statement No. 109 effective May 1, 1993. The cumulative effect of this change in accounting for income taxes of $43 was determined as of May 1, 1993 and is reported separately in the consolidated statement of earnings in fiscal year 1994.

  Earnings (loss) before income taxes, minority interest and cumulative effect of change in accounting principle are as follows:

                                                            1993    1994   1995
                                                            -----  ------ ------
      Japan................................................ $ (92) $1,564 $3,216
      Non-Japan............................................   308     830  1,874
                                                            -----  ------ ------
          Total............................................ $ 216  $2,394 $5,090
                                                            =====  ====== ======

  The provision (benefit) for income taxes is as follows:

                                                            1993   1994    1995
                                                            ----- ------  ------
      Current:
        Japan.............................................. $ 365 $1,139  $2,159
        Non-Japan..........................................    88    214     520
                                                            ----- ------  ------
                                                              453  1,353   2,679
      Deferred:
        Japan..............................................   272   (327)     76
                                                            ----- ------  ------
          Total............................................ $ 725 $1,026  $2,755
                                                            ===== ======  ======

  In fiscal year 1993, deferred income tax expense results from timing differences in the recognition of income and expense for income tax and financial reporting purposes. The sources and tax effects of those timing differences are as follows:

                      SPEEDFAM CO., LTD. AND SUBSIDIARIES

                            (DOLLARS IN THOUSANDS)

                                                                          1993
                                                                          -----
      Business tax....................................................... $ 225
      Undistributed earnings of affiliates...............................    61
      Property, plant and equipment......................................    28
      Employee benefits..................................................   (17)
      Inventory..........................................................    26
      Research and development...........................................   (39)
      Other..............................................................   (12)
                                                                          -----
          Deferred income tax expense.................................... $ 272
                                                                          =====

  The tax effects of temporary differences that give rise to the deferred tax assets at the end of fiscal years 1994 and 1995 are presented below:

                                                                  1994   1995
                                                                  -----  -----
      Property, plant and equipment.............................. $(346) $(507)
      Inventory..................................................   139    (52)
      Allowance for doubtful accounts............................   (36)   (46)
      Employee benefits..........................................   942  1,199
      Accrued vacation...........................................    --     97
      Net operating losses.......................................   125     --
      Other......................................................   (31)    11
      Valuation allowance........................................  (125)    --
                                                                  -----  -----
                                                                  $ 668  $ 702
                                                                  =====  =====

  There is no valuation allowance for deferred tax assets at the end of fiscal year 1995. The valuation allowance for deferred tax assets at the end of fiscal year 1994 related to a tax loss carryforward at Saku Seiki K.K. that was used in fiscal year 1995. Deferred tax assets are considered realizable due to the expectation of future taxable income.

  A reconciliation between the Company's effective tax rate and the "expected" tax rate of 51% in Japan on earnings before income taxes, minority interest and cumulative effect of change in accounting principle is as follows:

                                                                 1993  1994  1995
                                                                 ----  ----  ----
      "Expected" income tax rate................................  51%   51%   51%
      Expenses not deductible for tax purposes.................. 232    15    14
      Equity in earnings of affiliates..........................  16    (2)   (1)
      Differences of non-Japan and "expected" tax rates......... (31)   (9)   (5)
      Utilization of tax loss carryforward......................  --    (5)   (3)
      Tax benefits not recognized on operating losses of
       subsidiaries.............................................  93    --    --
      Liquidation of PTI Korea..................................  28    --    --
      Tax credit for research and development................... (18)   (6)   (2)
      Tax credit for non-Japan tax.............................. (46)   --    --
      Reduced tax rate applicable to earnings less than
       threshold................................................  (7)   (1)   (1)
      Other, net................................................  18    --     1
                                                                 ---   ---   ---
      Effective income tax rate................................. 336%   43%   54%
                                                                 ===   ===   ===

                      SPEEDFAM CO., LTD. AND SUBSIDIARIES

                            (DOLLARS IN THOUSANDS)
  No provision is made for income taxes on undistributed earnings of non-Japan subsidiaries because it is the Company's present intention to reinvest substantially all the earnings of these operations. At the end of fiscal year 1995, there were approximately $3,198 of accumulated undistributed earnings of non-Japan subsidiaries. The Company believes that the amount of income taxes that would be incurred if these earnings were remitted would not be significant because of available tax credits.

  The Company's corporate tax returns through April 30, 1987 have been examined by the Japanese tax authorities.

(6) SHORT-TERM BORROWINGS

  Short-term borrowings are summarized as follows:

                                                                 1994    1995
                                                               -------- -------
      Bank borrowings, including overdraft.................... $  7,596 $ 7,984
      Trade notes discounted at banks with recourse...........    5,611   7,760
                                                               -------- -------
                                                               $ 13,207 $15,744
                                                               ======== =======

  Short-term borrowings are secured by trade notes receivable with a net book value of $7,760 at the end of fiscal year 1995. The short-term borrowings had weighted average interest rates of 3.54% and 3.28% in fiscal years 1994 and 1995, respectively.

(7) LONG-TERM DEBT

  Long-term debt consists of the following:

                                                                  1994    1995
                                                                -------- -------
      Mortgage debentures:
        1st Series, due November 1997, fixed interest rate of
         7.7%.................................................  $    984 $ 1,188
        2nd Series, due September 1999, fixed interest rate of
         5.7%.................................................     2,951   3,563
                                                                -------- -------
                                                                   3,935   4,751
                                                                -------- -------
      Loans from banks and other financial institutions,
       maturing 1990-2004, with weighted average interest
       rates of 4.42% and 4.2% in 1994 and 1995, respectively.    10,267  10,183
                                                                -------- -------
          Total long-term debt................................    14,202  14,934
      Less current portion of long-term debt..................     1,815   2,406
                                                                -------- -------
          Net long-term debt..................................  $ 12,387 $12,528
                                                                ======== =======

  The mortgage debentures are secured by land, buildings and machinery and other assets with a net book value of $13,893 at the end of fiscal year 1995.

  At the end of fiscal year 1995, the Company has provided guarantees for up to $1,188 and $207 of bank borrowings by Met-Coil Ltd., Japan, a 50% owned affiliate, and SpeedFam India (Pvt.) Ltd., a subsidiary of the Company, respectively. The Company does not anticipate any loss from these arrangements.

                      SPEEDFAM CO., LTD. AND SUBSIDIARIES

                            (DOLLARS IN THOUSANDS)
  Annual maturities of long-term debt are as follows:

            FISCAL YEAR                       AMOUNT
            -----------                       -------
              1996........................... $ 2,406
              1997...........................   3,398
              1998...........................   1,797
              1999...........................   4,965
              2000 and thereafter............   2,368
                                              -------
                                              $14,934
                                              =======

(8) COMMITMENTS AND CONTINGENCIES

  The Company and its subsidiaries occupy certain manufacturing and office facilities and use certain equipment under noncancelable operating leases expiring at various dates through fiscal year 2001. Rental expense aggregated approximately $1,153, $1,471, and $1,500 in fiscal years 1993, 1994 and 1995, respectively.

  Future minimum lease payments for all noncancelable operating leases having a remaining term in excess of one year at the end of fiscal year 1995 are as follows:

             FISCAL YEAR                        AMOUNT
             -----------                        ------
             1996.............................. $  762
             1997..............................    596
             1998..............................    350
             1999..............................    283
             2000 and thereafter...............    248
                                                ------
                 Total......................... $2,239
                                                ======

  At the end of fiscal year 1995, outstanding commitments for the purchase of property, plant and equipment were approximately $647.

(9) PENSION AND SEVERANCE BENEFITS

  The Company maintains pension and severance benefit plans for its employees. Employees who leave the Company upon retirement because of age or sever their connection with the Company for reasons other than dismissal for cause are entitled to lump-sum payments based on their current rate of pay and length of service.

  Effective June 1, 1984 the Company adopted an insured pension plan which also covers employees of SpeedFam Clean Systems Co., Ltd., the terms of which provide for the ultimate funding of retirement benefits when due. Premiums paid under the insured plan constitute the funding of the current costs of the liability under the plan and the funding of the related past service costs over a 15-year period.

  A separate retirement benefits program for directors and statutory auditors is not covered by the pension plan described above. The program provides directors and statutory auditors who retire or sever their connection with the Company lump-sum payments based on current rates of pay, determined according to their title and the length of service. Directors and statutory auditors may also be granted, at the discretion of the Company, additional lump-sum payments for meritorious service. It is not the policy of the Company to fund these

                      SPEEDFAM CO., LTD. AND SUBSIDIARIES

                            (DOLLARS IN THOUSANDS)
retirement and severance benefits, but provision has been made in the financial statements for the estimated accrued liabilities under the plan. The liability related to these retirement benefits included in the accompanying consolidated balance sheets at the end of fiscal years 1994 and 1995 amounted to $1,765 and $2,256, respectively. The retirement benefits expense amounted to $158, $165, and $181 in fiscal years 1993, 1994 and 1995, respectively.

  Two subsidiaries of the Company have separate employee retirement and severance plan arrangements. Payments with respect to voluntary severance are less in amount and vary with length of service than payments for involuntary severance and retirement. The subsidiaries have recorded estimated liabilities in the accompanying consolidated balance sheets at the end of fiscal years 1994 and 1995 of $252 and $338, respectively, based upon the amount, net of the benefits to be paid by a government-sponsored small enterprise mutual aid retirement fund, which would be payable if all employees had to retire voluntary. Plan assets plus the accrued liability approximate vested benefits. The expense related to these employee retirement and severance plans amounted to $34, $20 and $20 in fiscal years 1993, 1994 and 1995, respectively. The Company believes that the effect of not adopting Statement of Financial Accounting Standard No. 87, "Employers' Accounting for Pensions" for these plans is not material to the consolidated financial statements.

  The funded status of the insured pension plan at the end of fiscal years 1994 and 1995 is as follows:

                                                                1994     1995
                                                               -------  -------
      Actuarial present value of benefit obligations:
        Vested benefits....................................... $(1,018) $(1,338)
        Nonvested benefits....................................     (49)     (46)
                                                               -------  -------
      Accumulated benefit obligation..........................  (1,067)  (1,384)
                                                               -------  -------
      Projected benefit obligation............................  (1,569)  (2,015)
      Plan assets at fair value...............................   1,304    1,785
                                                               -------  -------
      Projected benefit obligation in excess of plan assets...    (265)    (230)
      Unrecognized net loss...................................     127       76
      Unrecognized net obligation at transition...............     223      251
                                                               -------  -------
      Prepaid pension cost.................................... $    85  $    97
                                                               =======  =======

  The components of net periodic pension cost for the insured pension plan are shown below:

                                                               1993  1994  1995
                                                               ----  ----  ----
      Service cost for benefits earned during the year........ $128  $167  $204
      Interest cost on projected benefit obligation...........   51    69    89
      Actual return on plan assets............................  (32)  (41)  (46)
      Net amortization and deferral...........................   22    25    19
                                                               ----  ----  ----
                                                               $169  $220  $266
                                                               ====  ====  ====
      Significant actuarial assumptions:
        Discount rate.........................................  5.5%  5.5%  5.5%
        Rate of salary increase...............................  3.0%  3.0%  3.0%
        Expected long-term return on plan assets..............  3.0%  3.0%  3.0%

  Plan assets represent the Company's share of funds invested by a trustee in pooled accounts comprised of cash in banks, securities, and real estate.

                      SPEEDFAM CO., LTD. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(10) LEGAL RESERVE AND CASH DIVIDENDS

  The Japanese Commercial Code provides that earnings in an amount equal to at least 10% of retained earnings be appropriated as a legal reserve until such reserve equals 25% of stated common stock. This legal reserve is not available for dividends but may be used to reduce a deficit or may be transferred to stated common stock. Certain foreign subsidiaries are also required to appropriate their earnings to legal reserves under the laws of the respective countries. The legal reserve included as a component of retained earnings at the end of fiscal year 1995 amounted to $310.

  The accompanying consolidated financial statements do not reflect dividends of $356 ($3 per share) declared subsequent to fiscal year 1995 by the Board of Directors related to fiscal year 1995.

  On July 20, 1995, shareholders approved the capitalization of a portion of fiscal year 1995 earnings available for dividends amounting to $463 through the issuance of 78,000 shares of new common stock with a par value of $6 (0.65 new share against each issued and outstanding share at the end of fiscal year
1995).

(11) RELATED PARTY TRANSACTIONS

  The following is a summary of SpeedFam Co., Ltd. and consolidated subsidiaries' transactions with SpeedFam International, Inc.

                                                            1993   1994   1995
                                                           ------ ------ ------
      Sales to SpeedFam International, Inc. .............. $2,786 $3,121 $2,984
                                                           ====== ====== ======
      Purchases from SpeedFam International, Inc. ........ $  377 $  134 $  251
                                                           ====== ====== ======
      Commission income................................... $  164 $   91 $  125
                                                           ====== ====== ======
      Commission expense.................................. $  892 $1,999 $2,952
                                                           ====== ====== ======

  Commission expense is the amount earned by SpeedFam International, Inc. related to the Company's sales of machines in the U.S. and Europe, which sales amounted to $2,759, $5,497 and $8,772 in fiscal years 1993, 1994 and 1995.

  The following is a summary of SpeedFam Co., Ltd. transactions with Met-Coil Ltd., a 50% owned affiliate accounted for by the equity method:

                                                                 1993 1994 1995
                                                                 ---- ---- ----
      Sales to Met-Coil Ltd. ................................... $ -- $281 $148
                                                                 ==== ==== ====
      Purchases from Met-Coil Ltd. ............................. $ -- $767 $836
                                                                 ==== ==== ====
      Interest income........................................... $ 50 $ 50 $ 14
                                                                 ==== ==== ====
      Interest expense.......................................... $ -- $  3 $  5
                                                                 ==== ==== ====

SpeedFam provides a
wide variety of
polishing slurries
with a range of
removal rates and
surface finishes for
memory disk, silicon
wafer and other
applications.

Polishing pads are an
essential component of the
polishing process.

The Company supplies
a wide variety of
abrasives that are
used in polishing and
lapping processes.

The Company provides
specialized
carriers, precision-
shaped backing
films, retainer
rings, and other
process specific
fixturing to secure
the memory disk,
semiconductor wafer
or component during
the polishing
process.

In order to provide a total
solution to its customers'
surface processing
requirements, the Company
supplies a full complement of
process specific materials
including slurries, pads,
abrasives, carriers, backing
films, grinding stones, and
other items.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN
AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING SHAREHOLDERS OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CRE-ATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    5
The Company...............................................................   14
Use of Proceeds...........................................................   14
Price Range of Common Stock and Dividend Policy...........................   15
Capitalization............................................................   15
Selected Consolidated Financial Data......................................   16
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   18
Business..................................................................   26
Joint Venture Arrangements................................................   41
Management................................................................   46
Certain Transactions......................................................   56
Principal and Selling Shareholders........................................   57
Description of Capital Stock..............................................   58
Shares Eligible for Future Sale...........................................   60
Underwriting..............................................................   61
Legal Matters.............................................................   62
Experts...................................................................   62
Additional Information....................................................   62
Index to Consolidated Financial Statements................................  F-1

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             2,660,000 SHARES

                                      LOGO

                       SPEEDFAM INTERNATIONAL, INC.

                                  COMMON STOCK


                               -----------------

                                   PROSPECTUS

                                     , 1996

                               -----------------

                               LEHMAN BROTHERS

                              ALEX. BROWN & SONS
                                INCORPORATED

                          NEEDHAM & COMPANY, INC.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The costs of issuance and distribution will be borne by the Registrant and are estimated to be:

      SEC Registration Fee............................................ $ 18,658
      NASD Filing Fee.................................................    2,367
      Blue Sky Fees and Expenses......................................   10,000
      Transfer Agent Fees.............................................    1,500
      Accounting Fees and Expenses....................................   50,000
      Legal Fees and Expenses.........................................   75,000
      Printing and Engraving..........................................  100,000
      Miscellaneous...................................................   12,475
                                                                       --------
        Total......................................................... $270,000
                                                                       ========

  Incremental expenses relating to the sale of shares by the Selling Shareholders will be borne by the Selling Shareholders.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 8.75 of the Illinois Business Corporation Act of 1983, as amended (the "BCA") sets forth the conditions and limitations governing the indemnification of officers, directors, and other persons.

  Reference is made to Article X of the Company's Bylaws, a copy of which is filed as Exhibit 3.2 to this Registration Statement, which provides for indemnification of directors, officers, employees or agents of the Company to the full extent permitted by the above-mentioned section of the Act.

  Section 8.75(g) of the BCA and Article X, Section (g) of the Bylaws also authorize the Company to purchase and maintain insurance on behalf of any director, officer, employee or agent of the Company against any liability asserted against or incurred by them in such capacity or arising out of their status as such whether or not the Company would have the power to indemnify such director, officer, employee or agent against such liability under the applicable provisions of the Act or Bylaws. The Company currently maintains a directors and officers liability policy in the amount of $5 million.

  Reference is made to Section 6 of the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to the Registration Statement, for information concerning indemnification arrangements among the Company and the Underwriters.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  In April of 1994, the Company sold 5,000 shares to Mr. M. Desai and 1000 shares to Mr. Y. Kim. The purchase price for such shares was $2.04 per share. With the exception of Mr. C. Kelly, who serves as secretary of the Company, all aforementioned individuals were either employees or directors of the Company or an affiliate of the Company at the time of purchase. All such transactions were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits

 EXHIBIT
 NUMBER
 -------
   1.1   Form of Underwriting Agreement.
   3.1   Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S.1,
         File No. 33-95628).
   3.2   Amended Bylaws of the Registrant.
  *5.1   Opinion of Chapman and Cutler.
  10.1   Revolving Credit Agreement between the Registrant and The First
         Natioinal Bank of Chicago and Firstar Bank Milwaukee, N.A. dated April
         15, 1996.
 *10.2   Multi-Currency and Term Loan Facility and Debenture between
         Registrant's subsidiary and The First National Bank of Chicago, dated
         June   , 1996.
  10.3   Joint Venture Agreement between the Registrant and Obara Corporation, dated November 14, 1970 (incorporated by reference to Exhibit 10.3 to the Registrant's Registration Statement on Form S-1, File No. 33-
         95628).
  10.4   License and Technical Service Agreement between the Registrant and
         SpeedFam Co., Ltd., dated November 14, 1970 (incorporated by reference to Exhibit 10.4 to the Registrant's Registration Statement on Form S-
         1, File No. 33-95628).
  10.5   Amendment to License and Technical Service Agreement between the
         Registrant and SpeedFam Co., Ltd., dated July 24, 1995 (incorporated by reference to Exhibit 10.5 to the Registrant's Registration
         Statement on Form S-1, File No. 33-95628).
  10.6   Joint Venture Agreement between the Registrant and Fujimi
         Incorporated, dated September 7, 1984 (incorporated by reference to
         Exhibit 10.6 to the Registrant's Registration Statement on Form S-1,
         File No. 33-95628).
  10.7   Distributorship Agreement between the Registrant and Fujimi
         Incorporated, dated October 1, 1994 (incorporated by reference to
         Exhibit 10.7 to the Registrant's Registration Statement on Form S-1,
         File No. 33-95628).
  10.8   Amendment to Distributorship Agreement between the Registrant and
         Fujimi Incorporated, dated August 3, 1995 (incorporated by reference to Exhibit 10.8 to the Registrant's Registration Statement on Form S-
         1, File No. 33-95628).
  10.9   Registrant's 1991 Stock Option Plan ("1991 Plan") (incorporated by reference to Exhibit 10.9 to the Registrant's Registration Statement
         on Form S-1, File No. 33-95628).
  10.10  Registrant's 1995 Stock Option Plan ("1995 Plan") (incorporated by reference to Exhibit 10.10 to the Registrant's Registration Statement
         on Form S-1, File No. 33-95628).
  10.11  Registrant's 1995 Stock Purchase Plan (incorporated by reference to
         Exhibit 10.11 to the Registrant's Registration Statement on Form S-1,
         File No. 33-95628).
  10.12  SpeedFam Employees' Savings and Profit Sharing Plan and Trust, as
         amended and restated
         June 1, 1989 (incorporated by reference to Exhibit 10.12 to the
         Registrant's Registration Statement on Form S-1, File No. 33-95628).
  10.13  Employment Agreement between the Registrant and James N. Farley
         (incorporated by reference to Exhibit 10.13 to the Registrant's
         Registration Statement on Form S-1, File No. 33-95628).
  10.14  Employment Agreement between the Registrant and Makoto Kouzuma
         (incorporated by reference to Exhibit 10.14 to the Registrant's
         Registration Statement on Form S-1, File No. 33-95628).
  10.15  Employment Agreement between the Registrant and Roger K. Marach
         (incorporated by reference to Exhibit 10.15 to the Registrant's
         Registration Statement on Form S-1, File No. 33-95628).
  10.16  Employment Agreement between the Registrant's subsidiary and
         Christopher E. Augur (incorporated by reference to Exhibit 10.16 to the Registrant's Registration Statement on Form S-1, File No.
         33-95628).
  10.17  Employment Agreement between the Registrant's subsidiary and Robert F.
         Smith (incorporated by reference to Exhibit 10.17 to the Registrant's
         Registration Statement on Form S-1, File No. 33-95628).

 EXHIBIT
 NUMBER
 -------
  11.1   Statement Re Computation of Per Share Earnings.
  21.1   Subsidiaries of the Registrant (incorporated by reference to Exhibit
         21.1 to the Registrant's Registration Statement on Form S-1, File No.
         33-95628).
 *23.1   Consent of Chapman and Cutler (included in Exhibit 5.1).
  23.2   Consent of KPMG Peat Marwick LLP.
  23.3   Consent of Neil R. Bonke, Director-elect.
  24.1   Power of Attorney

- --------

  *To be filed by amendment.

  (b) Financial Statement Schedules

    Schedule I--Condensed Financial Information of Registrant

    Schedule II--Valuation and Qualifying Accounts

  All other Schedules are omitted because they are not applicable or the required information is shown in the Consolidated Financial Statements or notes thereto.

ITEM 17. UNDERTAKINGS.

  (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under "Item 14-- Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (b) The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chandler, County of Maricopa, Arizona, on June 11, 1996.

                                     SpeedFam International, Inc.

                                              /s/ James N. Farley
                                     By
                                        -------------------------------------

                                        James N. Farley, Chairman of the Board
                                           and Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURES                        TITLE               DATE
                ----------                        -----               ----
        /s/ James N. Farley                Chairman, Chief        June 11, 1996
________________________________________   Executive Officer
            James N. Farley                and Director

         /s/ Makoto Kouzuma                President, Chief       June 11, 1996
________________________________________   Operating Officer
             Makoto Kouzuma                and Director

        /s/ Roger K. Marach                Treasurer, Assistant   June 11, 1996
________________________________________   Secretary and Chief
            Roger K. Marach                Financial Officer
                                           (Principal financial
                                           and accounting
                                           officer)

                                                                  June   , 1996
________________________________________
             Neil R. Bonke                 Director

        /s/ Thomas J. McCook                                      June 11, 1996
________________________________________
            Thomas J. McCook               Director

        /s/ Dr. Stuart Meyer                                      June 11, 1996
________________________________________
            Dr. Stuart Meyer               Director

         /s/ Robert Miller                                        June 11, 1996
________________________________________
             Robert Miller                 Director

        /s/ Carl S. Pedersen                                      June 11, 1996
________________________________________
            Carl S. Pedersen               Director


                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
SpeedFam International, Inc.:

  Under date of July 18, 1995, except as to note 15, which is as of July 27, 1995, we reported on the consolidated balance sheets of SpeedFam International, Inc. and consolidated subsidiaries as of May 31, 1994 and 1995, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended May 31, 1995, which are included in the prospectus. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedules in the registration statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits.

  In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                          KPMG Peat Marwick llp

July 18, 1995
Chicago, Illinois

                                                                      Schedule I

                 SPEEDFAM INTERNATIONAL, INC. AND SUBSIDIARIES
                       CONDENSED FINANCIAL INFORMATION OF
                          SPEEDFAM INTERNATIONAL, INC.

BALANCE SHEETS

                                                                    MAY 31,
                                                                ---------------
                                                                 1994    1995
                                                                ------- -------
ASSETS
Current assets:
 Cash and cash equivalents..................................... $     1 $     1
 Due from affiliated companies.................................     113     173
 Prepaid expenses and other current assets.....................     413     536
                                                                ------- -------
Total current assets...........................................     527     709
Investments in subsidiaries and affiliates.....................  22,431  27,468
Property, plant and equipment, net.............................      55      54
Other assets...................................................     537     670
                                                                ------- -------
                                                                $23,550 $28,901
                                                                ======= =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Current portion of long-term debt............................. $   224 $   207
 Accounts payable..............................................     111     156
 Due to affiliates.............................................   3,511   4,486
 Accrued expenses..............................................     516     328
 Income taxes..................................................      --     317
                                                                ------- -------
Total current liabilities......................................   4,362   5,494
Long-term debt.................................................     702     534
Deferred income taxes..........................................     258     253
Stockholders' equity...........................................  18,228  22,620
                                                                ------- -------
                                                                $23,550 $28,901
                                                                ======= =======

STATEMENTS OF EARNINGS

                                                           YEARS ENDED,
                                                       -----------------------
                                                        1993     1994    1995
                                                       -------  ------  ------
Revenue..............................................  $    82  $   71  $   96
Cost and operating expenses..........................      444     798     648
Other income (expense)...............................     (347)    251    (151)
                                                       -------  ------  ------
Earnings (loss) before income taxes and equity in net
 earnings (loss) of subsidiaries and affiliates......     (709)   (476)   (703)
Income tax expense (benefit).........................      161    (379)     (3)
Equity in net earnings (loss) of subsidiaries and
affiliates...........................................      (14)  2,325   2,275
                                                       -------  ------  ------
Net earnings (loss)..................................  $  (884) $2,228  $1,575
                                                       =======  ======  ======

                 SPEEDFAM INTERNATIONAL, INC. AND SUBSIDIARIES
                       CONDENSED FINANCIAL INFORMATION OF
                          SPEEDFAM INTERNATIONAL, INC.

STATEMENTS OF CASH FLOWS

                                                            YEARS ENDED,
                                                         ---------------------
                                                         1993    1994    1995
                                                         -----  ------  ------
Cash flows from operating activities:
 Net earnings (loss).................................... $(884) $2,228  $1,575
 Adjustments to reconcile net earnings (loss) to net
  cash provided by operating activities:
  Equity in net loss (earnings) of subsidiaries and
affiliates..............................................    14  (2,325) (2,275)
  Depreciation and amortization.........................    39      90      92
  Provision for deferred income taxes...................    93    (302)    (75)
  Gains on sales of assets..............................    --      (7)    (15)
  Increase in cash surrender value......................   (77)   (119)   (138)
  Gain on disposal of FamTec A.G........................    --    (411)     --
  Change in assets and liabilities......................   392   1,055   1,037
                                                         -----  ------  ------
 Cash flows (used in) provided by operating activities..  (423)    209     201
                                                         -----  ------  ------
 Cash flows from investing activities:
  Capital expenditures..................................    (2)    (80)    (42)
  Proceeds from sales of assets.........................    --      21      42
  Dividends from subsidiaries and affiliates............   642      77      90
  Other investing activities............................    --     (28)    (32)
                                                         -----  ------  ------
 Net cash provided by (used in) investing activities....   640     (10)     58
                                                         -----  ------  ------
 Cash flows from financing activities:
  Treasury transactions, net............................    54       8     (35)
  Principal payments on long-term debt..................  (267)   (267)   (224)
                                                         -----  ------  ------
 Net cash used in financing activities..................  (213)   (259)   (259)
                                                         -----  ------  ------
 Net increase (decrease) in cash and cash equivalents...     4     (60)     --
 Cash and cash equivalents at beginning of year.........    57      61       1
                                                         -----  ------  ------
 Cash and cash equivalents at end of year............... $  61  $    1  $    1
                                                         =====  ======  ======

                                                                     Schedule II

                          SPEEDFAM INTERNATIONAL, INC.
                       VALUATION AND QUALIFYING ACCOUNTS
       FOR EACH OF THE YEARS IN THE THREE-YEAR PERIOD ENDED MAY 31, 1995
                                 (IN THOUSANDS)


                                                CHARGED TO
                                     CHARGED  OTHER ACCOUNTS   DEDUCTIONS
                         BALANCE AT TO COSTS   (TRANSLATION      (WRITE-    BALANCE
                         BEGINNING     AND      ADJUSTMENT      OFFS AND    AT END
      DESCRIPTION         OF YEAR   EXPENSE   AND RECOVERIES) ADJUSTMENTS)  OF YEAR
      -----------        ---------- --------- --------------- ------------- -------
Allowance for doubtful
accounts:
  1993..................    184         45           --             20        209
  1994..................    209          7           (7)            17        192
  1995..................    192          3            7             15        187


                                     CHARGED    CHARGED TO
                         BALANCE AT TO COSTS  OTHER ACCOUNTS   DEDUCTIONS   BALANCE
                         BEGINNING     AND     (TRANSLATION    (WRITE-OFFS  AT END
      DESCRIPTION        OF YEAR    EXPENSE    ADJUSTMENTS)   OF INVENTORY) OF YEAR
      -----------        ---------- --------- --------------- ------------- -------
Inventory obsolescence:
  1993..................    813        450            2            439        826
  1994..................    826          4           (4)           665        161
  1995..................    161        305            7            121        352


                                     CHARGED
                         BALANCE AT TO COSTS                                BALANCE
                         BEGINNING     AND      CHARGED TO     DEDUCTIONS   AT END
      DESCRIPTION          OF YEAR   EXPENSE  OTHER ACCOUNTS  FROM RESERVE  OF YEAR
      -----------        ---------- --------- --------------- ------------- -------
Warranty reserve:
  1993..................    540         39           --            419        160
  1994..................    160        420           --            100        480
  1995..................    480       (145)          --            135        200

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                            DESCRIPTION                             PAGE
 -------                           -----------                             ----
   1.1   Form of Underwriting Agreement.
   3.1   Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Registration
         Statement on Form S-1, File No. 33-95628).
   3.2   Amended Bylaws of the Registrant.
  *5.1   Opinion of Chapman and Cutler.
  10.1   Revolving Credit Agreement between the Registrant and The First
         National Bank of Chicago and Firstar Bank Milwaukee, N.A. dated
         April 15, 1996.
 *10.2   Multi-Currency and Term Loan Facility and Debenture between
         Registrant's subsidiary and The First National Bank of Chicago,
         dated June   , 1996.
  10.3   Joint Venture Agreement between the Registrant and Obara
         Corporation, dated November 14, 1970 (incorporated by reference to Exhibit 10.3 to the Registrant's Registration Statement on
         Form S-1, File No. 33-95628).
  10.4   License and Technical Service Agreement between the Registrant and SpeedFam Co., Ltd., dated November 14, 1970 (incorporated by reference to Exhibit 10.4 to the Registrant's Registration
         Statement on Form S-1, File No. 33-95628).
  10.5   Amendment to License and Technical Service Agreement between the Registrant and SpeedFam Co., Ltd., dated July 24, 1995
         (incorporated by reference to Exhibit 10.5 to the Registrant's
         Registration Statement on Form S-1, File No. 33-95628).
  10.6   Joint Venture Agreement between the Registrant and Fujimi
         Incorporated, dated September 7, 1984 (incorporated by
         reference to Exhibit 10.6 to the Registrant's Registration
         Statement on Form S-1, File No. 33-95628).
  10.7   Distributorship Agreement between the Registrant and Fujimi
         Incorporated, dated October 1, 1994 (incorporated by reference to Exhibit 10.7 to the Registrant's Registration Statement on
         Form S-1, File No. 33-95628).
  10.8   Amendment to Distributorship Agreement between the Registrant and Fujimi Incorporated, dated August 3, 1995 (incorporated by reference to Exhibit 10.8 to the Registrant's Registration
         Statement on Form S-1, File No. 33-95628).
  10.9   Registrant's 1991 Stock Option Plan ("1991 Plan") (incorporated by reference to Exhibit 10.9 to the Registrant's Registration
         Statement on Form S-1, File No. 33-95628).
  10.10  Registrant's 1995 Stock Option Plan ("1995 Plan") (incorporated by reference to Exhibit 10.10 to the Registrant's Registration
         Statement on Form S-1, File No. 33-95628).
  10.11  Registrant's 1995 Stock Purchase Plan (incorporated by reference to Exhibit 10.11 to the Registrant's Registration
         Statement on Form S-1, File No. 33-95628).
  10.12  SpeedFam Employees' Savings and Profit Sharing Plan and Trust,
         as amended and restated June 1, 1989 (incorporated by reference to Exhibit 10.12 to the Registrant's Registration Statement on
         Form S-1, File No. 33-95628).
  10.13  Employment Agreement between the Registrant and James N. Farley
         (incorporated by reference to Exhibit 10.13 to the Registrant's
         Registration Statement on Form S-1, File No. 33-95628).
  10.14  Employment Agreement between the Registrant and Makoto Kouzuma
         (incorporated by reference to Exhibit 10.14 to the Registrant's
         Registration Statement on Form S-1, File No. 33-95628).
  10.15  Employment Agreement between the Registrant and Roger K. Marach
         (incorporated by reference to Exhibit 10.15 to the Registrant's
         Registration Statement on Form S-1, File No. 33-95628).
  10.16  Employment Agreement between the Registrant's subsidiary and
         Christopher E. Augur (incorporated by reference to Exhibit
         10.16 to the Registrant's Registration Statement on Form S-1,
         File No. 33-95628).

 EXHIBIT
 NUMBER                            DESCRIPTION                             PAGE
 -------                           -----------                             ----
  10.17  Employment Agreement between the Registrant's subsidiary and
         Robert F. Smith (incorporated by reference to Exhibit 10.17 to the Registrant's Registration Statement on Form S-1,
         File No. 33-95628).
  11.1   Statement Re Computation of Per Share Earnings.
  21.1   Subsidiaries of the Registrant (incorporated by reference to
         Exhibit 21.1 to the Registrant's Registration Statement on Form
         S-1, File No. 33-95628).
 *23.1   Consent of Chapman and Cutler (included in Exhibit 5.1).
  23.2   Consent of KPMG Peat Marwick LLP.
  23.3   Consent of Neil R. Bonke, Director-elect.
  24.1   Power of Attorney.

- --------

  *To be filed by amendment.